UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

AL INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	90-0890517
(State or other jurisdiction of incorporation or organization)	(I.RS. Employer Identification No.)
2400 Boswell Road, Chula Vista, CA 91914
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code     (619) 934-3980

Securities to be registered pursuant to Section 12(b) of the Act: None

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.001
(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

AL INTERNATIONAL, INC.

FORM 10

For the Year ended December 31, 2011
And the Nine months ended September 30, 2012

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This report contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and is subject to the safe harbor created by those sections.  We intend to identify forward-looking statements in this report by using words such as “believes,” “intends,” “expects,” “may,” “will,” “should,” “plan,” “projected,” “contemplates,” “anticipates,” “estimates,” “predicts,” “potential,” “continue,” or similar terminology. These statements are based on our beliefs as well as assumptions we made using information currently available to us. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties, and assumptions. Actual future results may differ significantly from the results discussed in the forward-looking statements. These risks include changes in demand for our products, changes in the level of operating expenses, our ability to expand our network of customers, changes in general economic conditions that impact consumer behavior and spending, product supply, the availability, amount, and cost of capital to us and our use of such capital, and other risks discussed in this report.  Additional risks that may affect our performance are discussed below under “Risk Factors Associated with Our Business.”

PART 1

ITEM 1.  DESCRIPTION OF BUSINESS

Unless otherwise noted, the terms “we,” “our,” “us,” “Company” “Youngevity®” and “AL International” refer to AL International, Inc. and its subsidiaries. AL International is a holding company, with substantially all of its assets consisting of the capital stock of its wholly-owned subsidiaries, Youngevity® and CLR Roasters LLC.

Overview and Description of Business

On July 11, 2011, AL Global Corporation (“AL Global”), a privately held California corporation, merged with and into a wholly-owned subsidiary of Javalution Coffee Company, a publicly traded Florida corporation (“Javalution”). After the merger, Javalution reincorporated in Delaware and changed its name to AL International Inc.  AL International operates as Youngevity® Essential Life Sciences and Drinkact.com in the direct selling channel.  In connection with our merger, CLR Roasters, LLC (“CLR Roasters”), the wholly owned subsidiary of Javalution continued to be a wholly owned subsidiary of the Company.  CLR Roasters operates a traditional coffee roasting business, and through the merger we were provided access to additional distributors, as well as added the JavaFit® product line to our network of direct marketers.

We are a Delaware corporation that operates through the following domestic wholly-owned subsidiaries: AL Global Corporation, which operates our two direct selling networks, Youngevity® and Drinkact.com; CLR Roasters, LLC, our commercial coffee business.  In addition, Financial Destinations, Inc., FDI Management, Inc., and MoneyTrax, LLC; (collectively “FDI”) and the wholly-owned foreign subsidiaries Youngevity Australia Pty. Ltd. and Youngevity NZ, Ltd.  make up of our direct selling operation. The Company also consolidated AL Corporation Holding Pte. Ltd. and DrinkAct Southeast Asia, Inc. (collectively “DrinkACT SEA”), which are non-controlled variable interest entities which are consolidated for financial accounting reporting purposes.  AL Global Corporation which does business under the assumed name of Youngevity® Essential Life Sciences was originally formed in the State of California under the name Wellness Lifestyles, Inc. in 1996.

We operate in two segments: the direct sales segment where products are offered through a global distribution network of preferred customers and distributors and the commercial coffee segment where products are sold directly to businesses.  During the nine months ended September 30, 2012, we derived approximately 90% of our revenue from our direct sales and approximately 10% of our revenue from our commercial coffee sales.

Direct Sales Segment - In the direct sales segment we sell health and wellness products on a global basis and offer a wide range of products through an international direct selling network.  Our direct sales are made through our network, which is a web-based global network of customers and distributors.  Our multiple independent sales forces sell a variety of products to an array of customers, through friend-to-friend marketing and social networking.  Our direct sales products are sold through Youngevity® Essential Life Sciences and Drinkact.com networks.  Initially, our focus was solely on the sale of products in the health, beauty and home care market through our marketing network; however, we have since expanded our selling efforts to include a variety of other products in other markets. The Company's Youngevity® Essential Life Sciences division, founded in 1997 by Dr. Joel Wallach, BS, DVM, ND and Dr. Ma Lan, MS, MD, offers through our direct selling network more than 400 products to support a healthy lifestyle.  Drinkact.com was acquired in 2007 and is focused upon the delivery of nutritional and healthy energy drink and diet programs. Our product offerings include:

• Nutritional products • Sports and energy drinks • Health and wellness-related services • Lifestyle products (spa, bath, garden and pets)	• Gourmet coffee • Skincare and cosmetics • Weight loss • Pharmacy discount cards

Through a series of recent acquisitions of other direct selling companies and their product lines, we have substantially expanded our distributor base by uniting the companies that we have acquired under our web-based independent distributor network, as well as providing our distributors with additional new products to add to their product offerings. In July 2012, we acquired certain assets of Livinity, Inc., a developer and distributor of nutritional products through a network of distributors. In April 2012, we acquired certain assets of GLIE, LLC, a developer and distributor of nutritional supplements, including vitamins and mineral supplements.  In October 2011, we acquired all of the equity of Financial Destination, Inc. (“FDI”), a seller of financial and health and wellness-related services and FDI became our wholly owned subsidiary. In August 2011, we acquired the distributor base and product line of Adaptogenix International, a Salt Lake City based direct seller of botanical derived products, including a health line, wellness beverages and energy drinks.  In July 2011, we acquired the distributors and product line of R-Garden, Inc., (“R-Garden”) a Washington State based designer of nutritional supplements, including vitamin, mineral and unique plant enzyme supplements.  In September 2012, we modified the terms of the agreement with R-Garden, transferring the ownership of the products to R-Garden in exchange for forgiveness of the contingent acquisition debt.  In June 2011, we acquired the distributor base and product line of Bellamora, a Tampa, Florida- based marketer of skin care products. In September 2010, the Company acquired the distributor base and product line of Preferred Price Plus, Inc., a direct seller of health supplement products. In June 2010, we acquired the distributor base and product line of MLM Holdings, Inc., a direct seller of health brand supplements and facial products.

Coffee Segment - We engage in the commercial sale of one of our products, our coffee.  We own a traditional coffee roasting business that produces coffee under its own Café La Rica brand, as well as under a variety of private labels through major national sales outlets and to major customers including cruise lines and office coffee service operators, as well as through our distributor network.  Our coffee manufacturing division, CLR Roasters, was established in 2003 and is a wholly owned subsidiary. CLR Roasters produces and markets a unique line of coffees with health benefits under the JavaFit® brand which is sold directly to consumers.

The Company is currently listed for quotation on the Over-the-Counter Pink Sheets (“OTC PINK”) under the symbol PINK.JCOF.

Emerging Growth Company

    We are an emerging growth company under the JOBS Act. We shall continue to be deemed an emerging growth company until the earliest of:

    (a) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more;
    (b) the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the issuer pursuant to an effective registration statement;
    (c) the date on which we have issued more than $1 billion in non-convertible debt, during the previous 3-year period, issued; or
    (d) the date on which we are deemed to be a large accelerated filer.

    As an emerging growth company we will be subject to reduced public company reporting requirements.   As an emerging growth company we are exempt from Section 404(b) of Sarbanes Oxley. Section 404(a) requires issuers to publish information in their annual reports concerning the scope and adequacy of the internal control structure and procedures for financial reporting. This statement shall also assess the effectiveness of such internal controls and procedures. Section 404(b) requires that the registered accounting firm shall, in the same report, attest to and report on the assessment on the effectiveness of the internal control structure and procedures for financial reporting.

    As an emerging growth company we are also exempt from Section 14A (a) and (b) of the Securities Exchange Act of 1934 which require the shareholder approval of executive compensation and golden parachutes.

    We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the Jobs Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

Products

Direct Sales Segment - Youngevity®, Drinkact.com

Through Youngevity® Essential Life Sciences, we offer more than 400 products to support a healthy lifestyle. All of these products, which are sold through our direct selling network, can be categorized into eight sub-product lines. (Nutritional Supplements, Sports and Energy Drinks, Health and Wellness, Weight Loss, Gourmet Coffee, Skincare and Cosmetics, Lifestyle Services, and Pharmacy Discount Cards).

Our flagship Nutritional Supplements include our Healthy Start Pak™, which includes Beyond Tangy Tangerine® (a multivitamin/mineral/amino acid supplement), EFA Plus™ (an essential fatty acid supplement), and Osteo-fx Plus™ (a bone and joint health supplement); and Healthy Chocolates (dark chocolate blended with various nutrients to support health).

Our Sports and Energy Drinks include Rebound FX™, formulated for quick, sustained energy and endorsed by former All Star Basketball player Theo Ratliff. Our flagship Weight Management product is called the Slender FX™ Weight Management System, consisting of a meal replacement shake plus supplements to support healthy weight loss. Our Gourmet Coffee includes JavaFit®, a line of gourmet coffees blended with nutrients to support various health aspects. Our Personal Care products include Youngevity® Mineral Makeup™ and Youngevity® Botanical Spa™, Ancient Legacy™ Essential Oils, and Isola Luce™ Palm Oil Candles. Our Home and Garden products include Arthrydex™, a joint health supplement for pets; Hydrowash™, an environmentally safe cleaner; and Bloomin Minerals™, a line of plant and soil revitalizers.

  Financial Destination, Inc. (“FDI”) and its related entities FDI Management, Inc. and MoneyTrax, LLC were acquired by AL International in October 2011. FDI is a nationwide direct marketer of financial, and health and wellness-related products and services.  FDI’s distributors sells our other products such as our Youngevity® and JavaFit® products, and existing distributors of Youngevity® and JavaFit® products also sell our FDI financial benefits, including discounts on pharmacy purchases.

Coffee Segment - CLR Roasters

Our coffee line initially began in 2003 with the formation of Javalution.  Javalution, through its JavaFit Brand, develops products in the relatively new category of fortified coffee.  JavaFit fortified coffee is a blend of roasted ground coffee and various nutrients and supplements.  Our JavaFit line of coffee is only sold through our direct selling network. Our wholly owned subsidiary, CLR Roasters produces coffee under its own brands, as well as under a variety of private labels through major national retailers, various office coffee and convenience store distributors, to wellness and retirement centers, to a number of cruise lines and cruise line distributors, and direct to the consumer through sales of the JavaFit Brand to our direct selling division.

In addition, CLR Roasters produces coffee under several company owned brands including: Café La Rica, Café Alma, Josie’s Java House, Javalution Urban Grind, Javalution Daily Grind, and Javalution Royal Roast.  These brands are sold to various internet and traditional brick and mortar retailers including Wal-Mart, Winn-Dixie, Jetro, American Grocers, Publix, Home Goods, Marshalls and TJ Maxx.

Our products offered by CLR Roasters include:

•	100% Colombian Premium Blend;
•	House Blend;
•	Dark Roast;
•	Donut Shop;
•	Flavored Coffees;
•	Espresso;
•	Italian Espresso;
•	Decaffeinated Coffee;
•	Half Caff Espresso;
•	Organic Coffees; and
•	Select Water Decaffeinated.

The following table summarizes our percentage of sales by segment for the nine months ended September 30, 2012 and 2011 and the years ended December 31, 2012 and 2010.

	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010
Segment
Direct sales	90%	96%	93%	100%
Commercial coffee	10%	4%	7%	0%

The approximate percentages of total product sales represented by our top-selling products are:

	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010
Product
Beyond Tangy Tangerine®	18%	8%	7%	5%
Healthy Start Pack™	9%	7%	6%	n/a
Osteo FX Plus™	4%	4%	4%	5%
Ultimate Classic®	2%	3%	3%	4%

Distribution

Direct Sales Segment - We presently sell products in 68 countries and territories, including all 50 states in the U.S., with operations the U.S. and New Zealand.  For the nine months ended September 30, 2012, approximately 9% of sales were shipped to destinations outside the U.S.  We primarily sell our products to the ultimate consumer through the direct selling channel. In our case, sales of our products are made to the ultimate consumer principally through direct selling by approximately 70,000 independent distributors, which we refer to as “distributors”. Each distributor is required to pay a one-time enrollment fee of up to ten dollars ($10.00), prior to commencing services for us as a distributor. Upon receipt of the fee, we provide an enrollment kit that consists of forms, policy and procedures, selling aids, and access to a personal website. Distributors are independent contractors and not our employees. Distributors earn a profit by purchasing products directly from us at a discount from a published brochure price and selling them to their customers, the ultimate consumer of our products. We generally have no arrangements with end users of our products beyond the distributors, except as described below. No single distributor accounts for more than 1% of our net sales.

A distributor contacts customers directly, selling primarily through our online or printed brochures, which highlight new products and special promotions for each of our sales campaigns.  In this sense, the distributor, together with the brochure, is the “store” through which our products are sold. A brochure introducing new sales campaigns are frequently produced and our websites and social networking activity takes place on a continuous basis.  Generally, distributors and customer’s forward orders using the internet, mail, telephone, or fax and payments are processed via credit card at the time an order is placed.  Orders are processed and the products are assembled at our distribution center in Chula Vista, California and delivered to distributors and customers through a variety of local and national delivery companies.

We employ certain web enabled systems to increase distributor support, which allow a distributor to run her or his business more efficiently and also allow us to improve our order-processing accuracy.  In many countries, distributors can utilize the internet to manage their business electronically, including order submission, order tracking, payment and two-way communications. In addition, distributors can further build their own business through personalized web pages provided by us, enabling them to sell a complete line of our products online. Self-paced online training also is available in certain markets, as well as up-to-the-minute news, about us.

In the U.S. and selected other markets, we also market our products through the following consumer websites:

•	www.youngevity.com;
•	www.drinkact.com;
•	www.90forlife.com
•	www.myjavafit.com;
•	www.javafitbuilder.com;
•	www.javafitgivesback.com;
•	www.alintjcof.com;
•	www.cafelarica.com;
• •	www.financialdestination.com; www.fdidvd.com;
•	www.YoungevityOnline.com; and
•	www.DrinkACTWeb.com.

The information on our websites is not incorporated by reference into this Registration Statement.

The recruiting or appointing and training of distributors are the primary responsibilities of key independent sales leaders supported by the Company’s marketing staff. Those who are employees are paid a salary while, those who are independent contractors are rewarded primarily based on total sales achieved. Personal contacts, including recommendations from current distributors, and local market advertising constitute the primary means of obtaining new distributors and customers. Distributors known as Sales Leaders also have the opportunity to earn bonuses based on the net sales made by distributors they have recruited and trained in addition to discounts earned on their own sales of our products. This program can be unlimited based on the level achieved accordance with the compensation plan that can change from time to time at the discretion of the Company. The primary responsibilities of Sales Leaders are the prospecting, appointing, training and development of their down-line distributors while maintaining a certain level of their own sales.

Coffee Segment – The coffee segment is operated by AL International’s wholly owned subsidiary CLR Roasters.  The segment operates a coffee roasting plant and distribution facility located in Miami, Florida.  The 25,000 square foot plant contains two commercial grade roasters and four commercial grade grinders capable of roasting 10 million pounds of coffee annually.  The plant contains a variety of packaging equipment capable of producing 2 ounce fractional packs, vacuum sealed brick packaging for espresso, various bag packaging configurations ranging from 8 ounces up to a 5 pound bag package, as well as Super Sack packaging that holds bulk coffee up to 1100 pounds.

The versatility of the plant supports a diverse customer base.  The coffee segment is a large supplier to the hospitality market with a great focus on serving the cruise line industry.  A major revenue producing area is the private label market where the company produces coffee for various retailer owned private brands.  The segment supplies coffee and equipment to retirement communities, services the office coffee service segment, and markets through distributors to the convenient store market; CLR Roasters also markets its own brands of coffee to various retailers.  Company owned brands that are currently on retail shelves are Café La Rica, Josie’s Java House, and the Javalution stable of brands.

Seasonality and Back Orders

Our business in both the direct selling and coffee segment can experience weaker sales during the summer months, however, recent experience has not been material to our operation results.  We have not experienced significant back orders.

Promotion and Marketing

Direct Selling Segment - Sales promotion and sales development activities are directed at assisting distributors through sales aids such as brochures, product samples and demonstration products. In order to support the efforts of distributors to reach new customers, specially designed sales aids, promotional pieces, customer flyers, television and print advertising are used. In addition, we seek to motivate our distributors through the use of special incentive programs that reward superior sales performance. Periodic sales meetings with our independent distributors are conducted by the Company’s marketing staff. The meetings are designed to keep distributors abreast of product line changes, explain sales techniques and provide recognition for sales performance.

A number of merchandising techniques are used, including the introduction of new products, the use of combination offers, the use of trial sizes and samples, and the promotion of products packaged as gift items. In general, for each sales campaign, a distinctive brochure is published, in which new products are introduced and selected items are offered as special promotions or are given particular prominence in the brochure. A key current priority for our merchandising is to continue the use of pricing and promotional models to enable a deeper, fact-based understanding of the role and impact of pricing within our product portfolio.

Coffee Segment – Sales promotion and sales development primarily takes place via CLR Roasters in-house team, however, the Company utilizes commission only outside manufacturer’s representatives for a number of specialty accounts.  CLR Roasters works diligently to be sure that the Company is invited to participate in the request for proposal (“RFP”) process that comes up each year on major coffee contracts.  CLR Roasters in-house sales team consists of 5 people that devote the majority of their time to obtaining new business.  CLR has established a direct store distribution (“DSD”) route that it utilizes to market, promote and ship its Company owned Café La Rica and Josie’s Java House brands.  Various promotion strategies and advertisements in retail circulars are utilized to support the brands being marketed through DSD.

Suppliers

Direct Selling Segment - We purchase raw materials from numerous domestic and international suppliers. Other than the coffee products produced through CLR Roasters, all of our products are manufactured by independent suppliers. To achieve certain economies of scale, best pricing and uniform quality, we rely primarily on a few principal suppliers, namely: WVNP, Inc., a related party, Pacific Nutritional, Inc., Pharmachem Laboratories, Inc., Nutritional Engineering, Inc., and Summit Lake Labs, LLC.

Sufficient raw materials were available during the nine months ended September 30, 2012 and we believe they will continue to be. We monitor the financial condition of certain suppliers, their ability to supply our needs, and the market conditions for these raw materials. We believe we will be able to negotiate similar market terms with alternative suppliers if needed.

Coffee Segment - The Company sources green coffee from various countries in Central and South America.  When CLR Roasters obtains a large contract from its customers to supply coffee it contacts its green coffee suppliers and locks in a price for the identical time period and the identical quantity required by CLR Roasters to supply coffee to its customers.  This protects CLR Roasters and its customers from price fluctuations that take place in the commodities market.

The Company purchases its inventory from multiple third-party suppliers at competitive prices.  For the year ended December 31, 2011, the Company made purchases from two vendors that indivudally comprised more than 10% of total purchases and in aggregate approximated 21% of total purchases.  For the year ended December 31, 2010, the Company made purchases from two vendors that individually comprised more than 10% of total purchases and in aggregate approximated 53% of total purchases.  For the three and nine months ended September 30, 2012, the Company made purchases from four vendors that individually comprised more than 10% of total purchases and in aggregate approximated 55% and 61% of total purchases, respectively.  For the three and nine months ended September 30, 2011, the Company made purchases from three vendors that individually comprised more than 10% of total purchases and in aggregate approximated 50% and 48% of total purchases, respectively.  The Company does not believe it is substantially dependent upon nor exposed to any significant concentration risk related to purchases from any single vendor, given the availability of alternative sources from which the Company may purchase inventory.

Intellectual Property

We have developed and we use registered trademarks in our business, particularly relating to our corporate and product names. We own 14 trademarks that are registered with the U.S. Patent and Trademark Office and 2 in Canada with the Canadian Intellectual Property Office. Registration of a trademark enables the registered owner of the mark to bar the unauthorized use of the registered trademark in connection with a similar product in the same channels of trade by any third-party in the respective country of registration, regardless of whether the registered owner has ever used the trademark in the area where the unauthorized use occurs.

We also claim ownership and protection of certain product names, unregistered trademarks, and service marks under common law. Common law trademark rights do not provide the same level of protection that is afforded by the registration of a trademark. In addition, common law trademark rights are limited to the geographic area in which the trademark is actually used. We believe these trademarks, whether registered or claimed under common law, constitute valuable assets, adding to recognition of our brands and the effective marketing of our products. Trademark registration once obtained is essentially perpetual, subject to the payment of a renewal fee. We therefore believe that these proprietary rights have been and will continue to be important in enabling us to compete.

We own certain intellectual property, including trade secrets that we seek to protect, in part, through confidentiality agreements with employees and other parties. Most of our products are not protected by patents and therefore such agreements are often our only form of protection.  Even where these agreements exist, there can be no assurance that these agreements will not be breached, that we will have adequate remedies for any breach, or that our trade secrets will not otherwise become known to or independently developed by competitors. Our proprietary product formulations are generally considered trade secrets, but are not otherwise protected under intellectual property laws.

We intend to protect our legal rights concerning intellectual property by all appropriate legal action. Consequently, we may become involved from time to time in litigation to determine the enforceability, scope, and validity of any of the foregoing proprietary rights. Any patent litigation could result in substantial cost and divert the efforts of management and technical personnel.

Industry Overview

We are engaged in two industries, the direct selling industry and the sale of coffee industry.

Direct Selling Industry

Direct sales are a business-distribution model that allows a company to market its products directly to consumers by means of independent contractors and relationship referrals.  Independent, unsalaried salespeople, referred to as distributors, represent the company and are awarded a commission based upon the volume of product sold through each of their independent business operations.

According to an Opus Group Research report dated February 21, 2012, direct sales is rapidly becoming the most successful commercialization of social networking.  With more and more retail sales migrating either to the internet or large shopping malls – a prime locale for individually owned and operated kiosks – as well as the globalization of brand names, direct sales has been one of the few bright spots of retail growth in an otherwise moribund consumer sector.

Retailers may be noticing the success of the Direct Selling Industry as noted in the January 9, 2012 news article by Direct Selling  News which pointed out that the industry was facing new competition via e-commerce from online retailers.  The article pointed out that the expansion of e-commerce has changed the selling landscape. It is estimated that e-commerce will top $300 billion in revenues in the United States alone in 2012. Market share is shifting from traditional forms of commerce such as retail stores to more online forms that challenge everyone engaged in the marketing of a product or service including direct sellers.  It is apparent that the companies within the Direct Selling Industry will need to better integrate their selling processes with the capabilities evident in the online retailing space.  Those that do not focus on the e-commerce opportunities will have trouble competing effectively with online retailers.  More and more traditional retailers are moving into the e-commerce space which will provide even greater competition to the Direct Selling Industry.

Coffee Business Industry

Over the last decade, the U.S. retail coffee market has seen explosive growth.  As reported in New York based, National Coffee Association’s (“NCA”) 2011 Coffee Trends Study, sales continue to show robust expansion even during the current consumer recession.  NCA’s 2011 Coffee Trends Study revealed the following:

•	In 2011, 40% of 18-24 year olds reported that they drink coffee every day, up from 31% in 2010, and 54% of 25-39 year olds reported that they drink coffee daily, up from 44% in 2010;

•	Gourmet and specialty coffee continues to be a significant portion (37%) of total coffee consumed;

•	86% of coffee consumers reported that they purchase coffee for home consumption; and

•	25% of all coffee consumers drink a gourmet or specialty coffee at least once a day.

Competition

Direct Selling Segment – The diet fitness and health food industries, as well as the food and drink industries in general, are highly competitive, rapidly evolving and subject to constant change.  The number of competitors in the overall diet, fitness, health food, and nutraceutical industries is virtually endless.  We believe that existing industry competitors are likely to continue to expand their product offerings. Moreover, because there are few, if any, substantial barriers to entry, we expect that new competitors are likely to enter the “functional foods” and nutraceutical markets and attempt to market “functional food” or nutraceutical coffee products similar to our products, which would result in greater competition.  We cannot be certain that we will be able to compete successfully in this extremely competitive market.

We face competition from competing products in each of our lines of business, in both the domestic and international markets. Worldwide, we compete against products sold to consumers by other direct selling and direct-sales companies and through the Internet, and against products sold through the mass market and prestige retail channels. We also face increasing competition in our developing and emerging markets.

Within the direct selling channel, we compete on a regional and often country-by-country basis, with our direct selling competitors. There are also a number of direct selling companies that sell product lines similar to ours, some of which also have worldwide operations and compete with us globally. We compete against large and well-known companies that manufacture and sell broad product lines through various types of retail establishments such as General Foods and Nestle. In addition, we compete against many other companies that manufacture and sell in narrower product lines sold through retail establishments. This industry is highly competitive, and some of our principal competitors in the industry are larger than we are and have greater resources than we do. Competitive activities on their part could cause our sales to suffer. We have many competitors in the highly competitive energy drink, skin care and cosmetic, coffee, pet line and pharmacy card industries globally, including retail establishments, principally department stores, and specialty retailers, and direct-mail companies specializing in these products. Our largest direct sales competitors are Herbalife, Amway, USANA, and Blythe Capital.  In the energy drink market we compete with companies such as Red Bull, Gatorade and Rock Star.  Our beauty, skin care and cosmetic products compete with Avon and Bare Escentuals.  From time to time, we need to reduce the prices for some of our products to respond to competitive and customer pressures or to maintain our position in the marketplace. Such pressures also may restrict our ability to increase prices in response to raw material and other cost increases. Any reduction in prices as a result of competitive pressures, or any failure to increase prices when raw material costs increase, would harm profit margins and, if our sales volumes fail to grow sufficiently to offset any reduction in margins, our results of operations would suffer.

We are also subject to significant competition from other network marketing organizations for the time, attention, and commitment of new and existing distributors. Our ability to remain competitive depends, in significant part, on our success in recruiting and retaining distributors. There can be no assurance that our programs for recruiting and retaining distributors will be successful. The pool of individuals who may be interested in network marketing is limited in each market and it is reduced to the extent other network marketing companies successfully recruit these individuals into their businesses. Although we believe we offer an attractive opportunity for distributors, there can be no assurance that other network marketing companies will not be able to recruit our existing distributors or deplete the pool of potential distributors in a given market.

Coffee Segment – With respect to our coffee products, we compete not only with other widely advertised branded products, but also with private label or generic products that generally are sold at lower prices. Consumers’ willingness to purchase our products will depend upon our ability to maintain consumer confidence that our products are of a higher quality and provide greater value than less expensive alternatives. If the difference in quality between our brands and private label products narrows, or if there is a perception of such a narrowing, then consumers may choose not to buy our products at prices that are profitable for us. If we do not succeed in effectively differentiating ourselves from our competitors in specialty coffee, including by developing and maintaining our brands, or our competitors adopt our strategies, then our competitive position may be weakened and our sales of specialty coffee, and accordingly our profitability, may be materially adversely affected.

Government Regulations

The processing, formulation, manufacturing, packaging, labeling, advertising, and distribution of our products are subject to federal laws and regulation by one or more federal agencies, including the FDA, the FTC, the Consumer Product Safety Commission, the U.S. Department of Agriculture, and the Environmental Protection Agency. These activities are also regulated by various state, local, and international laws and agencies of the states and localities in which our products are sold. Government regulations may prevent or delay the introduction or require the reformulation, of our products, which could result in lost revenues and increased costs to us. For instance, the FDA regulates, among other things, the composition, safety, labeling, and marketing of dietary supplements (including vitamins, minerals, herbs, and other dietary ingredients for human use). The FDA may not accept the evidence of safety for any new dietary ingredient that we may wish to market, may determine that a particular dietary supplement or ingredient presents an unacceptable health risk, and may determine that a particular claim or statement of nutritional value that we use to support the marketing of a dietary supplement is an impermissible drug claim, is not substantiated, or is an unauthorized version of a “health claim.” Any of these actions could prevent us from marketing particular dietary supplement products or making certain claims or statements of nutritional support for them. The FDA could also require us to remove a particular product from the market. Any future recall or removal would result in additional costs to us, including lost revenues from any additional products that we are required to remove from the market, any of which could be material. Any product recalls or removals could also lead to liability, substantial costs, and reduced growth prospects. With respect to FTC matters, if the FTC has reason to believe the law is being violated (e.g. failure to possess adequate substantiation for product claims), it can initiate an enforcement action. The FTC has a variety of processes and remedies available to it for enforcement, both administratively and judicially, including compulsory process authority, cease and desist orders, and injunctions. FTC enforcement could result in orders requiring, among other things, limits on advertising, consumer redress, divestiture of assets, rescission of contracts, or such other relief as may be deemed necessary. Violation of these orders could result in substantial financial or other penalties. Any action against us by the FTC could materially and adversely affect our ability to successfully market our products.

Additional or more stringent regulations of dietary supplements and other products have been considered from time to time. These developments could require reformulation of some products to meet new standards, recalls or discontinuance of some products not able to be reformulated, additional record-keeping requirements, increased documentation of the properties of some products, additional or different labeling, additional scientific substantiation, adverse event reporting, or other new requirements. Any of these developments could increase our costs significantly. For example, the Dietary Supplement and Nonprescription Drug Consumer Protection Act (S3546), which was passed by Congress in December 2006, imposes significant regulatory requirements on dietary supplements including reporting of “serious adverse events” to FDA and recordkeeping requirements. This legislation could raise our costs and negatively impact our business. In June 2007, the FDA adopted final regulations on GMPs in manufacturing, packaging, or holding dietary ingredients and dietary supplements, which apply to the products we manufacture and sell. These regulations require dietary supplements to be prepared, packaged, and held in compliance with certain rules. These regulations could raise our costs and negatively impact our business. Additionally, our third-party suppliers or vendors may not be able to comply with these rules without incurring substantial expenses. If our third-party suppliers or vendors are not able to timely comply with these new rules, we may experience increased cost or delays in obtaining certain raw materials and third-party products. Also, the FDA has announced that it plans to publish guidance governing the notification of new dietary ingredients. Although FDA guidance is not mandatory, it is a strong indication of the FDA’s current views on the topic discussed in the guidance, including its position on enforcement.

In addition, there are an increasing number of laws and regulations being promulgated by the U.S. government, governments of individual states and governments overseas that pertain to the Internet and doing business online. In addition, a number of legislative and regulatory proposals are under consideration by federal, state, local, and foreign governments and agencies. Laws or regulations have been or may be adopted with respect to the Internet relating to:

●	liability for information retrieved from or transmitted over the Internet;
●	online content regulation;
●	commercial e-mail;
●	visitor privacy; and
●	taxation and quality of products and services.

    Moreover, the applicability to the Internet of existing laws governing issues such as:

●	intellectual property ownership and infringement;
●	consumer protection;
●	obscenity;
●	defamation;
●	employment and labor;
●	the protection of minors;
●	health information; and
●	personal privacy and the use of personally identifiable information.

    This area is uncertain and developing. Any new legislation or regulation or the application or interpretation of existing laws may have an adverse effect on our business. Even if our activities are not restricted by any new legislation, the cost of compliance may become burdensome, especially as different jurisdictions adopt different approaches to regulation.

We are also subject to laws and regulations, both in the U.S. and internationally, that are directed at ensuring that product sales are made to consumers of the products and that compensation, recognition, and advancement within the marketing organization are based on the sale of products rather than on investment in the sponsoring company. These laws and regulations are generally intended to prevent fraudulent or deceptive schemes, often referred to as “pyramid” schemes, which compensate participants for recruiting additional participants irrespective of product sales, use high pressure recruiting methods and or do not involve legitimate products. Complying with these rules and regulations can be difficult and requires the devotion of significant resources on our part.

Management Information, Internet and Telecommunication Systems

The ability to efficiently manage distribution, compensation, inventory control, and communication functions through the use of sophisticated and dependable information processing systems is critical to our success.

We continue to upgrade systems and introduce new technologies to facilitate our continued growth and support of independent distributor activities. These systems include: (1) an internal network server that manages user accounts, print and file sharing, firewall management, and wide area network connectivity; (2) a Microsoft SQL database server to manage sensitive transactional data, corporate accounting and sales information; (3) a centralized host computer supporting our customized order processing, fulfillment, and independent distributor management software; (4) a standardized telecommunication switch and system; (5) a hosted independent distributor website system designed specifically for network marketing and direct sales companies; and (6) procedures to perform daily and weekly backups with both onsite and offsite storage of backups.

Our technology systems provide key financial and operating data for management, timely and accurate product ordering, commission payment processing, inventory management and detailed independent distributor records. Additionally, these systems deliver real-time business management, reporting and communications tools to assist in retaining and developing our sales leaders and independent distributors. We intend to continue to invest in our technology systems in order to strengthen our operating platform.

Product Returns

Our return policy in the direct selling segment provides that customers and distributors may return to us any products purchased within 30 days of their initial order for a full refund. Product damaged during shipment is replaced. Product returns as a percentage of our net sales have ranged from 0.9% to 2.4% of our monthly net sales over the last three years. Commercial coffee segment sales are only returnable if defective.

Employees

As of February 1, 2013, we have 118 total employees, of which 115 are full-time employees.  We believe that our current personnel are capable of meeting our operating requirements in the near term.  We expect that as our business grows we may hire additional personnel to handle the increased demands on our operations and to handle some of the services that are currently being outsourced, such as brand management and sales efforts.

Our Corporate Headquarters

Our corporate headquarters are located at 2400 Boswell Road, Chula Vista, California 91914.  This is also the location of the Company’s operations and distribution center. The facility consists of a 59,000 square foot Class A single use building that is comprised 40% of office space and the balance is used for distribution.

    Our telephone number is (619) 934-3980 and our facsimile number is (619) 934-3205.

Roasting, distribution and operations for our CLR Roasters division are handled in our Miami, Florida based facility, which consists of 25,000 square feet of which 10% is office space.  We also have a marketing office located in Windham, New Hampshire, which consists of 12,750 square feet of office space.

ITEM 1A.  Risk Factors

An investment in our common stock involves a high degree of risk.  You should carefully consider the risks described below and the other information contained in this registration statement before deciding to invest in our common stock.  You should only purchase our securities if you can afford to suffer the loss of your entire investment.

RISKS RELATED TO OUR BUSINESS

Risks related to our Business

Because we have recently acquired a large number of related businesses, it is difficult to predict if we will continue to generate our current level of revenue.

Until recently, our business was comprised solely of the direct sale of Youngevity® health products.  During 2011 and 2012, we completed 7 business acquisitions, increasing our product line by approximately 185 products.  It is too early to predict whether consumers will accept, and continue to use on a regular basis, the products generated from these new acquisitions  since we have had very limited recent operating history as a combined entity and the impact of all of the acquisitions is difficult to assess. Therefore, our ability to generate revenue is uncertain and there can be no assurance that we will be able to generate significant revenue or be profitable.

Our business is difficult to evaluate because we have recently expanded our product offering and customer base.

The Company has recently expanded its operations, engaging in the sale of new products through new distributors. There is a risk that we will be unable to successfully integrate the newly acquired businesses with our current management and structure.  Although we are based in California, several of the businesses we acquired are based in other places such as Washington, Utah and Florida, making the integration of our newly acquired businesses difficult. Our estimates of capital, personnel and equipment required for our newly acquired businesses are based on the historical experience of management and businesses they are familiar with. Our management has limited direct experience in operating a business of our current size as well as one that is publicly traded.

Our ability to generate profit will be impacted by payments we are required to make under the terms of our acquisition agreements, the extent of which is uncertain.

Since many of our acquisition agreements have no limit as to future consideration owed under the agreements, we could be obligated to make payments that exceed expectations. Many of our acquisition agreements require us to make future payments to the sellers based upon a percentage of sales of products by certain agents, with no maximum payment amount.   The carrying value of the contingent acquisition debt, which requires remeasurement each reporting period, is based on our estimates of future sales.  Profits could be adversely impacted in future periods if adjustment of the carrying value of the contingent acquisition debt is required.

We may have difficulty managing our future growth.

Since we initiated our network marketing sales channel in fiscal 1997, our business has grown significantly. This growth has placed substantial strain on our management, operational, financial and other resources. If we are able to continue to expand our operations, we may experience periods of rapid growth, including increased resource requirements. Any such growth could place increased strain on our management, operational, financial and other resources, and we may need to train, motivate, and manage employees, as well as attract management, sales, finance and accounting, international, technical, and other professionals. Any failure to expand these areas and implement appropriate procedures and controls in an efficient manner and at a pace consistent with our business objectives could have a material adverse effect on our business and results of operations.  In addition, the financing for any of future acquisitions could dilute the interests of our stockholders; resulting in an increase in our indebtedness or both. Future acquisitions may entail numerous risks, including:

•	difficulties in assimilating acquired operations or products, including the loss of key employees from acquired businesses and disruption to our direct selling channel;
•	diversion of management's attention from our core business;
•	adverse effects on existing business relationships with suppliers and customers; and
•	risks of entering markets in which we have limited or no prior experience.

Our failure to successfully complete the integration of any acquired business could have a material adverse effect on our business, financial condition, and operating results. In addition, there can be no assurance that we will be able to identify suitable acquisition candidates or consummate acquisitions on favorable terms

Our business is subject to strict government regulations.

The processing, formulation, manufacturing, packaging, labeling, advertising, and distribution of our products are subject to federal laws and regulation by one or more federal agencies, including the FDA, the FTC, the Consumer Product Safety Commission, the U.S. Department of Agriculture, and the Environmental Protection Agency. These activities are also regulated by various state, local, and international laws and agencies of the states and localities in which our products are sold. Government regulations may prevent or delay the introduction, or require the reformulation, of our products, which could result in lost revenues and increased costs to us. For instance, the FDA regulates, among other things, the composition, safety, labeling, and marketing of dietary supplements (including vitamins, minerals, herbs, and other dietary ingredients for human use). The FDA may not accept the evidence of safety for any new dietary ingredient that we may wish to market, may determine that a particular dietary supplement or ingredient presents an unacceptable health risk, and may determine that a particular claim or statement of nutritional value that we use to support the marketing of a dietary supplement is an impermissible drug claim, is not substantiated, or is an unauthorized version of a “health claim.” Any of these actions could prevent us from marketing particular dietary supplement products or making certain claims or statements of nutritional support for them. The FDA could also require us to remove a particular product from the market. Any future recall or removal would result in additional costs to us, including lost revenues from any additional products that we are required to remove from the market, any of which could be material. Any product recalls or removals could also lead to liability, substantial costs, and reduced growth prospects. With respect to FTC matters, if the FTC has reason to believe the law is being violated (e.g. failure to possess adequate substantiation for product claims), it can initiate an enforcement action. The FTC has a variety of processes and remedies available to it for enforcement, both administratively and judicially, including compulsory process authority, cease and desist orders, and injunctions. FTC enforcement could result in orders requiring, among other things, limits on advertising, consumer redress, divestiture of assets, rescission of contracts, or such other relief as may be deemed necessary. Violation of these orders could result in substantial financial or other penalties. Any action against us by the FTC could materially and adversely affect our ability to successfully market our products.

Additional or more stringent regulations of dietary supplements and other products have been considered from time to time. These developments could require reformulation of some products to meet new standards, recalls or discontinuance of some products not able to be reformulated, additional record-keeping requirements, increased documentation of the properties of some products, additional or different labeling, additional scientific substantiation, adverse event reporting, or other new requirements. Any of these developments could increase our costs significantly. For example, the Dietary Supplement and Nonprescription Drug Consumer Protection Act (S3546), which was passed by Congress in December 2006, imposes significant regulatory requirements on dietary supplements including reporting of “serious adverse events” to FDA and recordkeeping requirements. This legislation could raise our costs and negatively impact our business. In June 2007, the FDA adopted final regulations on GMPs in manufacturing, packaging, or holding dietary ingredients and dietary supplements, which apply to the products we manufacture and sell. These regulations require dietary supplements to be prepared, packaged, and held in compliance with certain rules. These regulations could raise our costs and negatively impact our business. Additionally, our third-party suppliers or vendors may not be able to comply with these rules without incurring substantial expenses. If our third-party suppliers or vendors are not able to timely comply with these new rules, we may experience increased cost or delays in obtaining certain raw materials and third-party products. Also, the FDA has announced that it plans to publish guidance governing the notification of new dietary ingredients. Although FDA guidance is not mandatory, it is a strong indication of the FDA’s current views on the topic discussed in the guidance, including its position on enforcement.

Unfavorable publicity could materially hurt our business.

We are highly dependent upon consumers’ perceptions of the safety, quality, and efficacy of our products, as well as products distributed by other companies. Future scientific research or publicity may not be favorable to our industry or any particular product. Because of our dependence upon consumer perceptions, adverse publicity associated with illness or other adverse effects resulting from the consumption of our product or any similar products distributed by other companies could have a material adverse impact on us. Such adverse publicity could arise even if the adverse effects associated with such products resulted from failure to consume such products as directed. Adverse publicity could also increase our product liability exposure, result in increased regulatory scrutiny and lead to the initiation of private lawsuits.

Product returns may adversely affect our business.

We are subject to regulation by a variety of regulatory authorities, including the Consumer Product Safety Commission and the Food and Drug Administration. The failure of our third party manufacturer to produce merchandise that adheres to our quality control standards could damage our reputation and brands and lead to customer litigation against us. If our manufacturer is unable or unwilling to recall products failing to meet our quality standards, we may be required to remove merchandise or issue voluntary or mandatory recalls of those products at a substantial cost to us. We may be unable to recover costs related to product recalls. We also may incur various expenses related to product recalls, including product warranty costs, sales returns, and product liability costs, which may have a material adverse impact on our results of operations. While we maintain a reserve for our product warranty costs based on certain estimates and our knowledge of current events and actions, our actual warranty costs may exceed our reserve, resulting in a need to increase our accruals for warranty costs in the future.

In addition, selling products for human consumption such as coffee and energy drinks involve a number of risks. We may need to recall some of our products if they become contaminated, are tampered with or are mislabeled. A widespread product recall could result in adverse publicity, damage to our reputation, and a loss of consumer confidence in our products, which could have a material adverse effect on our business results and the value of our brands. We also may incur significant liability if our products or operations violate applicable laws or regulations, or in the event our products cause injury, illness or death. In addition, we could be the target of claims that our advertising is false or deceptive under U.S. federal and state laws as well as foreign laws, including consumer protection statutes of some states. Even if a product liability or consumer fraud claim is unsuccessful or without merit, the negative publicity surrounding such assertions regarding our products could adversely affect our reputation and brand image.

Returns are part of our business. Our return rate since the inception of selling activities has ranged from 0.9% to 2.4% of sales. We replace returned products damaged during shipment wholly at our cost, which historically has been negligible. Future return rates or costs associated with returns may increase. In addition, to date, product expiration dates have not played any role in product returns, however, it is possible they will increase in the future.

A general economic downturn, a recession globally or in one or more of our geographic regions or sudden disruption in business conditions or other challenges may adversely affect our business and our access to liquidity and capital.

A downturn in the economies in which we sell our products, including any recession in one or more of our geographic regions, or the current global macro-economic pressures, could adversely affect our business and our access to liquidity and capital. Recent global economic events over the past few years, including job losses, the tightening of credit markets and failures of financial institutions and other entities, have resulted in challenges to our business and a heightened concern regarding further deterioration globally. We could experience declines in revenues, profitability and cash flow due to reduced orders, payment delays, supply chain disruptions or other factors caused by economic or operational challenges. Any or all of these factors could potentially have a material adverse effect on our liquidity and capital resources, including our ability to issue commercial paper, raise additional capital and maintain credit lines and offshore cash balances. An adverse change in our credit ratings could result in an increase in our borrowing costs and have an adverse impact on our ability to access certain debt markets, including the commercial paper market.

Consumer spending is also generally affected by a number of factors, including general economic conditions, inflation, interest rates, energy costs, gasoline prices and consumer confidence generally, all of which are beyond our control. Consumer purchases of discretionary items, such as beauty and related products, tend to decline during recessionary periods, when disposable income is lower, and may impact sales of our products. We face continued economic challenges in fiscal 2013 because customers may continue to have less money for discretionary purchases as a result of job losses, foreclosures, bankruptcies, reduced access to credit and sharply falling home prices, among other things.

In addition, sudden disruptions in business conditions as a result of a terrorist attack similar to the events of September 11, 2001, including further attacks, retaliation and the threat of further attacks or retaliation, war, adverse weather conditions and climate changes or other natural disasters, such as Hurricane Katrina, pandemic situations or large scale power outages can have a short or, sometimes, long-term impact on consumer spending.

We face significant competition.

We face competition from competing products in each of our lines of business, in both the domestic and international markets. Worldwide, we compete against products sold to consumers by other direct selling and direct-sales companies and through the Internet, and against products sold through the mass market and prestige retail channels. We also face increasing competition in our developing and emerging markets.

Within the direct selling channel, we compete on a regional and often country-by-country basis, with our direct selling competitors. There are also a number of direct selling companies that sell product lines similar to ours, some of which also have worldwide operations and compete with us globally. We compete against large and well-known companies that manufacture and sell broad product lines through various types of retail establishments. In addition, we compete against many other companies that manufacture and sell in narrower product lines sold through retail establishments. This industry is highly competitive and some of our principal competitors in the industry are larger than we are and have greater resources than we do. Competitive activities on their part could cause our sales to suffer.  From time to time, we need to reduce the prices for some of our products to respond to competitive and customer pressures or to maintain our position in the marketplace. Such pressures also may restrict our ability to increase prices in response to raw material and other cost increases. Any reduction in prices as a result of competitive pressures, or any failure to increase prices when raw material costs increase, would harm profit margins and, if our sales volumes fail to grow sufficiently to offset any reduction in margins, our results of operations would suffer.

If our advertising, promotional, merchandising, or other marketing strategies are not successful, if we are unable to deliver new products that represent technological breakthroughs, if we do not successfully manage the timing of new product introductions or the profitability of these efforts, or if for other reasons our end customers perceive competitors' products as having greater appeal, then our sales and financial results may suffer.

If we do not succeed in effectively differentiating ourselves from our competitors’ products, including by developing and maintaining our brands, or our competitors adopt our strategies, then our competitive position may be weakened and our sales, and accordingly our profitability, may be materially adversely affected.

We are also subject to significant competition from other network marketing organizations for the time, attention, and commitment of new and existing distributors. Our ability to remain competitive depends, in significant part, on our success in recruiting and retaining distributors. There can be no assurance that our programs for recruiting and retaining distributors will be successful. The pool of individuals who may be interested in network marketing is limited in each market, and it is reduced to the extent other network marketing companies successfully recruit these individuals into their businesses. Although we believe we offer an attractive opportunity for distributors, there can be no assurance that other network marketing companies will not be able to recruit our existing distributors or deplete the pool of potential distributors in a given market.

Our Coffee segment also faces strong competition.  The coffee industry is highly competitive and coffee is widely distributed and readily available.  Our competition will seek to create advantages in many areas including better prices, more attractive packaging, stronger marketing, more efficient production processes, speed to market, and better quality verses value opportunities.  Many of our competitors have stronger brand recognition and will reduce prices to keep our brands out of the market.  Our competitors may have more automation built into their production lines allowing for more efficient production at lower costs.  We compete not only with other widely advertised branded products, but also with private label or generic products that generally are sold at lower prices. Consumers’ willingness to purchase our products will depend upon our ability to maintain consumer confidence that our products are of a higher quality and provide greater value than less expensive alternatives. If the difference in quality between our brands and private label products narrows, or if there is a perception of such a narrowing, then consumers may choose not to buy our products at prices that are profitable for us.

Our success depends, in part, on the quality and safety of our products.

Our success depends, in part, on the quality and safety of our products, including the procedures we employ to detect the likelihood of hazard, manufacturing issues, and unforeseen product misuse. If our products are found to be, or are perceived to be, defective or unsafe, or if they otherwise fail to meet our distributors' or end customers' standards, our relationship with our distributors or end customers could suffer, we could need to recall some of our products, our reputation or the appeal of our brand could be diminished, and we could lose market share and or become subject to liability claims, any of which could result in a material adverse effect on our business, results of operations, and financial condition.

Our ability to anticipate and respond to market trends and changes in consumer preferences could affect our financial results.

Our continued success depends on our ability to anticipate, gauge, and react in a timely and effective manner to changes in consumer spending patterns and preferences. We must continually work to discover and market new products, maintain and enhance the recognition of our brands, achieve a favorable mix of products, and refine our approach as to how and where we market and sell our products. While we devote considerable effort and resources to shape, analyze, and respond to consumer preferences, consumer spending patterns and preferences cannot be predicted with certainty and can change rapidly. If we are unable to anticipate and respond to trends in the market for beauty and related products and changing consumer demands, our financial results will suffer.

Furthermore, material shifts or decreases in market demand for our products, including as a result of changes in consumer spending patterns and preferences or incorrect forecasting of market demand, could result in us carrying inventory that cannot be sold at anticipated prices or increased product returns. Failure to maintain proper inventory levels or increased product returns could result in a material adverse effect on our business, results of operations and financial condition.

If we are unable to protect our intellectual property rights, specifically patents and trademarks, our ability to compete could be negatively impacted.

Most of our products are not protected by patents. The labeling regulations governing our nutritional supplements require that the ingredients of such products be precisely and accurately indicated on product containers. Accordingly, patent protection for nutritional supplements often is impractical given the large number of manufacturers who produce nutritional supplements having many active ingredients in common. Additionally, the nutritional supplement industry is characterized by rapid change and frequent reformulations of products, as the body of scientific research and literature refines current understanding of the application and efficacy of certain substances and the interactions among various substances. In this respect, we maintain an active research and development program that is devoted to developing better, purer, and more effective formulations of our products. We protect our investment in research, as well as the techniques we use to improve the purity and effectiveness of our products, by relying on trade secret laws.  Notwithstanding our efforts, there can be no assurance that our efforts to protect our trade secrets and trademarks will be successful. Nor can there be any assurance that third-parties will not assert claims against us for infringement of their intellectual proprietary rights. If an infringement claim is asserted, we may be required to obtain a license of such rights, pay royalties on a retrospective or prospective basis, or terminate our manufacturing and marketing of our infringing products. Litigation with respect to such matters could result in substantial costs and diversion of management and other resources and could have a material adverse effect on our business, financial condition, or operating results.

We consider our roasting methods essential to the flavor and richness of our coffee and, therefore, essential to our various brands. Because our roasting methods cannot be patented, we would be unable to prevent competitors from copying our roasting methods, if such methods became known. If our competitors copy our roasting methods, the value of our brands could be diminished and we could lose customers to our competitors. In addition, competitors could develop roasting methods that are more advanced than ours, which could also harm our competitive position.

We may become involved in the future in legal proceedings that, if adversely adjudicated or settled, could adversely affect our financial results.

We may, in the future, become party to litigation. In general, litigation claims can be expensive and time consuming to bring or defend against and could result in settlements or damages that could significantly affect financial results. However, it is not possible to predict the final resolution of the litigation to which we may in the future become party to, and the impact of certain of these matters on our business, results of operations, and financial condition could be material.

Government reviews, inquiries, investigations, and actions could harm our business or reputation.

As we operate in various locations around the world, our operations in certain countries are subject to significant governmental scrutiny and may be harmed by the results of such scrutiny. The regulatory environment with regard to direct selling in emerging and developing markets where we do business is evolving and officials in such locations often exercise broad discretion in deciding how to interpret and apply applicable regulations. From time to time, we may receive formal and informal inquiries from various government regulatory authorities about our business and compliance with local laws and regulations. Any determination that our operations or activities or the activities of our distributors, are not in compliance with existing laws or regulations could result in the imposition of substantial fines, interruptions of business, loss of supplier, vendor or other third party relationships, termination of necessary licenses and permits, or similar results, all of which could potentially harm our business and or reputation. Even if an inquiry does not result in these types of determinations, it potentially could create negative publicity which could harm our business and or reputation.

The loss of key management personnel could adversely affect our business.

Our founder, Dr. Joel Wallach, is a highly visible spokesman for our products and our business, and our message is based in large part on his vision and reputation, which helps distinguish us from our competitors. Any loss or limitation on Dr. Wallach as a lead spokesman for our mission, business, and products could have a material adverse effect upon our business, financial condition, or results of operations. In addition, our executive officers, including Stephan Wallach, William Andreoli, and David Briskie, are primarily responsible for our day-to-day operations, and we believe our success depends in part on our ability to retain our executive officers, to compensate our executive officers at attractive levels, and to continue to attract additional qualified individuals to our management team. We cannot guarantee continued service by our key executive officers. We do not maintain key man life insurance on any of our executive officers. The loss or limitation of the services of any of our executive officers or the inability to attract additional qualified management personnel could have a material adverse effect on our business, financial condition, or results of operations.

The beneficial ownership of a significant percentage of our common stock gives our officers and directors effective control, and limits the influence of other shareholders on important policy and management issues.

Currently, our officers and directors beneficially own 76% of our outstanding common stock.  By virtue of this stock ownership, they are able to exert significant influence over the election of the members of our Board of Directors and our business affairs. This concentration of ownership could also have the effect of delaying, deterring, or preventing a change in control that might otherwise be beneficial to shareholders. There can be no assurance that conflicts of interest will not arise with respect to this beneficial ownership or that conflicts will be resolved in a manner favorable to other shareholders of the Company.

The inability to obtain adequate supplies of raw materials for products at favorable prices, or at all, or the inability to obtain certain products from third-party suppliers or from our manufacturers, could have a material adverse effect on our business, financial condition, or results of operations.

We contract with third-party manufacturers and suppliers for the production of some of our products, including most of our powdered drink mixes and nutrition bars, and certain of our personal care products. These third-party suppliers and manufacturers produce and, in most cases, package these products according to formulations that have been developed by, or in conjunction with, our in-house product development team. There is a risk that any of our suppliers or manufacturers could discontinue manufacturing our products or selling their products to us. Although we believe that we could establish alternate sources for most of our products, any delay in locating and establishing relationships with other sources could result in product shortages or back orders for products, with a resulting loss of net sales. In certain situations, we may be required to alter our products or to substitute different products from another source. We have, in the past, discontinued or temporarily stopped sales of certain products that were manufactured by third parties while those products were on back order. There can be no assurance that suppliers will provide the raw materials or manufactured products that are needed by us in the quantities that we request or at the prices that we are willing to pay. Because we do not control the actual production of certain raw materials and products, we are also subject to delays caused by any interruption in the production of these materials, based on conditions not within our control, including weather, crop conditions, transportation interruptions, strikes by supplier employees, and natural disasters or other catastrophic events.

Shortages of raw materials may temporarily adversely affect our margins or our profitability related to the sale of those products.

We may experience temporary shortages of the raw materials used in certain of our nutritional products. While we periodically experience price increases due to unexpected raw material shortages and other unanticipated events, this has historically not resulted in a material effect on our overall cost of goods sold. However, there is no assurance that our raw materials will not be significantly adversely affected in the future, causing our profitability to be reduced. Because our supply of coffee beans comes from a limited number of suppliers in South America we are more dependent upon a limited number of suppliers than some of our competitors. Any deterioration of our relationship with these suppliers, or problems experienced by these suppliers, could lead to inventory shortages. In such case, we may not be able to fulfill the demand of existing customers, supply new customers, or expand other channels of distribution. A raw material shortage could result in decreased revenue or could impair our ability to maintain or expand our business.

A failure of our information technology systems would harm our business.

The global nature of our business and our seamless global compensation plan requires the development and implementation of robust and efficiently functioning information technology systems. Such systems are vulnerable to a variety of potential risks, including damage or interruption resulting from natural disasters, telecommunication failures, and human error or intentional acts of sabotage, vandalism, break-ins and similar acts. Although we have adopted and implemented a business continuity and disaster recovery plan, which includes routine back-up, off-site archiving and storage, and certain redundancies, the occurrence of any of these events could result in costly interruptions or failures adversely affecting our business and the results of our operations.

We are dependent upon access to external sources of capital to grow our business.

Our business strategy contemplates future access to debt and equity financing to fund the expansion of our business. Recent events in the financial markets have had an adverse impact on the credit markets and equity securities, including our common stock, have exhibited a high degree of volatility.  The inability to obtain sufficient capital to fund the expansion of our business could have a material adverse effect on us.

Our business is subject to online security risks, including security breaches.

Our businesses involve the storage and transmission of users’ proprietary information, and security breaches could expose us to a risk of loss or misuse of this information, litigation, and potential liability. An increasing number of websites, including several large companies, have recently disclosed breaches of their security, some of which have involved sophisticated and highly targeted attacks on portions of their sites. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems, change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. A party that is able to circumvent our security measures could misappropriate our or our customers’ proprietary information, cause interruption in our operations, damage our computers or those of our customers, or otherwise damage our reputation and business. Any compromise of our security could result in a violation of applicable privacy and other laws, significant legal and financial exposure, damage to our reputation, and a loss of confidence in our security measures, which could harm our business.

Currently, a significant number of our customers authorize us to bill their credit card accounts directly for all transaction fees charged by us. We rely on encryption and authentication technology licensed from third parties to provide the security and authentication to effectively secure transmission of confidential information, including customer credit card numbers. Advances in computer capabilities, new discoveries in the field of cryptography or other developments may result in the technology used by us to protect transaction data being breached or compromised. Non-technical means, for example, actions by a suborned employee, can also result in a data breach.

Under payment card rules and our contracts with our card processors, if there is a breach of payment card information that we store, we could be liable to the payment card issuing banks for their cost of issuing new cards and related expenses. In addition, if we fail to follow payment card industry security standards, even if there is no compromise of customer information, we could incur significant fines or lose our ability to give customers the option of using payment cards to fund their payments or pay their fees. If we were unable to accept payment cards, our business would be seriously damaged.

Our servers are also vulnerable to computer viruses, physical or electronic break-ins, “denial-of-service” type attacks and similar disruptions that could, in certain instances, make all or portions of our websites unavailable for periods of time. We may need to expend significant resources to protect against security breaches or to address problems caused by breaches. These issues are likely to become more difficult as we expand the number of places where we operate. Security breaches, including any breach by us or by parties with which we have commercial relationships that result in the unauthorized release of our users’ personal information, could damage our reputation and expose us to a risk of loss or litigation and possible liability. Our insurance policies carry coverage limits, which may not be adequate to reimburse us for losses caused by security breaches.

Our web customers, as well as those of other prominent companies, may be targeted by parties using fraudulent “spoof” and “phishing” emails to misappropriate passwords, credit card numbers, or other personal information or to introduce viruses or other malware through “trojan horse” programs to our customers’ computers. These emails appear to be legitimate emails sent by our Company, but they may direct recipients to fake websites operated by the sender of the email or request that the recipient send a password or other confidential information via email or download a program. Despite our efforts to mitigate “spoof” and “phishing” emails through product improvements and user education, “spoof” and “phishing” remain a serious problem that may damage our brands, discourage use of our websites, and increase our costs.

We rely on independent certification for a number of our products, the loss of any of which could harm our business.

We rely on independent certification, such as certifications of our products as “organic” or “Fair Trade,” to differentiate our products from others such as the Newman’s Own ® Organics product line, Green Mountain Coffee® Fair Traded Certified TM coffee line and CBU’s Fair Trade Organic Collection. In fiscal 2011 and 2012, approximately 1% of our coffee purchases were from Fair Trade and or Organic certified sources.  The loss of any independent certifications could adversely affect our marketplace position, which could harm our business.

We must comply with the requirements of independent organizations or certification authorities in order to label our products as certified. For example, we can lose our “organic” certification if a manufacturing plant becomes contaminated with non-organic materials or if it is not properly cleaned after a production run. In addition, all raw materials that we use in manufacturing must be certified organic in order to maintain our certification.

Risks Related to our Direct Selling Business

Independent distributor activities that violate laws could result in governmental actions against us and could otherwise harm our business.

Our independent distributors are independent contractors. They are not employees and they act independently of us. The network marketing industry is subject to governmental regulation. We implement strict policies and procedures to try to ensure that our independent distributors comply with laws. Any determination by the Federal Trade Commission or other governmental agency that we or our distributors are not in compliance with laws could potentially harm our business. Even if governmental actions do not result in rulings or orders against us, they could create negative publicity that could detrimentally affect our efforts to recruit or motivate independent distributors and attract customers.

Network marketing is heavily regulated and subject to government scrutiny and regulation, which adds to the expense of doing business and the possibility that changes in the law might adversely affect our ability to sell some of our products in certain markets.

Network marketing systems, such as ours, are frequently subject to laws and regulations, both in the U.S. and internationally, that are directed at ensuring that product sales are made to consumers of the products and that compensation, recognition, and advancement within the marketing organization are based on the sale of products rather than on investment in the sponsoring company. These laws and regulations are generally intended to prevent fraudulent or deceptive schemes, often referred to as “pyramid” schemes, which compensate participants for recruiting additional participants irrespective of product sales, use high pressure recruiting methods and or do not involve legitimate products. Complying with these rules and regulations can be difficult and requires the devotion of significant resources on our part.  Regulatory authorities, in one or more of our present or future markets, could determine that our network marketing system does not comply with these laws and regulations or that it is prohibited. Failure to comply with these laws and regulations or such a prohibition could have a material adverse effect on our business, financial condition, or results of operations. Further, we may simply be prohibited from distributing products through a network-marketing channel in some countries, or we may be forced to alter our compensation plan.

We are also subject to the risk that new laws or regulations might be implemented or that current laws or regulations might change, which could require us to change or modify the way we conduct our business in certain markets. This could be particularly detrimental to us if we had to change or modify the way we conduct business in markets that represent a significant percentage of our net sales. For example, the FTC released a proposed New Business Opportunity Rule in April 2006. As initially drafted, the proposed rule would have required pre-sale disclosures for all business opportunities, which may have included network marketing compensation plans such as ours. However, in March 2008 the FTC issued a revised notice of proposed rulemaking, which indicates that the New Business Opportunity Rule as drafted will not apply to multi-level marketing companies.

Our principle business segment is conducted worldwide in one channel, direct selling and therefore any negative perceptive of direct selling would greatly impact our sales.

Our principle business segment is conducted worldwide in the direct selling channel. Sales are made to the ultimate consumer principally through approximately 70,000 independent distributors worldwide. There is a high rate of turnover among distributors, which is a common characteristic of the direct selling business. As a result, in order to maintain our business and grow our business in the future, we need to recruit, retain and service distributors on a continuing basis and continue to innovate the direct selling model. Consumer purchasing habits, including reducing purchases of products generally, or reducing purchases from distributors or buying products in channels other than in direct selling, such as retail, could reduce our sales, impact our ability to execute our global business strategy or have a material adverse effect on our business, financial condition and results of operations. If our competitors establish greater market share in the direct selling channel, our business, financial condition and operating results may be adversely affected. Furthermore, if any government bans or severely restricts our business method of direct selling, our business, financial condition and operating results may be adversely affected.

Our ability to attract and retain distributors and to sustain and enhance sales through our distributors can be affected by adverse publicity or negative public perception regarding our industry, our competition, or our business generally. Negative public perception may include publicity regarding the legality of network marketing, the quality or efficacy of nutritional supplement products or ingredients in general or our products or ingredients specifically, and regulatory investigations, regardless of whether those investigations involve us or our distributors or the business practices or products of our competitors or other network marketing companies.  Any adverse publicity may also adversely impact the market price of our stock and cause insecurity among our distributors. There can be no assurance that we will not be subject to adverse publicity or negative public perception in the future or that such adverse publicity will not have a material adverse effect on our business, financial condition, or results of operations.

As a network marketing company, we are dependent upon an independent sales force and we do not have direct control over the marketing of our products.

We rely on non-employee, independent distributors to market and sell our products and to generate our sales. Distributors typically market and sell our products on a part-time basis and likely will engage in other business activities, some of which may compete with us. We have a large number of distributors and a relatively small corporate staff to implement our marketing programs and to provide motivational support to our distributors. We rely primarily upon our distributors to attract, train and motivate new distributors. Our sales are directly dependent upon the efforts of our distributors. Our ability to maintain and increase sales in the future will depend in large part upon our success in increasing the number of new distributors, retaining and motivating our existing distributors, and in improving the productivity of our distributors.

We can provide no assurances that the number of distributors will increase or remain constant or that their productivity will increase. Our distributors may terminate their services at any time, and, like most direct selling companies, we experience a high turnover among new distributors from year to year. We cannot accurately predict any fluctuation in the number and productivity of distributors because we primarily rely upon existing distributors to sponsor and train new distributors and to motivate new and existing distributors. Our operating results in other markets could also be adversely affected if we and our existing distributors do not generate sufficient interest in our business to successfully retain existing distributors and attract new distributors.

The loss of a significant AL International distributor could adversely affect our business.

We rely on the successful efforts of our distributors that become leaders.  If these downline distributors in turn sponsor new distributors, additional business centers are created, with the new downline distributors becoming part of the original sponsoring distributor’s downline network. As a result of this network marketing system, distributors develop business relationships with other distributors. The loss of a key distributors or group of distributors, large turnover or decreases in the size of the key distributors force, seasonal or other decreases in purchase volume, sales volume reduction, the costs associated with training new distributors, and other related expenses may adversely affect our business, financial condition, or results of operations. Moreover, our ability to continue to attract and retain distributors can be affected by a number of factors, some of which are beyond our control, including:

• General business and economic conditions;

• Adverse publicity or negative misinformation about us or our products;

• Public perceptions about network marketing programs;

• High-visibility investigations or legal proceedings against network marketing companies by federal or state authorities or private citizens;

• Public perceptions about the value and efficacy of nutritional, personal care, or weight management products generally;

• Other competing network marketing organizations entering into the marketplace that may recruit our existing distributors or reduce the potential pool of new distributors; and

• Changes to our compensation plan required by law or implemented for business reasons that make attracting and retaining distributors more difficult.

There can be no assurance that we will be able to continue to attract and retain distributors in sufficient numbers to sustain future growth or to maintain our present growth levels, which could have a material adverse effect on our business, financial condition, or results of operations.

Nutritional supplement products may be supported by only limited availability of conclusive clinical studies.

Some of our products include nutritional supplements that are made from vitamins, minerals, herbs, and other substances for which there is a long history of human consumption. Other products contain innovative ingredients or combinations of ingredients. Although we believe that all of our products are safe when taken as directed, there is little long-term experience with human consumption of certain of these product ingredients or combinations of ingredients in concentrated form. We conduct research and test the formulation and production of our products, but we have performed or sponsored only limited clinical studies. Furthermore, because we are highly dependent on consumers' perception of the efficacy, safety, and quality of our products, as well as similar products distributed by other companies, we could be adversely affected in the event that those products prove or are asserted to be ineffective or harmful to consumers or in the event of adverse publicity associated with any illness or other adverse effects resulting from consumers' use or misuse of our products or similar products of our competitors.

Our manufacturers are subject to certain risks.

We are dependent upon the uninterrupted and efficient operation of our manufacturers and suppliers of products. Those operations are subject to power failures, the breakdown, failure, or substandard performance of equipment, the improper installation or operation of equipment, natural or other disasters, and the need to comply with the requirements or directives of government agencies, including the FDA. There can be no assurance that the occurrence of these or any other operational problems at our facilities would not have a material adverse effect on our business, financial condition, or results of operations.

Risks Related to our Coffee Business

Increases in the cost of high-quality arabica coffee beans or other commodities or decreases in the availability of high-quality arabica coffee beans or other commodities could have an adverse impact on our business and financial results

We purchase, roast, and sell high-quality whole bean arabica coffee beans and related coffee products. The price of coffee is subject to significant volatility and, although coffee prices have come down from their near-record highs of 2011, they are still above the historical average price of coffee and may again increase significantly due to factors described below. The high-quality arabica coffee of the quality we seek tends to trade on a negotiated basis at a premium above the “C” price. This premium depends upon the supply and demand at the time of purchase and the amount of the premium can vary significantly. Increases in the “C” coffee commodity price do increase the price of high-quality arabica coffee and also impact our ability to enter into fixed-price purchase commitments. We frequently enter into supply contracts whereby the quality, quantity, delivery period, and other negotiated terms are agreed upon, but the date, and therefore price, at which the base “C” coffee commodity price component will be fixed has not yet been established. These are known as price-to-be-fixed contracts. We also enter into supply contracts whereby the quality, quantity, delivery period, and price are fixed.   The supply and price of coffee we purchase can also be affected by multiple factors in the producing countries, including weather, natural disasters, crop disease, general increase in farm inputs and costs of production, inventory levels, and political and economic conditions, as well as the actions of certain organizations and associations that have historically attempted to influence prices of green coffee through agreements establishing export quotas or by restricting coffee supplies. Speculative trading in coffee commodities can also influence coffee prices. Because of the significance of coffee beans to our operations, combined with our ability to only partially mitigate future price risk through purchasing practices, increases in the cost of high-quality arabica coffee beans could have an adverse impact on our profitability. In addition, if we are not able to purchase sufficient quantities of green coffee due to any of the above factors or to a worldwide or regional shortage, we may not be able to fulfill the demand for our coffee, which could have an adverse impact on our profitability.

Adverse public or medical opinions about the health effects of consuming our products, as well as reports of incidents involving food-borne illnesses, food tampering, or food contamination, whether or not accurate, could harm our business.

Some of our products contain caffeine and other active compounds, the health effects of which are the subject of public scrutiny, including the suggestion that excessive consumption of caffeine and other active compounds can lead to a variety of adverse health effects. In the U.S., there is increasing consumer awareness of health risks, including obesity, due in part to increased publicity and attention from health organizations, as well as increased consumer litigation based on alleged adverse health impacts of consumption of various food products, frequently including caffeine. An unfavorable report on the health effects of caffeine or other compounds present in our products, or negative publicity or litigation arising from certain health risks could significantly reduce the demand for our products.

Similarly, instances or reports, whether true or not, of food-borne illnesses, food tampering and food contamination, either during manufacturing, packaging or preparation, have in the past severely injured the reputations of companies in the food processing, grocery and quick-service restaurant sectors and could affect us as well. Any report linking us to the use of food tampering or food contamination could damage our brand value, severely hurt sales of our products, and possibly lead to product liability claims, litigation (including class actions) or damages. If consumers become ill from food-borne illnesses, tampering or contamination, we could also be forced to temporarily stop selling our products and consequently could materially harm our business and results of operations.

RISKS ASSOCIATED WITH INVESTING IN OUR COMMON STOCK

We are an “emerging growth company,” and any decision on our part to comply with certain reduced disclosure requirements applicable to emerging growth companies could make our Common Stock less attractive to investors.

    We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act enacted in April 2012, and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, not being required to comply with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor's report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, not being required to comply with any new audit rules adopted by the PCAOB after April 5, 2012 unless the SEC determines otherwise, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could remain an emerging growth company until the earliest of : (i) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of our first sale of common equity securities pursuant to an effective registration statement; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer. We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the Jobs Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.  We cannot predict if investors will find our Common Stock less attractive if we choose to rely on these exemptions. If some investors find our Common Stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our Common Stock and our stock price may be more volatile. Further, as a result of these scaled regulatory requirements, our disclosure may be more limited than that of other public companies and you may not have the same protections afforded to shareholders of such companies.

Our stock has historically had a limited market.  If an active trading market for our common stock does develop, trading prices may be volatile.

In the event that an active trading market develops, the market price of our shares of common stock may be based on factors that may not be indicative of future market performance.  Consequently, the market price of our common stock may vary greatly.  If an active market for our common stock develops, there is a significant risk that our stock price may fluctuate dramatically in the future in response to any of the following factors, some of which are beyond our control:

●	variations in our quarterly operating results;
●	announcements that our revenue or income/loss levels are below analysts’ expectations;
●	general economic slowdowns;
●	changes in market valuations of similar companies;
●	announcements by us or our competitors of significant contracts; or
●	acquisitions, strategic partnerships, joint ventures or capital commitments.

Because our shares are deemed “penny stocks,” an investor may have difficulty selling them in the secondary trading market.

The SEC has adopted regulations which generally define a “penny stock” to be any equity security that has a market price, as therein defined, of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions.  Additionally, if the equity security is not registered or authorized on a national securities exchange that makes certain reports available, the equity security may also constitute a “penny stock.”  As our common stock comes within the definition of penny stock, these regulations require the delivery by the broker-dealer, prior to any transaction involving our common stock, of a risk disclosure schedule explaining the penny stock market and the risks associated with it. The broker-dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer and any salesperson in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer’s account.  In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.  These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock. The ability of broker-dealers to sell our common stock and the ability of shareholders to sell our common stock in the secondary market would be limited.  As a result, the market liquidity for our common stock would be severely and adversely affected. We can provide no assurance that trading in our common stock will not be subject to these or other regulations in the future, which would negatively affect the market for our common stock.

We will be subject to the reporting requirements of Federal Securities Laws, which can be expensive.

Upon the effectiveness of this registration statement, we will become subject to the information and reporting requirements under the Securities Exchange Act of 1934 and other federal securities laws, and the compliance obligations of the Sarbanes-Oxley Act of 2002. The costs of preparing and filing annual and quarterly reports and other information with the SEC will cause our expenses to be higher than they would be if we were a privately-held company.

Sales by our shareholders of a substantial number of shares of our common stock in the public market could adversely affect the market price of our common stock.

A large number of outstanding shares of our common stock are held by several of our principal shareholders. If any of these principal shareholders were to decide to sell large amounts of stock over a short period of time such sales could cause the market price of our common stock to decline.

Our stock price has been volatile and subject to various market conditions.

There can be no assurance that an active market in our stock will be sustained. The trading price of our common stock has been subject to wide fluctuations. The price of our common stock may fluctuate in the future in response to quarter-to-quarter variations in operating results, material announcements by us or our competitors, governmental regulatory action, conditions in the nutritional supplement industry, negative publicity, or other events or factors, many of which are beyond our control. In addition, the stock market has historically experienced significant price and volume fluctuations, which have particularly affected the market prices of many dietary and nutritional supplement companies and which have, in certain cases, not had a strong correlation to the operating performance of these companies. Our operating results in future quarters may be below the expectations of securities analysts and investors. If that were to occur, the price of our common stock would likely decline, perhaps substantially.

We may issue preferred stock with rights senior to the common stock, which we may issue in order to consummate a merger or other transaction necessary to raise capital.

Our certificate of incorporation authorizes the issuance of up to 1,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”) without shareholder approval and on terms established by our directors.  We may issue shares of preferred stock in order to consummate a financing or other transaction, in lieu of the issuance of common stock.  The rights and preferences of any such class or series of preferred stock would be established by our board of directors in its sole discretion and may have dividend, voting, liquidation and other rights and preferences that are senior to the rights of the common stock.

You should not rely on an investment in our common stock for the payment of cash dividends.

                Because of our significant operating losses and because we intend to retain future profits, if any, to expand our business, we have never paid cash dividends on our stock and do not anticipate paying any cash dividends in the foreseeable future.  You should not make an investment in our common stock if you require dividend income.  Any return on investment in our common stock would only come from an increase in the market price of our stock, which is uncertain and unpredictable.

ITEM 2.  FINANCIAL INFORMATION

FORWARD LOOKING STATEMENTS

A number of statements contained in this discussion and analysis are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. You are cautioned not to place undue reliance on these forward-looking statements. The nature of our business makes predicting the future trends of our revenues, expenses and net income difficult.  The risks and uncertainties involved in our businesses could affect the matters referred to in such statements and it is possible that our actual results may differ materially from the anticipated results indicated in these forward looking statements.  Important factors that could cause actual results to differ from those in the forward-looking statements include, but are not limited to:

●	our ability to meet our financial obligations;
●	the relative success of marketing and advertising;
●	the continued attractiveness of our lifestyle and diet programs;
●	competition, including price competition and competition with self-help weight loss and medical programs;
●	our ability to obtain and continue certain relationships with the providers of popular nutrition and fitness approaches and the suppliers of our meal delivery service;
●
adverse results in litigation and regulatory matters, more aggressive enforcement of existing legislation or regulations, a change in the interpretation of existing legislation or regulations, or promulgation of new or enhanced legislation or regulations;

●	general economic and business conditions

Management’s Discussion and Analysis of Financial Condition and Results of Operations

A.	Overview

We operate in two segments: the direct sales segment where products are offered through a global distribution network of preferred customers and distributors and the commercial coffee segment where products are sold directly to businesses. In the direct sales segment we sell health and wellness products on a global basis and offer a wide range of products through an international direct selling network.  Our direct sales are made through our network of independent distributors, which is a web-based global network of customers and distributors.  Our multiple independent sales forces sell a variety of products through friend-to-friend marketing and social networking.  Our direct sales products are sold through two of our divisions: our Youngevity® Essential Life Sciences division and our Drinkact.com division.  We also engage in the commercial sale of one of our products, our coffee.  We own a traditional coffee roasting business that produces coffee under its own Café La Rica brand, as well as under a variety of private labels through major national sales outlets and to major customers including cruise lines and office coffee service operators.

Critical Accounting Policies and Estimates

Discussion and analysis of our financial condition and results of operations are based upon financial statements, which have been prepared in accordance with accounting principles generally accepted in the U.S. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates; including those related to collection of receivables, inventory obsolescence, sales returns and non-monetary transactions such as stock and stock options issued for services. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements.

Revenue Recognition. The Company recognizes revenue from product sales when the following four criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the selling price is fixed or determinable and collectability is reasonably assured.  Sales revenue and a reserve for estimated returns are recorded when product is shipped. Revenue from product sales is recorded net of sales taxes.

Inventory Valuation. Inventories are stated at the lower of cost or market on a first-in first-out basis. A reserve for inventory obsolescence is maintained and is based upon assumptions about current and future product demand, inventory whose shelf life has expired and prevailing market conditions.

Business Combinations. The Company accounts for business combinations under the acquisition method and allocates the total purchase price for acquired businesses to the tangible and identified intangible assets acquired and liabilities assumed, based on their estimated fair values. When a business combination includes the exchange of the Company’s common stock, the value of the common stock is determined using the closing market price as of the date such shares were tendered to the selling parties. The fair values assigned to tangible and identified intangible assets acquired and liabilities assumed are based on management or third party estimates and assumptions that utilize established valuation techniques appropriate for the Company’s industry and each acquired business. Goodwill is recorded as the excess, if any, of the aggregate fair value of consideration exchanged for an acquired business over the fair value (measured as of the acquisition date) of total net tangible and identified intangible assets acquired. A liability for contingent consideration, if applicable, is recorded at fair value as of the acquisition date. In determining the fair value of such contingent consideration, management estimates the amount to be paid based on probable outcomes and expectations on financial performance of the related acquired business. The fair value of contingent consideration is reassessed quarterly, with any change in the estimated value charged to operations in the period of the change. Increases or decreases in the fair value of the contingent consideration obligations can result from changes in actual or estimated revenue streams, discount periods, discount rates and probabilities that contingencies will be met.

Long-Lived Assets.  Long-lived assets, including property and equipment and definite lived intangible assets are carried at cost less accumulated amortization. Costs incurred to renew or extend the life of a long lived asset are reviewed for capitalization. All finite-lived intangible assets are amortized on a straight-line basis, which approximates the pattern in which the estimated economic benefits of the assets are realized, over their estimated useful lives. The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate their net book value may not be recoverable. Impairment, if any, is based on the excess of the carrying amount over the fair value, based on market value when available, or discounted expected cash flows, of those assets and is recorded in the period in which the determination is made.

Goodwill.  Goodwill is recorded as the excess, if any, of the aggregate fair value of consideration exchanged for an acquired business over the fair value (measured as of the acquisition date) of total net tangible and identified intangible assets acquired. Goodwill and other intangible assets with indefinite lives are not amortized but are tested for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable.

Stock Based Compensation. The Company accounts for stock based compensation in accordance with Financial Accounting Standards Board (“FASB”) Topic 718, Compensation – Stock Compensation, which establishes accounting for equity instruments exchanged for employee services. Under such provisions, stock based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense, under the straight-line method, over the vesting period of the equity grant. The Company accounts for equity instruments issued to non-employees in accordance with authoritative guidance for equity based payments to non-employees. Stock options issued to non-employees are accounted for at their estimated fair value determined using the Black-Scholes option-pricing model. The fair value of options granted to non-employees is re-measured as they vest, and the resulting increase in value, if any, is recognized as expense during the period the related services are rendered.

Income Taxes.  The Company accounts for income taxes under the asset and liability method which includes the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements. Under this approach, deferred taxes are recorded for the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial statement and tax bases of our assets and liabilities, and are adjusted for changes in tax rates and tax laws when changes are enacted. The effects of future changes in income tax laws or rates are not anticipated.

B.	Results of Operations

We have incurred significant operating losses to date and we have a significant accumulated deficit.  These losses are directly attributable to impairments to goodwill, product research, identifying channels of distribution, and marketing expenses incurred in order for us to bring our products to market.

The comparative financials discussed below show the condensed consolidated financial statements of AL International, Inc. as of and for the three and nine months ended September 30, 2012 and 2011 and the consolidated financial statements as of and for the years ended December 31, 2011 and 2010.  We have completed a number of acquisitions during the reporting periods, whose operating results for periods before their respective acquisition dates are not included in the condensed consolidated financial statements.

Three months ended September 30, 2012 compared to three months ended September 30, 2011

For the three months ended September 30, 2012, our revenue increased approximately 98% to approximately $20,604,000 compared to approximately $10,418,000 for the three months ended September 30, 2011.  The increase in revenue is attributed primarily to the increase in our product offerings and number of distributors as a result of our acquisitions of FDI, Adapotgenix, True2Life and Livinity, the introduction of a new marketing campaign, and growth of the CLR Roasters private label business. The following table summarizes our revenue in thousands by segment:

	For the three months ended September 30,		Percentage change
Segment	2012	2011
Direct sales	$18,595	$9,469	96%
Commercial coffee	2,009	949	112%
Total	$20,604	$10,418	98%

For the three months ended September 30, 2012, cost of sales increased approximately 118% to $8,127,000 compared to $3,721,000 for the three months ended September 30, 2011.  The increase in cost of sales is primarily attributed to the increase in product offerings resulting from our acquisitions during 2011 and increases in fulfillment costs during 2012.  The fulfillment cost increases were mainly due to shipping costs in the direct selling segment, and labor and packaging costs related to retail displays launched in the commercial coffee segment during the three months ended September 30, 2012.

For the three months ended September 30, 2012, gross profit increased approximately 86% to $12,477,000 compared to $6,697,000 for the three months ended September 30, 2011. Below is a table of the gross margin percentages by segment:

	For the three months ended September 30,
Segment	2012	2011
Direct sales	66%	69%
Commercial coffee	12%	19%
Combined	61%	64%

The respective decreases in gross margin were a result of increases in fulfillment costs in both segments.

For the three months ended September 30, 2012, our operating expenses decreased approximately 92% to $11,947,000 compared to $157,927,000 for the three months ended September 30, 2011. The decrease was primarily related to the goodwill impairment expense of $151,432,000 recorded in connection with the reverse merger in July 2011. Net of the goodwill impairment, operating expenses for the three months ended September 30, 2011 was $6,495,000 and the change to 2012 was an increase of 84%. Included in operating expense is distributor compensation, the compensation paid to our independent distributors in the direct sales segment. For the three months ended September 30, 2012, the distributor compensation increased 103% to $8,735,000 from $4,301,000 for the three months ended September 30, 2012. Distributor commission as a percentage of direct sales revenue increased from 45% to 47% for the comparative three month periods resulting from normal fluctuations in activities of the independent distributors. There were also increases in sales and marketing expenses as well as other general and administrative expense as a result of the acquisition of FDI in October 2011.

For the three months ended September 30, 2012, interest expense increased approximately 214% to approximately $261,000 compared to approximately $83,000 for the three months ended September 30, 2011.  The increase is the result of increases in contingent acquisition debt.

Nine months ended September 30, 2012 compared to nine months ended September 30, 2011

For the nine months ended September 30, 2012, our revenue increased approximately 108% to approximately $55,784,000 compared to approximately $26,869,000 for the nine months ended September 30, 2011.  The increase in revenue is attributed primarily to the increase in our product offerings and the number of distributors resulting from our acquisitions during 2011, the effect of a new marketing campaign, and growth of the CLR Roasters private label business. During the nine months ended September 30, 2012 we acquired True2Life and Livinity, Inc. The following table summarizes our revenue in thousands by segment:

	For the nine months ended September 30,		Percentage change
Segment	2012	2011
Direct sales	$50,061	$25,920	93%
Commercial coffee	5,723	949	503%
Total	$55,784	$26,869	108%

For the nine months ended September 30, 2012, cost of sales increased approximately 134% to $23,269,000 compared to $9,964,000 for the nine months ended September 30, 2011.  The increase in cost of sales is primarily attributed to the increase in product offerings resulting from our acquisitions during 2011 and increases in fulfillment costs during 2012.

For the nine months ended September 30, 2012, gross profit increased approximately 92% to $32,515,000 compared to $16,905,000 for the nine months ended September 30, 2011. Below is a table of the gross margin percentages by segment:

	For the nine months ended September 30,
Segment	2012	2011
Direct sales	64%	65%
Commercial coffee	12%	19%
Combined	58%	63%

The respective decreases in gross margin were a result of increases in fulfillment costs, mainly due to shipping costs in the direct selling segment and those related to the packaging and increased labor cost related to retail displays launched during the third quarter of 2012 in the commercial coffee segment.

For the nine months ended September 30, 2012, our operating expenses decreased approximately 81% to $32,562,000 compared to $168,224,000 for the nine months ended September 30, 2011. The decrease was primarily attributed to the goodwill impairment expense of $151,432,000 recorded in connection with the reverse merger in July 2011. Net of the goodwill impairment, the operating expense for the nine months ended September 30, 2011 was, $16,792,000, and the change to the nine months ended September 30, 2012 was an approximate 94% increase. Included in operating expense is distributor compensation, the compensation paid to our independent distributors in the direct sales segment. For the nine months ended September 30, 2012, the distributor compensation increased 98% to $23,465,000 from $11,855,000 for the nine months ended September 30, 2011. Distributor commission as a percentage of direct sales revenue increased to 47% from 46% for the comparative nine month periods resulting from normal fluctuations in activities of the independent distributors. There were also increases in sales and marketing expenses as well as other general and administrative expense primarily as a result of the acquisition of FDI in October 2011.

For the nine months ended September 30, 2012, interest expense increased approximately 230% to approximately $782,000 compared to approximately $237,000 for the nine months ended September 30, 2011.  The increase is the result of increases in contingent acquisition debt, principally the contingent debt related to the FDI acquisition. Additionally, other income increased in the nine months ended September 30, 2012, for the settlement of a claim related to the government closure of a product supplier, which occurred in 2003 in the amount of $227,000.

Year ended December 31, 2011 compared to year ended December 31, 2010

For the year ended December 31, 2011, our revenue increased approximately 62% to $40,670,000 compared to revenue of $25,058,000 for the year ended December 31, 2010.  The increase in sales is attributed primarily to the increase in our product offerings and number of distributors resulting from our acquisitions during 2011. During the year ended December 31, 2011 we acquired Javalution and CLR Roasters, Financial Destination, Inc., Adaptogenix, LLC, R-Garden, Inc., and Bellamora, Inc. In addition, during the year ended December 31, 2010, we acquired Preferred Price Plus and MLM Holdings. The following table summarizes our revenue by segment (in thousands):

	For the year ended December 31,		Percentage change
Segment	2011	2010
Direct sales	$37,784	$25,058	51%
Commercial coffee	2,886	-	100%
Total	$40,670	$25,058	62%

For the year ended December 31, 2011, cost of sales increased approximately 55% to $15,962,000 compared to $10,292,000 for the year ended December 31, 2010.  The increase in cost of sales is primarily attributed to the increase in product offerings resulting from our acquisitions during 2011.

For the year ended December 31, 2011, gross profit increased approximately 67% to $24,708,000 compared to $14,766,000 for the year ended December 31, 2010. Gross margin as a percentage of sales was 61% in 2011 compared to 59% in 2010.  The 2% increase is a result of an increase in the sales of higher margin products in the direct selling segment and partially offset by sales from the coffee segment, which has lower margins.

For the year ended December 31, 2011, our operating expenses increased approximately 1,036% to $176,230,000 compared to $15,511,000 for the year ended December 31, 2010. The increase was primarily attributed to an impairment of goodwill of $151,432,000 for the year ended December 31, 2011 that came as a result of the reverse merger with Javalution. In the third quarter of 2011, we determined that our goodwill recorded in the reverse acquisition with Javalution was impaired and we therefore recorded an impairment of $151,432,000.  In the fourth quarter of 2011, we determined that our goodwill recorded in the acquisition of Adaptogenix was impaired and we therefore recorded an impairment of $366,000. Additionally, included in operating expense is distributor compensation, the compensation paid to our independent distributors in the direct sales segment.  For the year ended December 31, 2011, the distributor compensation increased 57% to $16,986,000 from $10,819,000. Distributor commission as a percentage of direct sales revenue increased to 45% from 43% for the prior year. There were also increases in sales and marketing expenses due to increased marketing activity and general and administrative expense as a result of staffing and other overhead cost increases.

           For the year ended December 31, 2011, interest expense increased approximately 50% to approximately $427,000 compared to approximately $284,000 for the year ended December 31, 2010.  The increase is the result of increases in contingent acquisition debt interest expense related to the business combinations.Net loss for the year ended December 31, 2011 decreased approximately 14,177% to $152,195,000 compared to $1,066,000 for the year ended December 31, 2010 primarily related to the factors listed above and an increase in income taxes and interest and finance expense.

Liquidity

At September 30, 2012 we had cash and cash equivalents of approximately $4,020,000 and working capital of approximately $433,000 compared to cash and cash equivalents of $1,390,000 and net working capital deficit of $101,000 as of December 31, 2011. The increase in cash and net working capital was due to increased revenues and gross profit, normalization of inventory balances and timing of accrued expense payments.

At December 31, 2011 we had cash and cash equivalents of approximately $1,390,000 and a working capital deficit of approximately $101,000 compared to cash and cash equivalents of $599,000 and working capital deficit of $751,000 as of December 31, 2010. The increase in cash and improvement in net working deficit was due to increased revenues and gross profit and cash acquired from investing activities.

Our net cash provided by operating activities for the nine months ended September 30, 2012 was $3,701,000 compared with net cash used in operations of $250,000 for the nine months ended September 30, 2011. The increase in operating cash flow was due to a reduction of inventory on hand due to improved management of inventory turnover cycles and an increase in accrued expenses as a result of higher distributor commissions payable. Net cash used in investing activities for the nine months ended September 30, 2012 was approximately $414,000 primarily related to purchases of equipment to increase production capacity in the commercial coffee segment while in the comparative period in 2011, $121,000 in cash was generated, principally from acquisition activity. Net cash used in financing activities was approximately $636,000 for the nine months ended September 30, 2012 compared to $281,000 in the same period in 2011 and was primarily attributed to payments to reduce notes payable, contingent acquisition debt and our factoring arrangement offset by proceeds from the sale of common stock.

Our net cash provided by operating activities for the year ended December 31, 2011 was $520,000 compared to $351,000 for the year ended December 31, 2010. The increase was due to the increase in net income net of the non-cash charges of goodwill impairment and stock warrant expenses. Net cash provided from investing activities for the year ended December 31, 2011 was $413,000 compared to cash used of $61,000 for the year ended December 31, 2010. The increase was due to cash acquired from business combinations. Net cash used in financing activities for the year ended December 31, 2011 was $135,000 compared to $293,000 for the year ended December 31, 2010. The variance was due to the factoring agreement for receivables and proceeds from the exercise of common stock warrants.

 In the past we have funded our working capital needs from loans as well as revenue generated by our business.  In November 2006, the Company entered into a $1,944,000 unsecured note payable to 2400 Boswell, LLC (“2400 Boswell”) to fund the Company’s working capital needs.  2400 Boswell is the owner and lessor of the building occupied by the Company for its corporate office and warehouse and an immediate family member of a greater than 5% shareholder of the Company is the single member of 2400 Boswell.  The note bears interest at 5.25% per annum.  The note and all accrued unpaid interest were forgiven by 2400 Boswell in June 2011, and recognized as a capital contribution.

In March 2007, the Company entered into a $27,000 unsecured note payable to Michelle Wallach, the Company’s COO and spouse of the CEO and majority shareholder, to fund the Company’s working capital needs.  The note bears interest at 5.25% per annum.  The note and all accrued unpaid interest were repaid during 2009 and 2010.

In April 2007, the Company entered into a $130,000 unsecured note payable to Dr. Joel Wallach, the Company founder and a family member of the Company’s Chief Executive Officer, to fund the Company’s working capital needs.  The note bears interest at 5.00% per annum.  The note and all accrued unpaid interest were forgiven by Dr. Joel Wallach in June 2011 and recognized as a capital contribution.

In December 2007, the Company entered into a $156,000 unsecured note payable to Stephan Wallach, the Company’s CEO, in lieu of compensation.  The note bears interest at 5.25% per annum.  The note and all accrued unpaid interest were forgiven by Stephan Wallach in June 2011 and recognized as a capital contribution.

Payments Due by Period

The following table summarizes our expected contractual obligations and commitments subsequent to September 30, 2012:

Contractual Obligations	Total	2012	2013	2014	2015	2016	Thereafter
Operating leases	6,319	180	782	725	534	509	3,589
Purchase obligations	7,618	4,852	2,766	-	-	-	-
Notes payable	2,440	289	552	507	625	467	-
Contingent acquisition debt	4,672	106	536	542	590	407	2,491
Total	21,049	5,427	4,636	1,774	1,749	1,383	6,080

“Operating leases" generally provide that property taxes, insurance, and maintenance expenses are the responsibility of the Company. Such expenses are not included in the operating lease amounts that are outlined in the table above.

“Purchase obligations” relates to minimum future purchase commitments for green or unroasted coffee.

The “Notes payable” refers to debt related to business acquisitions.

The “Contingent acquisition debt” relates to contingent liabilities related to business acquisitions.  Generally, these liabilities are payments to be made in the future based on a level of revenue derived from the sale of products.  These numbers are estimates and actual numbers could be higher or lower because many of our contingent liabilities relate to payments on sales that have no maximum payment amount.

In addition to the above, we have co-guaranteed the mortgage on the building in which our corporate headquarters are located, which we lease from a family member of a greater than 5% shareholder. The mortgage balance is approximately $3,664,000 as of September 30, 2012.  In connection with our acquisition of FDI, we assumed mortgage guarantee obligations made by FDI on the building housing our New Hampshire office.  The balance of the mortgages is approximately $2,160,000 as of September 30, 2012.

Our core business model is to create and market high quality consumable products that will positively impact people’s lives.  Our objective is to market our products through a direct selling platform as well as more traditional distribution channels, through vertically integrated business segments.  We have set our sights on building a global, industry leading, direct sales platform.  We expect to continue to grow our distributor network and multiple revenue streams from our Youngevity®, JavaFit®, and other brands in our network marketing organization.  Our traditional sales platform is derived from our commercial coffee business segment, CLR Roasters which is also experiencing growth.  To drive top line revenue growth, in addition to continuing to grow organically, we intend on growing through acquisition and we will focus on expanding our international footprint.

We believe that current cash balances, future cash provided by operations, and our accounts receivable factoring agreement will be sufficient to cover our operating and capital needs in the ordinary course of business for at least the next 12 months. If we experience an adverse operating environment or unusual capital expenditure requirements, additional financing may be required. No assurance can be given, however, that additional financing, if required, would be available or on favorable terms. We might also require or seek additional financing for the purpose of expanding new markets, growing our existing markets, or for other reasons. Such financing may include the use of additional debt or the sale of additional equity securities. Any financing which involves the sale of equity securities or instruments that are convertible into equity securities could result in immediate and possibly significant dilution to our existing shareholders.

C.	Off-Balance Sheet Arrangements

There are no off-balance sheet arrangements as of September 30, 2012.

D.	Customer Concentrations

We have no single customer or independent distributor that accounts for any substantial portion of our current revenues.

Quantitative and Qualitative Disclosures About Market Risk

A smaller reporting company is not required to provide the information required by this item.

ITEM 3.  DESCRIPTION OF PROPERTY

Facilities

    Our corporate headquarters are located at 2400 Boswell, Road, Chula Vista, California 91914. This is also the location of Youngevity®’s operations and distribution center. The facility consists of a 59,000 square foot Class A single use building that is comprised 40% of office space and the balance is used for distribution. The lease expires April 30, 2021.  The building is owned by a limited liability company of which an immediate family member of a greater than 5% shareholder of the Company is the single member and we have guaranteed the mortgage on the building. The rent expense for the nine months ended September 30, 2012 was $256,000 compared to $256,000 for the same period in 2011.  The total remaining obligation under the lease as of September 30, 2012 was approximately $2,937,000.  Our annual office rent for 2011 and 2010 was $342,000 and $342,000, respectively.

Roasting, distribution and operations for our CLR Roasters division are handled in our Miami, Florida based facility, which consists of 25,000 square feet of which 10% is office space. This lease expires January 31, 2015. The rent expense for the nine months ended September 30, 2012 was approximately $104,000 compared to approximately $29,000 for the same period in 2011. The remaining obligation under the lease as of September 30, 2012 was approximately $433,000. Our annual office rent for 2011 and 2010 was approximately$57,000 and $0, respectively.

Our marketing office is located in Windham, New Hampshire, which consists of 12,750 square feet of office space. This lease expires July 31, 2029. The rent expense for the nine months ended September 30, 2012 was approximately $192,000 compared to $0 for the same period in 2011. The remaining obligation under the lease as of September 30, 2012 was $2,855,000. Our annual office rent for 2011 and 2010 was approximately $34,000 and $0, respectively.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGMENT

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth as of January 28, 2013, the number and percentage of the outstanding shares of common stock which, according to the information supplied to AL International, Inc., were beneficially owned by: (i) each person who is currently a director; (ii) each executive officer; (iii) all current directors and executive officers as a group; and (iv) each person who, to our knowledge, is the beneficial owner of more than 5% of the outstanding common stock. The addresses of the individuals listed below are in the Company’s care at 2400 Boswell Road, Chula Vista, CA 91914, unless otherwise noted.

Name and Address	Number of Shares Beneficially Owned		Percentage of Outstanding Shares Owned (1)

Stephan Wallach	281,250,000	(2)	72%
Chairman and Chief Executive Officer

William Andreoli	950,000	(3)	*
President

David Briskie	12,701,055	(4)	3%
President of Commercial Development, Chief Financial Officer and Director

Michele Wallach	281,250,000	(5)	72%
Director and Chief Operations Officer

Richard Renton	175,000	(6)	*
Director

John P. Rochon	5,050,000	(7)	1%
Director

All directors and officers as a group	301,376,055		76%

(1) On January 28, 2013, we had 389,432,348 shares of common stock issued and outstanding.
(2) Mr. Stephan Wallach, our Chief Executive Officer, owns 280,000,000 shares of common stock through joint ownership with his wife, Michelle Wallach, with whom he shares voting and dispositive control. Mr. Wallach also owns options to purchase 2,500,000 shares of common stock, of which 1,250,000 are exercisable within 60 days of January 28, 2013 and are included in the number of shares beneficially owned by him.

(3) Mr. William Andreoli, our President, owns 750,000 shares of common stock, which are held in escrow as collateral for the promissory note for $120,000 owed to the Company by Mr. Andreoli.  The amount currently owed to the Company is approximately $62,000. Mr. Andreoli also owns options to purchase 400,000 shares of common stock, of which 200,000 are exercisable within 60 days of January 28, 2013 and are included in the number of shares beneficially owned by him.

(4) Mr. David Briskie, our Chief Financial Officer, owns 2,950,488 shares of common stock, and beneficially owns 2,000,567 shares of common stock owned by Brisk Investments, LP, 5,000,000 shares of common stock owned by Brisk Management, LLC.  Mr. Briskie also owns options to purchase 5,000,000 shares of common stock, of which 2,500,000 options are exercisable within 60 days of January 28, 2013 and are included in the number of shares beneficially owned by him.  Also includes warrants to purchase 250,000 shares of common stock which have been adjusted to reflect the reverse 1 for 2 stock split in August 2011.

(5) Ms. Michelle Wallach, our Chief Operating Officer, beneficially owns 280,000,000 shares of common stock through joint ownership with her husband, Stephan Wallach, with whom she shares voting and dispositive control.  Ms. Wallach also owns options to purchase 2,500,000 shares of common stock, of which 1,250,000are exercisable within 60 days of January 28, 2013 and are included in the number of shares beneficially owned by him.

(6) Mr. Renton owns 125,000 shares of common stock through joint ownership with his wife, Roxanna Renton, with whom he shares voting and dispositive control.  Mr. Renton also owns 50,000 options to purchase common stock which are exercisable within 60 days of January 28, 2013 and are included in the number of shares beneficially owned by him.

(7) Mr. John Rochon, a Director, beneficially owns 5,000,000 shares of common stock owned by the following: Rochon Capital Partners Ltd.- 3,814,286 shares; Heidi Christine Rochon 1992 Trust - 235,714 shares;  Lauren Jean Rochon 1992 Trust - 235,714; William John Philip Rochon 1992 Trust - 714,286 shares. Mr. Rochon also owns 50,000 options to purchase common stock which are exercisable within 60 days of January 28, 2013 and are included in the number of shares beneficially owned by him.

* ownership of less than 1%

ITEM 5.  DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and officers

The following sets forth certain information regarding each of our directors and executive officers:

Name	Age	Positions and Offices with the Registrant
Stephan Wallach	46	Chief Executive Officer and Chairman
William Andreoli	42	President
David Briskie	52	President of Commercial Development, Chief Financial Officer and Director
Michele Wallach	42	Chief Operating Officer and Director
Richard Renton	57	Director
John P. Rochon	61	Director

Directors hold office until the next annual meeting of stockholders following their election unless they resign or are removed as provided in the bylaws.  Our officers serve at the discretion of our Board of Directors.

The following is a summary of our directors’ and executive officers’ business experience.

Management

Stephan Wallach, Chief Executive Officer and Chairman of the Board

Mr. Stephan Wallach was appointed to the position of Chief Executive Officer on July 11, 2011 pursuant to the terms of the merger agreement between Youngevity® and Javalution. He previously served as President and Chief Executive Officer of AL Global Corporation d/b/a Youngevity® Essential Life Sciences. He has served as a director of our Company since inception and was appointed Chairman of the Board on January 9, 2012. In 1997, Mr. Wallach and the Wallach family together launched our Youngevity® division and served as its co-founder and Chief Executive Officer from inception until the merger with Javalution.

Michelle G. Wallach, Chief Operating Officer and Director

Ms. Michelle Wallach was appointed to the position of Chief Operating Officer on July 11, 2011 pursuant to the terms of the merger agreement between Youngevity® and Javalution.  She previously served as Corporate Secretary and Manager of AL Global Corporation d/b/a Youngevity® Essential Life Sciences. She has a background in network marketing, including more than 10 years in distributor management. Her career in network marketing began in 1991 in Portland, Oregon, where she developed a nutritional health product distributorship. In 1997, Ms. Wallach and the Wallach family together launched our Youngevity® division and served as its co-founder and Chief Operations Officer from inception until the merger with Javalution. Ms. Wallach has an active role in promotion, convention and event planning, domestic and international training, and product development.

William Andreoli, President

Mr. William Andreoli was appointed to the position of President of the Youngevity® Essential Life Sciences division on October 25, 2011 pursuant to the terms of the merger agreement between Youngevity® and Financial Destination, Inc.  He previously served as founder and Chief Executive Officer of Financial Destination, Inc. from July 2003 until the acquisition on October 25, 2011.

David Briskie, President of Commercial Development, Chief Financial Officer and Director

Mr. David Briskie was appointed to the position of Chief Financial Officer on May 15, 2012. Prior to that Mr. Briskie served as President of Commercial Development, a position he was appointed to on July 11, 2011 pursuant to the terms of the merger agreement between Youngevity® and Javalution. From February 2007 until the merger he served as the Chief Executive Officer and director of Javalution and since September 2007 has served as the Managing Director of CLR Roasters. Prior to joining Javalution in 2007, Mr. Briskie had an 18-year career with Drew Pearson Marketing (“DPM”), a consumer product company marketing headwear and fashion accessories. He began his career at DPM in 1989 as Executive Vice President of Finance and held numerous positions in the company, including vice president of marketing, chief financial officer, chief operating officer and president.  Mr. Briskie graduated magna cum laude from Fordham University with a major in marketing and finance.

Board of Directors

Richard Renton, Director

Mr. Richard Renton was appointed to our Board of Directors on January 9, 2012, and currently serves on the Youngevity® Medical and Athletic Advisory Boards. For the past five years, Mr. Renton owned his own business providing nutritional products to companies like ours.  The Company purchases Beyond Tangy Tangerine and a few other products from Mr. Renton’s company WVNP, Inc.  Mr. Renton graduated from Portland State University with quad majors in Sports Medicine, Health, Physical Education, and Chemistry. He has served as an Associate Professor at PSU in Health and First Aid, and was the Assistant Athletic Trainer for PSU, the Portland Timbers Soccer Team, and the Portland Storm Football team. Mr. Renton is a board certified Athletic Trainer with the National Athletic Trainers Association.

John Rochon, Director

Mr. John Rochon was appointed to our Board of Directors on July 15, 2011. He is founder and chairman of Richmont Holdings Strategic Alliance. Mr. Rochon is a veteran of more than three decades of successful leadership in finance, marketing, sales, and operations. After spending the early part of his career working for Chesebrough-Ponds (Unilever) and Ecolab International, he joined Mary Kay, Inc. in 1980. In 1984, he became chief financial officer of Mary Kay, Inc. Mr. Rochon became vice chairman in 1987, and was appointed to the position of chairman and chief executive officer in 1991. Mr. Rochon is the General Partner of Richmont Capital Partners I, which was the largest shareholder in Avon Products, Inc. Mr. Rochon has managed the growth of dozens of Richmont entities, in such varied industries as financial services, marketing, international trading, food services, and office supplies. Mr. Rochon is the Chief Executive Officer and a director of Computer Vision Systems, Inc. Mr. Rochon holds a B.Sc. and an MBA from the University of Toronto, and has written and spoken extensively on topics relating to business strategy. He is a member of the School of Administration Advisory Board of the University of Texas at Dallas and is a past trustee of the University of Scranton and serves on The President's International Alumni Council of the University of Toronto. Further, Mr. Rochon established and heads the Rochon Family Foundation to assist victims of violence against women, particularly sexual assault.

Compliance with Section 16(a) of the Exchange Act

The Company does not have a class of equity securities registered under Sections 12(b) or 12(g) of the Exchange Act.  Accordingly, our directors, executive officers and 10% equity holders are not required to make filings under Section 16(a) of the Exchange Act.

Nominating Committee

The Company does not have a formal Nominating Committee, however its Board of Directors acts in this capacity.  As the Company’s cash resources improve, however, it will reassess this.

Audit Committee

The Audit Committee is comprised of two members of the Board of Directors.  Its financial expert is deemed to be its Chief Financial Officer.  As he is an executive officer of the Company he is not deemed independent.  As the Company’s cash resources improve, it will evaluate the composition and independence of its Audit Committee.

Code of Ethics

AL International, Inc. has adopted a Code of Ethics applicable to all its employees including its principal executive officer, principal financial officer, principal accounting officer and controller, a copy of the Company’s Code of Ethics can be found on their website www.alintjcof.com, which is filed as an exhibit to this Form 10.

ITEM 6.  EXECUTIVE COMPENSATION

The following table sets forth for the two years ended December 31, 2012 and December 31, 2011 the compensation awarded to, paid to, or earned by, our Chief Executive Officer and our other most highly compensated executive officers.  Certain columns were excluded as the information was not applicable.

Summary Compensation Table
Name and Principal Position (1)	Year	Salary ($)	Bonus ($)	Option Awards ($)(7)	All Other Compensation	Total $

Stephan Wallach (2)(3)
Chairman and Chief Executive Officer	2012	135,020	9,380	274,500	-	418,900
	2011	260,000	10,000	-	-	270,000

Michelle Wallach (2)(3)
Chief Operating Officer	2012	143,220	9,380	274,500	-	427,100
	2011	18,200	-	-	-	18,200

William Andreoli(4)
President	2012	170,000	-	44,600	1,110,100	1,324,700
	2011	31,800	-	-	150,000	181,800

David Briskie (2)(5)
Chief Financial Officer, President of Commercial Development	2012	147,200	83,200	557,500	-	787,900
	2011	50,400	-	-	10,000	60,400

Chris Nelson (6)
former Chief Financial Officer	2012	59,800	-	-	-	59,800
	2011	150,000	6,500	-	-	156,500

(1)           The business address for each officer listed above is: AL International, Inc., 2400 Boswell Road, Chula Vista, CA 91914.

(2)
Mr. Stephan Wallach, Mr. David Briskie, and Ms. Michelle Wallach have direct and or indirect (beneficially) distributor positions in our Company that pay income based on the performance of those distributor positions in addition to their base salaries, and the people and or companies supporting those positions based upon the contractual agreements that each and every distributor enter into upon engaging in the network marketing business. The Board of Directors has approved these distributor positions. The contractual terms of these positions are the same as those of all the other individuals that become distributors in our Company. There are no special circumstances for these officers/directors.

(3)
Mr. Stephan Wallach and Ms. Michelle Wallach received or beneficially received $227,300 and $155,600 for the fiscal years ended December 31, 2012 and 2011, respectively related to their distributor positions, which is not included above.

(4)
Mr. Andreoli became President of the Company on October 26, 2011, in connection with the acquisition of FDI.  The Other Compensation includes payments of $848,500 to Mr. Andreoli related to the acquisition of FDI, and $261,600 of rent paid to FDI Realty LLC.

(5)
Mr. Briskie joined the Company on July 11, 2011 as President of Commercial Development and was appointed Chief Financial Officer on May 15, 2012. Mr. Briskie beneficially received $7,900 and $2,300 for the fiscal years ended December 31, 2012 and 2011, respectively related his spouse’s distributor position, which is not included above.

(6)	Mr. Nelson served as Chief Financial Officer from March 24, 2010 to April 12, 2012.

(7)
The Company uses a Black-Scholes option-pricing model (Black-Scholes model) to estimate the fair value of the stock option grant. The use of a valuation model requires the company to make certain assumptions with respect to selected model inputs. Expected volatility was calculated based on the historical volatility of the Company’s stock price over the contractual term of the option. The expected life will be based on the contractual term of the option and expected employee exercise and post-vesting employment termination behavior. Currently it is based on the simplified approach provided by SAB 110. The risk-free interest rate is based on U.S. Treasury Daily Yield Curve Rates with a remaining term equal to the expected life assumed at the date of the grant. The following were the factors used in the Black Sholes model to calculate the compensation expense:

Stock price volatility	85%
Risk-free rate of return	0.35%
Annual dividend yield	-%
Expected life	2.5 Years

Grants of Plan-Based Awards

During 2012, we issued the options listed below. There were no stock options exercised by officers or directors in 2012.

Name	Grant Date (1)	All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/ Sh) (1)
Stephan Wallach,	5/31/2012	2,500,000	0.22
Chairman and Chief Executive Officer

Michelle Wallach,	5/31/2012	2,500,000	0.22
Chief Operating Officer

William Andreoli	5/31/2012	400,000	0.22
President

David Briskie,	5/31/2012	5,000,000	0.22
Chief Financial Officer, President of Commercial Development

(1)	The Company uses the same date for the grant date and the approval date.
(2)	The award was granted under the Company’s 2012 Stock Option Plan.

Outstanding Equity Awards at Fiscal Year-End

There were no equity awards for the year ended December 31, 2011. During 2012 the Company established the 2012 Employee Stock Option Plan and granted the equity awards. The table below reflects all outstanding equity awards made to each of the named executive officers that are outstanding at December 31, 2012.

Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price	Option expiration date
Stephan Wallach	1,250,000	1,250,000	$0.22	5/31/2017
Michelle Wallach	1,250,000	1,250,000	$0.22	5/31/2017
David Briskie	2,500,000	2,500,000	$0.22	5/31/2017
William Andreoli	200,000	200,000	$0.22	5/31/2017

Stock Option Exercises and Stock Vested

There were no options exercised by the named executive officers during the year ended December 31, 2011.

Employment Agreements

In July 2011, we entered into an employment agreement with Mr. Briskie, our President of Commercial Development, which expired on June 30, 2012 with an option to extend. His current salary is $135,000 per year. Mr. Briskie is also entitled to receive a cash bonus on a quarterly basis commencing the quarter ended December 31, 2011 equal to twenty percent (20%) of the increase in Net Sales (gross sales of products and services received by CLR Roasters, LLC less direct cost of goods ) from the prior year’s comparable  quarters.  The employment agreement expired on June 30, 2012.  Mr. Briskie currently works as an at-will employee.

On October 25, 2011, we executed a ten (10) year employment agreement with William J. Andreoli for Mr. Andreoli to serve as the Company’s President.  Pursuant to the agreement, Mr. Andreoli will be paid an annual base salary of One Hundred Seventy Thousand Dollars ($170,000) and will be eligible for discretionary and transactional bonus payments.  The employment agreement also includes confidentiality obligations and inventions assignments by Mr. Andreoli.

If Mr. Andreoli’s employment is terminated by the Company for any reason other than for Cause (as defined in the agreement), Mr. Andreoli will be entitled to receive all accrued but unpaid salary amounts payable through the date of termination plus reimbursement of any approved expenses previously incurred and will continue to receive his base salary for six (6) months following termination.  If Mr. Andreoli’s employment is terminated by the Company for Cause, or if Mr. Andreoli terminates the agreement for any reason, he will be entitled solely to all accrued but unpaid salary amounts payable through the date of termination plus reimbursement of any approved expenses previously incurred.

Compensation of Directors

The following table sets forth information for the fiscal year ended December 31, 2012 regarding the compensation of our directors, who are not officers or employees of the Company.

Name	Fees Earned or Paid in Cash	Option Awards	Other Compensation	Total
John Rochon	$-	$5,490	$-	$5,490
Richard Renton (1)	$-	$5,490	$-	$5,490

(1) The above does not include compensation paid to Mr. Renton's company for inventory purchases.

Compensation Committee Interlocks

Not Applicable.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Director Independence and Related Transactions

The Board of Directors is comprised of Stephan Wallach, Michelle Wallach, Richard Renton, David Briskie and John P. Rochon.

Our common stock is not quoted or listed on any national exchange or interdealer quotation system with a requirement that a majority of our board of directors be independent and therefore we are not subject to any director independence requirements.  However, for purposes of determining independence we use the definition applied by the NASDAQ Stock Market, our board of directors has determined that John Rochon is our only independent director in accordance with such definition.

The Committees of the Board are:

Audit Committee: Dave Briskie (chair) and Michelle Wallach
Compensation Committee: Richard Renton (chair) and John Rochon
Science Committee: Richard Renton (chair) and Steve Wallach
Investment Committee: Steve Wallach (chair), John Rochon, Dave Briskie

Certain Relationships and Related Transactions

Our corporate headquarters are leased at the rate of $28,500 per month from 2400 Boswell, a limited liability company, of which the Step-parent of Stephan Wallach is the sole member.  Payment of the mortgage on the building is guaranteed by us. During July 2012 the Company loaned 2400 Boswell, $323,000 in exchange for a promissory note bearing interest at 5% due June 1, 2013. The Company’s maximum exposure to loss is approximately $3,990,000 as of September 30, 2012.

In November 2006, we entered into a loan with a company controlled by our Chief Executive Officer evidence by a note in the principal amount of $1,944,000, bearing interest at a rate of 5.25% per annum.  The outstanding balance of the note was forgiven in June 2011 and there is no remaining amount owed under such note.  Our founder, who is the father of our Chief Executive Officer, also forgave debt in June 2011 in the principal amount of $130,000 owed to him for loans for working capital.

During the year ended December 31, 2011, we paid a company owned by our Board member Mr. Richard Renton and his wife, $999,085 for the supply of Beyond Tangy Tangerine and for the nine months ended September 30, 2012 we paid $2,243,000 for the supply of Beyond Tangy Tangerine.

 On July 1, 2012, the President of the Company was issued a loan to purchase stock in the Company, in the amount $120,000. The loan is to be repaid within one year and carries an interest rate of 4.0%.  As of September 30, 2012, $15,000 has been repaid under the terms of the note and a minimal amount has recorded as interest income for the three and nine months ending September 30, 2012.

As part of the agreement to acquire FDI and FDI Realty, in October, 2011, the Company completed the acquisition of FDI, but postponed the acquisition of FDI Realty subject to the seller obtaining consent regarding assignment of certain mortgages. The agreement requires the Company to assume outstanding mortgages of approximately $2,160,000.  No other consideration is due to the seller with respect to the acquisition of FDI Realty. FDI is a co-guarantor of the mortgage guarantee obligations of FDI Realty, which houses our New Hampshire office.  The balance of the mortgages as of September 30, 2012 are approximately $2,160,000.

ITEM 8.   LEGAL PROCEEDINGS

The Company is not a party to any material pending legal proceedings.

ITEM 9.  MARKET PRICE OF, AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Quotations for the common stock of AL International, Inc. are included in the OTC Markets’ OTC Pink Market system under the symbol “JCOF.” The following table sets forth for the respective periods indicated the prices of the common stock in the over-the-counter market, as reported and summarized on the OTC Pink Market. Such prices are based on inter-dealer bid and ask prices, without markup, markdown, commissions, or adjustments and may not represent actual transactions.

	High	Low
Fiscal Year 2012
First Quarter	$0.40	$0.25
Second Quarter	$0.33	$0.18
Third Quarter	$0.30	$0.12
Fourth Quarter	$0.19	$0.14

Fiscal Year 2011
First Quarter	$0.15	$0.07
Second Quarter	$2.08	$0.13
Third Quarter	$1.68	$0.30
Fourth Quarter	$0.67	$0.20

Fiscal Year 2010
First Quarter	$0.32	$0.08
Second Quarter	$0.24	$0.08
Third Quarter	$0.28	$0.12
Fourth Quarter	$0.18	$0.06

At December 31, 2012, there were approximately 348 holders of record of our common stock.

Since inception, no dividends have been paid on the common stock.  The Company intends to retain any earnings for use in its business activities, so it is not expected that any dividends on the common stock will be declared and paid in the foreseeable future.

Equity Compensation Plan Information

The table below sets forth certain information as of the December 31, 2012 regarding the shares of the Company's common stock available for grant or granted under stock option plans that (i) were adopted by the Company's stockholders and (ii) were not adopted by the Company's stockholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in1st column )

Equity Compensation Plans approved by security holders	-	-	-

Equity Compensation Plans not approved by security holders	13,728,000	$0.22	26,272,000

Total	13,728,000	$0.22	26,272,000

The above plan, as approved by the Company’s Board of Directors on May 15, 2012, is a nonqualified stock option plan eligible for employees, non-employee directors and consultants of the Company.  The plan is administered by the Company’s Board of Directors which determines the terms and conditions upon which awards may be made and exercised.  The maximum number of shares of the Company’s common stock that may be issued pursuant to awards made under the plan is 40,000,000.   Grants under this stock option plan are effective until May 16, 2022, at which time the plan shall terminate except that awards made prior to, and outstanding on, that date shall remain valid in accordance with their terms.

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES

In February 2010, the Javalution settled an obligation for consulting services with Westport Strategic Partners, Inc. and agreed to issue 5,000,000 shares of the Company's common stock.  This offering was done with no general solicitation or advertising by us.  In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to, and received, securities bearing a legend stating that such securities are restricted.

Additionally, in February 2010, Javalution issued 6,116,936 restricted shares from the 2010 Javalution Stock Bonus Plan to the employees of Javalution under the terms of the Plan.  This offering was done with no general solicitation or advertising by us.  In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to, and received, securities bearing a legend stating that such securities are restricted.

In June 2010, Javalution issued an aggregate of 27,111,111 shares of common stock and warrants exercisable for an aggregate of 13,555,555 shares of common stock (with a warrant exercise price of $0.25 per share) to 34 accredited investors in a private placement.  This offering was done with no general solicitation or advertising by us.  In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to, and received, securities bearing a legend stating that such securities are restricted.

In March 2011, Javalution issued warrants exercisable for 3,000,000 shares of common stock at an exercise price equal to the average closing price of our common stock for the 50 trading days prior to March 29, 2011 and 7,000,000 shares of restricted common stock as paid in full compensation in accordance with an Alliance Agreement with Richmont Holdings. The warrants, which were to expire in March 2016, were exercised on June 24 of 2011.  This offering was done with no general solicitation or advertising by us.  In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to, and received, securities bearing a legend stating that such securities are restricted.

In March 2011, Javalution issued warrants exercisable for 5,000,000 shares of common stock at an exercise price of $0.07 per share and 5,000,000 shares of restricted common stock to one investor in accordance with a Subscription Agreement in the amount of $250,000. The warrants, which were to expire in 2016, have not been exercised.  This offering was done with no general solicitation or advertising by us.  In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to, and received, securities bearing a legend stating that such securities are restricted.

In March 2011, Javalution issued and aggregate of 6,116,936 shares of common stock to 8 employees in accordance with their Employment Agreements and Employee Stock Pool Distribution.  This offering was done with no general solicitation or advertising by us.  In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to, and received, securities bearing a legend stating that such securities are restricted.

In May 2011, Javalution issued 8,351,543 shares of common stock in exchange for a warrant with an exercise price of $0.12 per share to several investors. The exchanged securities were issued in reliance upon Section 3(a)(9) of the Act.

Javalution issued 2,385,886 shares of common stock in exchange for a cashless exercise of warrants.  The offering and sale of the securities did not involve a public offering.  The exchanged securities were issued in reliance upon Section 3(a)(9) of the Act.

In June 2011, Javalution issued 12,754,489 shares of common stock upon exercise of warrants with an exercise price of $0.12 per share to several investors  The exchanged securities were issued in reliance upon Section 3(a)(9) of the Act Additionally, Javalution issued 5,980,592 shares of common stock in accordance with a  cashless exercise of warrants. The exchanged securities were issued in reliance upon Section 3(a)(9) of the Act.

In June 2011, Javalution issued 802,280 shares of our common stock to an investor as part of a convertible promissory note in the amount of $100,000 plus accrued interest of $20,342.08. The promissory note issued has an interest at an annual rate of 12% per annum and provide for the issuance of one share of common stock for each one dollar of principal amount of the note.  This offering was done with no general solicitation or advertising by us.  In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to, and received, securities bearing a legend stating that such securities are restricted.

On July 11, 2011, Javalution issued 560,000,000 shares of its common stock to AL Global Corporation’s stockholders in exchange for all of the common stock of AL Global Corporation. Stephan Wallach, our current Chief Executive Officer and Chairman of the Board, held all of the stock of AL Global Corporation. Giving effect to the 1-for-2 reverse stock split of Javalution’s common stock effective August 5, 2011, Mr. Wallach now holds 280,000,000 restricted shares of common stock of our Company, AL International, Inc. His wife, Michelle Wallach, our current Chief Operating Officer, beneficially owns 280,000,000 shares of common stock through joint ownership with Mr. Wallach, with whom she shares voting and dispositive control.  This offering was done with no general solicitation or advertising by us.  In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to, and received, securities bearing a legend stating that such securities are restricted.

In July 2011, we issued 3,693,712 shares of common stock in exchange for warrants as follows:  3,000,000 warrants had an exercise price of $0.07 per share and 580,000 warrants had an exercise prices between $0.18 and $0.25 per share and the balance of the warrants (113,712) were exercised with a cashless exercise at $0.25 per share. The exchanged securities were issued in reliance upon Section 3(a)(9) of the Act.

In September 2011 we issued 100,805 shares of common stock to a preferred shareholder who converted their 25,000 preferred shares into common stock.  Dividends that had accrued on the preferred shares were also paid in full with common stock. The exchanged securities were issued in reliance upon Section 3(a)(9) of the Act.

In October 2011 we issued 430,729 shares of common stock to preferred shareholders who converted 100,000 preferred shares into common stock.  Dividends that had accrued on the preferred shares were also paid in full with common stock. The exchanged securities were issued in reliance upon Section 3(a)(9) of the Act.

In October 2011 we issued 1,800,000 shares of common stock to an investor who exercised 2,200,000 warrants utilizing a cashless exercise. The exchanged securities were issued in reliance upon Section 3(a)(9) of the Act.

In October 2011 we issued a warrant for 2,785,516 with an exercise price of 35.9 cents per share.  The warrant expires in 2016. The warrant was issued to an investor who purchased an asset in the company in the amount of $1,750,000. The offering and sale of the securities did not involve a public offering.  This offering was done with no general solicitation or advertising by us. In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to, and received, securities bearing a legend stating that such securities are restricted.

During July 2012, we sold an aggregate of 4,100,000 shares of restricted common stock at a purchase price of $0.20 per share to 13 investors and issued a note in the principal amount of $120,000 which was secured by a pledge of 600,000 shares of our common stock. In connection with this offering, we issued a warrant to purchase an aggregate of 4,100,000 shares of common stock.  The warrants expire three years after issuance and are exercisable at prices ranging from $0.25 to $0.40 per share.   This offering was done with no general solicitation or advertising by us.  In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to, and received, securities bearing a legend stating that such securities are restricted.

ITEM 11.  DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

Common stock

We are authorized to issue up to 600,000,000 shares of common stock, par value $0.001.  As of December 31, 2012 there are 389,599,848 shares of common stock issued and outstanding.

The holders of common stock are entitled to one vote per share on each matter submitted to a vote of stockholders. In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any. Holders of common stock have no cumulative   voting   rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors, subject to preferred stock voting rights below.  Holders of common stock have no preemptive or other rights to subscribe for shares. Holders of common stock are entitled to such dividends as may be declared by the board of directors out of funds legally available.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our directors and officers are indemnified as provided by the Delaware General Corporation Law and our Certificate of Incorporation. Section 145 of the Delaware General Corporation Law provides that a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that (1) his act or failure to act constituted a breach of his fiduciary duties as a director or officer and (2) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law. Our Certificate of Incorporation provides for indemnification of our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

This provision is intended to afford directors and officers protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of the duty of care by a director or officer. As a consequence of this provision, stockholders of our company will be unable to recover monetary damages against directors or officers for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct falls within one of the foregoing exceptions. The provision, however, does not alter the applicable standards governing a director’s or officer’s fiduciary duty and does not eliminate or limit the right of our company or any stockholder to obtain an injunction or any other type of non-monetary relief in the event of a breach of fiduciary duty.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The financial statements of AL International, Inc. appear at the end of this report beginning with the Index to Financial Statements on page F-1.

ITEM 14.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 15.   FINANCIAL STATEMENTS AND EXHIBITS.

(a)  List of all financial statements filed as part of the registration statement.

(b) Exhibits

The following documents are included as exhibits to this report.

Exhibit No.	Title of Document
3.1	Certificate of Incorporation Dated July 15, 2011*
3.2	Bylaws*
4.1	Specimen Common Stock certificate. *
4.2	Warrant for Common Stock issued to David Briskie*
4.3	Stock Option issued to Stephan Wallach*
4.4	Stock Option issued to Michelle Wallach*
4.5	Stock Option issued to David Briskie*
4.6	Stock Option issued to William Andreoli*
4.7	Stock Option issued to Richard Renton*
4.8	Stock Option issued to John Rochon*
10.1	Purchase Agreement with M2C Global, Inc. dated March 9, 2007*
10.2	First Amendment to Purchase Agreement with M2C Global, Inc. dated September 7, 2008*
10.3	Asset Purchase Agreement with MLM Holdings, Inc. dated June 10, 2010*
10.4	Agreement of Purchase and Sale with Price Plus, Inc. dated September 21, 2010*
10.5	Amended and Restated Agreement and Plan of Reorganization Javalution Coffee Company, YGY Merge, Inc. dated July 11, 2011*
10.6	Asset Purchase Agreement with R-Garden Inc. dated July 1, 2011*
10.7	Re-Purchase Agreement with R-Garden dated September 12, 2012*
10.8	Agreement and Plan of Reorganization with Javalution dated July 18, 2011*
10.9	Asset Purchase Agreement with Adaptogenix, LLC dated August 22, 2011*
10.11	Asset Purchase Agreement with Prosperity Group, Inc. dated October 10, 2011*
10.12	Amended and Restated Equity Purchase Agreement with Financial Destination, Inc., FDI Management Co, Inc., FDI Realty, LLC, and MoneyTRAX, LLC dated October 25, 2011*
10.13	Exclusive License/Marketing Agreement with GLIE, LLC dba True2Life dated March 20, 2012*
10.14	Bill of Sale with Livinity, Inc. dated July 10, 2012*
10.15	Consulting Agreement with Livinity, Inc. dated July 10, 2012*
10.16	Employment Agreement with William Andreoli dated October 25, 2011*
10.17	Promissory Note with 2400 Boswell LLC dated July 15, 2012*
10.18	Promissory Note with William Andreoli dated July 1, 2012*
10.19	2012 Stock Option Plan*
10.20	Form of Stock Option*
10.21	Lease with 2400 Boswell LLC dated May 1, 2001*
10.22	Lease with FDI Realty LLC dated July 29, 2008*
10.23	First Amendment to Lease with FDI Realty LLC dated October 25, 2011*
10.24	Lease with Perc Enterprises dated February 6, 2008*
10.25	Lease with Perc Enterprises dated September 25, 2012*
10.26	Factoring Agreement with Crestmark Bank dated February 12, 2010*
10.27	First Amendment to Factoring Agreement with Crestmark Bank dated April 6, 2011*
10.28	Second Amendment to Factoring Agreement with Crestmark Bank dated February 1, 2013*
21.1	Subsidiaries of AL International, Inc.*
____________________

 *Filed herewith.

SIGNATURES

            Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

AL INTERNATIONAL, INC
(Registrant)

Dated: February 12, 2013	By:	/s/ Stephan Wallach
Chief Executive Officer

AL INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
AL International, Inc.
Chula Vista, California

We have audited the accompanying consolidated balance sheets of AL International, Inc. (the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AL International, Inc. as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Mayer Hoffman McCann P.C.

San Diego, CA
August 2, 2012

AL International Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share amounts)
	As of December 31,
	2011	2010
ASSETS

Current Assets:
Cash and cash equivalents	$1,390	$599
Accounts receivable	-	119
Accounts receivable, due from factoring company	937	-
Inventory	4,981	1,871
Prepaid expenses and other current assets	591	245
Total current assets	7,899	2,834

Property and equipment, net	916	199
Intangible assets, net	10,398	3,748
Goodwill	5,154	-
	$24,367	$6,781

LIABILITIES AND STOCKHOLDERS EQUITY

Current Liabilites:
Accounts payable	$2,948	$979
Accrued expenses	2,848	1,918
Other current liabilities	424	335
Due to factoring company	743	-
Notes payable, current portion	712	206
Contingent acquisition debt, current portion	325	147
Total current liabilites	8,000	3,585

Other liabilities	138	-
Deferred tax liability	716	359
Related party notes payable	-	2,221
Notes payable, less current portion	2,090	2,266
Contingent acquisition debt, less current portion	4,345	720
Total liabilities	15,289	9,151

Commitments and contigencies (Note 10)

Equity
AL International, Inc. stockholders' equity:
Convertible Preferred Stock, $0.001 par value: 1,000,000 shares authorized, 271,135 and 0 shares issued and outstanding at 2011 and 2010, respectively	-	-
Common Stock, $0.001 par value: 600,000,000 share authorized; 385,237,309 and 280,000,000 shares issued and outstanding at 2011 and 2010, respectively	385	280
Additional paid in capital	163,584	42
Accumulated deficit	(154,841)	(2,586)
Accumulated other comprehensive loss	(113)	(106)
Total AL International, Inc. stockholders' equity (deficit)	9,015	(2,370)
Noncontrolling interest	63	-
Total equity (deficit)	9,078	(2,370)
	$24,367	$6,781

See accompanying notes to consolidated financial statements.

AL International Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except share and per share amounts)

	Years ended December 31,
	2011	2010

Revenues	$40,670	$25,058
Cost of revenues	15,962	10,292
Gross profit	24,708	14,766
Operating expenses
Distributor compensation	16,986	10,819
Sales and marketing	1,861	1,059
General and adminstrative	5,585	3,633
Impairment of goodwill	151,798	-
Total operating expenses	176,230	15,511
Operating loss	(151,522)	(745)
Interest expense, net	(427)	(284)
Loss before income taxes	(151,949)	(1,029)
Income tax provision (benefit)	246	37
Net loss	(152,195)	(1,066)
Net income attributable to noncontrolling interest	60	-
Net loss attibutable to AL International, Inc.	(152,255)	(1,066)
Preferred stock dividends	17	-
Net loss available to common stockholders	$(152,272)	$(1,066)
Net loss per share, basic and diluted	$(0.46)	$(0.00)
Weighted average shares outstanding, basic and diluted	329,229,717	$275,188,045

See accompanying notes to consolidated financial statements.

AL International Inc. and Subsidiaries
Consolidated Statements of Stockholders Equity
(In thousands, except share amounts)

	Preferred Stock		Common Stock		Noncontrolling	Additional Paid-in	Other Comprehensive	Acumulated
	Shares	Amount	Shares	Amount	Interest	Capital	Income	Deficit	Total

Balance at December 31, 2009	-	$-	254,545,455	$255	0	$(245)	$(119)	$(1,520)	$(1,629)
Issuance of stock in lieu of cash compensation	-	-	25,454,545	25	-	287	-	-	312
Other comprehensive gain, foreign currency translation adjustment	-	-	-	-	-	-	13	-	13
Net loss	-	-	-	-	-	-	-	(1,066)	(1,066)

Balance at December 31, 2010	-	-	280,000,000	280	-	42	(106)	(2,586)	(2,370)
Issuance of preferred and common stock in connection with reverse merger	401,135	-	102,640,775	103	-	160,017	-	-	160,120
Debt forgiveness - related party	-	-	-	-	-	2,792	-	-	2,792
Fair value of warrants issued	-	-	-	-	-	620	-	-	620
Issuance of common stock pursuant to the exercise of stock warrants	-	-	2,065,000	2	-	95	-	-	97

Issuance of common stock pursuant to the conversion of convertible preferred stock and accrued dividends	(130,000)	-	531,534	-	-	35	-	-	35
Other comprehensive loss, foreign currency translation adjustment	-	-	-	-	-	-	(7)	-	(7)
Dividends on preferred stock	-	-	-	-	-	(17)	-	-	(17)
Equity of noncontrolling interest	-	-	-	-	3	-	-	-	3
Net loss	-	-	-	-	60	-	-	(152,255)	(152,195)

Balance at December 31, 2011	271,135	-	385,237,309	385	63	163,584	(113)	(154,841)	9,078

See accompanying notes to consolidated financial statements.

AL International Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands, except share amounts)

	Years ended December 31,
	2011	2010
Cash Flows from Operating Activities:
Net loss	$(152,195)	$(1,066)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:		-
Depreciation and amortization	1,064	617
Impairment of goodwill	151,798	-
Noncash compensation expense	-	24
Fair value of warrants issued	620	-
Amortization of debt discount	100	120
Changes in operating assets and liabilities net of effect from business combinations:
Accounts receivable	(375)	(15)
Inventories	(2,439)	(418)
Prepaid expense and other current assets	(120)	111
Accounts payable	1,101	452
Accrued expenses and other liabilities	922	508
Deferred tax liability	44	18
Net Cash Provided by Operating Activities	520	351

Cash Flows from Investing Activities:
Purchases of property and equipment	(248)	(61)
Cash acquired in business combinations, net of cash paid	661	-
Net Cash Provided by (Used in) Investing Activities	413	(61)

Cash Flows from Financing Activities:
Payments from factoring company, net	411	-
Payments of notes payable	(458)	(231)
Payments of contingent acquisition debt	(188)	(62)
Payment to establish noncontolling interest	3	-
Proceeds from exercise of common stock warrants	97	-
Net Cash Used in Financing Activities	(135)	(293)
Foreign Currency Effect on cash	(7)	13
Net increase in cash and cash equivalents	791	10
Cash and Cash Equivalents, beginning of period	599	589
Cash and Cash Equivalents, end of period	$1,390	$599

Cash paid during the year for:
Interest	$84	$23
Income taxes	$113	$29
Non cash financing activities:
During 2010, the Company issued 25,454,545 shares of common stock in payment of accrued wages of $312, of which $24 and $288 was earned in 2010 and prior years, respectively.
During 2011, related party debt of approximately $2,221 plus accrued unpaid interest of approximately $571 was forgiven and recognized as a capital contribution.
During 2011, the Company issued 102,640,775 shares of common stock at $1.56 per share in connection with the Reverse Merger.
During 2011, the Company issued 260,000 shares of common stock for conversion of 130,000 shares of preferred stock and issued 271,534 shares of common stock in payment of approximately $35 of accrued dividends on preferred stock, of which approximately $7 was accrued in 2011.

See accompanying notes to consolidated financial statements.

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION

Nature of Operations

AL International, Inc. (the “Company”) develops and distributes health and nutrition related products through its global independent direct sales network, also known as multi-level marketing, and manufactures coffee products which are sold to commercial customers. The Company operates in two business segments, its direct sales segment and its commercial coffee segment.

Recent Developments

On July 11, 2011, AL Global Corporation (“AL Global”), a privately held California corporation, merged with and into a wholly-owned subsidiary of Javalution Coffee Company, a publicly traded Florida corporation (“Javalution”). For accounting purposes, this business combination has been treated as a reverse acquisition (“Reverse Acquisition”) with AL Global as the accounting acquirer. Subsequent to the Reverse Acquisition, effective August 6, 2011, Javalution merged with and into AL International, Inc., a Delaware corporation. Each issued and outstanding share of common stock, no par value, of Javalution was converted into and became one-half (0.5) validly issued, fully paid and non-assessable share of common stock, $.001 par value, of the Company, and (ii) each issued and outstanding share of Series A preferred stock, no par value, of Javalution was converted into and became one (1) validly issued, fully paid and non-assessable share of Series A preferred stock, par value $.001 per share, of the Company. The historical financial information included in the consolidated financial statements prior to July 11, 2011, are those of AL Global. (See Note 3).

2.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The accompanying financial statements include the operating results and financial position of the Company and its wholly-owned subsidiaries: AL Global Corporation, CLR Roasters LLC, Financial Destination, Inc., FDI Management, Inc., MoneyTrax, LLC., Youngevity Australia Pty. Ltd., and Youngevity NZ Ltd. The Company also consolidates its non-controlling interest in AL Corporation Holding Pte. Ltd. and DrinkAct Southeast Asia, Inc. (collectively “DrinkACT SEA”) in accordance with the authoritative guidance for the consolidation of variable interest entities. All significant intercompany accounts and transactions have been eliminated in consolidation.

Segment Information

Beginning with the Reverse Acquisition in July 2011, the Company has two reporting segments: direct sales and commercial coffee. The direct sales segment develops and distributes health and nutrition products through its global independent direct sales network also known as multi-level marketing. The commercial coffee segment is a coffee roasting and distribution company specializing in the gourmet coffee category and the owner of the direct marketing brand Javafit, as well as the brands Café La Rica, Josie’s Java House and the Javalution family of brands which are marketed in the commercial coffee segment. The determination that the Company has two reportable segments is based upon the guidance set forth in Accounting Standards Codification (“ASC”) 280, “Segment Reporting”,as explained in more detail in Note 12.

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Use of Estimates

The Company prepared its consolidated financial statements and related disclosures in conformity with GAAP. Preparation of these statements requires management to use estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. The Company bases estimates and assumptions on historical experience and on various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that may not be readily apparent from other sources. Estimates are used in assessing impairment of intangibles and goodwill, value of contingent acquisition debt, value of deferred tax assets and liabilities, allowance for bad debt, inventory obsolescence, and sales returns. Actual results could differ materially from those estimates and assumptions.

Cash and Cash Equivalents

The Company considers only its monetary liquid assets with original maturities of three months or less as cash and cash equivalents.

Accounts Receivable

Accounts receivable are recorded net of an allowance for doubtful accounts. Accounts receivable are considered delinquent when the due date on the invoice has passed. The Company records its allowance for doubtful accounts based upon its assessment of various factors including past experience, the age of the accounts receivable balances, the credit quality of its customers, current economic conditions and other factors that may affect customers’ ability to pay. Accounts receivable are written off against the allowance for doubtful accounts when all collection efforts by the Company have been unsuccessful. Certain accounts receivable are financed as part of a factoring agreement. (See Note 7) There was no allowance for doubtful accounts recorded as of December 31, 2011 or 2010.

Inventory and Cost of Sales

Inventory is stated at the lower of cost or market value. Cost is determined using the first-in, first-out method. The Company records an inventory reserve for estimated excess and obsolete inventory based upon historical turnover, market conditions and assumptions about future demand for its products. When applicable, expiration dates of certain inventory items with a definite life are taken into consideration. Inventory reserves and the related assumptions are reviewed and updated on a quarterly basis.

Cost of revenues includes the cost of inventory, shipping and handling costs incurred by the Company in connection with shipments to customers, royalties associated with certain products, transaction banking costs and depreciation on certain assets.

The Company analyzes its firm purchase commitments, which currently consist primarily of commitments to purchase green coffee, at each period end. When necessary, provisions are made in each reporting period if the amounts to be realized from the disposition of the inventory items are not adequately protected by firm sales contracts of such inventory items. In that situation, a loss would be recorded for the inventory cost in excess of the saleable market value.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is provided in amounts sufficient to relate the cost of depreciable assets to operations over the estimated useful lives of the related assets. The straight-line method of depreciation and amortization is followed for financial statement purposes. Leasehold improvements are amortized over the shorter of the life of the respective lease or the useful life of the improvements. Estimated service lives range from three to ten years. When such assets are sold or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in operations in the period of disposal. The cost of normal maintenance and repairs is charged to expense as incurred. Significant expenditures that increase the useful life of an asset are capitalized and depreciated over the estimated useful life of the asset.

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Business Combinations

The Company accounts for business combinations under the acquisition method and allocates the total purchase price for acquired businesses to the tangible and identified intangible assets acquired and liabilities assumed, based on their estimated fair values. When a business combination includes the exchange of the Company’s common stock, the value of the common stock is determined using the closing market price as of the date such shares were tendered to the selling parties. The fair values assigned to tangible and identified intangible assets acquired and liabilities assumed are based on management or third party estimates and assumptions that utilize established valuation techniques appropriate for the Company’s industry and each acquired business. Goodwill is recorded as the excess, if any, of the aggregate fair value of consideration exchanged for an acquired business over the fair value (measured as of the acquisition date) of total net tangible and identified intangible assets acquired. A liability for contingent consideration, if applicable, is recorded at fair value as of the acquisition date. In determining the fair value of such contingent consideration, management estimates the amount to be paid based on probable outcomes and expectations on financial performance of the related acquired business. The fair value of contingent consideration is reassessed quarterly, with any change in the estimated value charged to operations in the period of the change. Increases or decreases in the fair value of the contingent consideration obligations can result from changes in actual or estimated revenue streams, discount periods, discount rates and probabilities that contingencies will be met.

Goodwill

Goodwill is recorded as the excess, if any, of the aggregate fair value of consideration exchanged for an acquired business over the fair value (measured as of the acquisition date) of total net tangible and identified intangible assets acquired. In accordance with ASC 350, “ Intangibles — Goodwill and Other”, goodwill and other intangible assets with indefinite lives are not amortized but are tested for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. The Company conducts annual reviews for goodwill and indefinite-lived intangible assets in the fourth quarter of each year or whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be fully recoverable.

The goodwill impairment test is a two-step process. The first step compares the Company’s fair value to its net book value. If the fair value is less than the net book value, the second step of the test compares the implied fair value of the Company’s goodwill to its carrying amount. If the carrying amount of goodwill exceeds its implied fair value, the Company would recognize an impairment loss equal to that excess amount. The testing is generally performed at the “reporting unit” level. A reporting unit is the operating segment, or a business one level below that operating segment (referred to as a component) if discrete financial information is prepared and regularly reviewed by management at the component level. The Company has determined that its reporting units for goodwill impairment testing are the Company’s reportable segments. As such, the Company analyzed its goodwill balances separately for the commercial coffee reporting unit and the direct sales reporting unit.

In the third quarter of 2011, immediately following the Reverse Acquisition with Javalution, the Company determined that the goodwill recorded in that transaction was impaired. As a result, the Company recorded an estimated non-cash impairment charge of approximately $151,432,000 to reduce the carrying amount of goodwill to $3,933,000. (See Note 3)

During the fourth quarter of 2011, the Company also determined that its goodwill related to the Adaptogenix acquisition (See Note 3) was impaired and recorded a non-cash impairment charge of approximately $366,000, ultimately reducing the related goodwill balance to $0.

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Goodwill activity for the years ended December 31, 2011 and 2010 by reportable segment consists of the following (in thousands):

	Direct marketing	Commercial coffee	Total
Balance at December 31, 2009	$-	$-	$-
Goodwill recognized	-	-	-
Goodwill impaired	-	-	-
Balance at December 31, 2010	$-	$-	$-
Goodwill recognized	1,587	155,365	156,952
Goodwill impaired	(366)	(151,432)	(151,798)
Balance at December 31, 2011	$1,221	$3,933	$5,154

Long-Lived Assets

Long-lived assets, including property and equipment and definite lived intangible assets are carried at cost less accumulated amortization. Costs incurred to renew or extend the life of a long lived asset are reviewed for capitalization. All finite-lived intangible assets are amortized on a straight-line basis, which approximates the pattern in which the estimated economic benefits of the assets are realized, over their estimated useful lives.

The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate their net book value may not be recoverable. Impairment, if any, is based on the excess of the carrying amount over the fair value, based on market value when available, or discounted expected cash flows, of those assets and is recorded in the period in which the determination is made. Management has determined that no impairment of its long-lived assets occurred at December 31, 2011 or 2010. There can be no assurance, however, that market conditions will not change or demand for the Company’s products will continue. Either of these could result in future impairment of long-lived assets.

Revenue Recognition

The Company recognizes revenue from product sales when the following four criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the selling price is fixed or determinable and collectability is reasonably assured. The Company ships the majority of its product directly to the distributors via UPS or USPS and receives substantially all payments for these sales in the form of credit card transactions. The Company regularly monitors its use of credit card or merchant services to ensure that its financial risk related to credit quality and credit concentrations are actively managed. Revenue is recognized upon passage of title and risk of loss to customers when product is shipped from the fulfillment facility.

The Company also charges fees to become a distributor, and earn a position in the network genealogy, which are recognized as revenue in the period received. The standard fee to become a distributor is $10.00, which includes a welcome kit and a genealogy position with no down line distributors. The Company recognized related revenue of $105,000 and $55,000 for the years ended December 31, 2011 and 2010, respectively. During 2011, the Company also sold three (3) specific genealogy positions with existing down line distributors and issued 2,785,516 warrants to purchase the Company’s common stock. The Company accounted for the transactions by recording net revenue of $1,130,000. (See Note 9)

Sales revenue and a reserve for estimated returns are recorded when product is shipped. Revenue from product sales is recorded net of sales taxes.

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Product Return Policy

All products, except food products and commercial coffee products, are subject to a full refund within the first 30 days of receipt by the customer, subject to an advance return authorization procedure. Returned product must be in unopened resalable condition. Commercial coffee products are returnable only if defective. The Company establishes product return reserves based on historical experience. As of December 31, 2011 and 2010, the Company’s reserve balance for returns was approximately $47,000 and $32,000, respectively, which is recorded in other liabilities in the consolidated balance sheet.

Shipping and Handling

Shipping and handling costs associated with inbound freight and freight to customers, including independent distributors, are included in cost of sales. Shipping and handling fees charged to all customers are included in sales. Shipping expense was approximately $3,367,000 and $2,194,000 for the years ended December 31, 2011 and 2010, respectively.

Distributor Compensation

The Company utilizes a network of independent distributors, each of whom has signed an agreement with the Company, enabling them to purchase products at wholesale prices, enroll new distributors for their down-line and earn compensation on product purchases made by those down-line distributors.

The payments made under the compensation plans are the only form of compensation paid to the distributors. Each product has a point value, which may or may not be correlated to the wholesale selling price of a product. A distributor must qualify to participate in the compensation plan by making a specified amount of product purchases, achieving specified point levels each month. Once qualified, the distributor will receive payments based on a percentage of the point value of products sold by the distributor’s down-line. The payment percentage varies depending on qualification level of the distributor and the number of levels of down-line distributors. There are also additional incentives paid upon achieving predefined activity and/or down-line point value levels. There can be multiple levels of independent distributors earning incentives from the sales efforts of a single agent. Due to that multi-layer independent sales approach, distributor incentives are a significant component of the Company’s cost structure. The Company accrues all distributor compensation expense in the month earned and pays the compensation the following month.

Advertising Expense

Advertising costs are expensed in the period incurred and are not material to the results of operations in any of the periods presented.

Earnings per share

Basic earnings per common share (“EPS”) are based on the weighted-average number of common shares that were outstanding during each period. Diluted earnings per common share include the effect of potentially dilutive common shares, which include conversion of preferred shares and outstanding warrants for preferred and common shares that have not been exercised.

For the period of time prior to the Reverse Acquisition, the weighted-average number of common shares outstanding are based on the shares outstanding for AL Global, retroactively adjusted for the Reverse Acquisition and the reverse stock split. The weighted-average number of shares outstanding after the Reverse Acquisition is based on the shares outstanding for the Company during that period of time.

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company has excluded the following securities from the calculation of diluted loss per share, as their effect would have been antidilutive:

	Common share equivalents at
	December 31,	December 31,
	2011	2010
Potential dilutive securities:
Convertible preferred stock	542,270	-
Warrants - Common stock	16,745,634	-
Warrants - Preferred stock	261,830	-
	17,549,734	-

Foreign Currency Translation

The financial position and results of operations of the Company’s foreign subsidiaries are measured using the foreign subsidiary’s local currency as the functional currency. Revenues and expenses of such subsidiaries have been translated into U.S. dollars at average exchange rates prevailing during the period. Assets and liabilities have been translated at the rates of exchange on the balance sheet date. The resulting translation gain and loss adjustments are recorded directly as a separate component of shareholders’ equity, unless there is a sale or complete liquidation of the underlying foreign investments. The Company translates foreign currencies of its Australian and New Zealand subsidiaries as well as the operations of its Philippine and Singapore variable interest entities. The cumulative translation adjustment, which is recorded in accumulated other comprehensive income, decreased approximately $7,000 for the year ended December 31, 2011 and increased approximately $13,000 for the year ended December 31, 2010. Translation gains or losses resulting from transactions in currencies other than the respective entities functional currency are included in the determination of income and are not considered significant to the Company for 2011 and 2010.

Comprehensive Income (Loss)

Comprehensive income (loss) consists of net gains and losses affecting stockholders’ deficit that, under generally accepted accounting principles, are excluded from net loss. For the Company, the only items are the cumulative foreign currency translation and net loss.

Income Taxes

The Company accounts for income taxes under the asset and liability method which includes the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements. Under this approach, deferred taxes are recorded for the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial statement and tax bases of our assets and liabilities, and are adjusted for changes in tax rates and tax laws when changes are enacted. The effects of future changes in income tax laws or rates are not anticipated.

The Company is subject to income taxes in the United States and certain foreign jurisdictions. The calculation of the Company’s tax provision involves the application of complex tax laws and requires significant judgment and estimates. The Company evaluates the realizability of its deferred tax assets for each jurisdiction in which it operates at each reporting date, and establishes a valuation allowance when it is more likely than not that all or a portion of its deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income of the same character and in the same jurisdiction. The Company considers all available positive and negative evidence in making this assessment, including, but not limited to, the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies. In circumstances where there is sufficient negative evidence indicating that deferred tax assets are not more likely than not realizable, the Company will establish a valuation allowance.

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company applies ASC 740, “Income Taxes,” in the accounting for uncertainty in income taxes recognized in its financial statements. ASC 740 requires that all tax positions be evaluated using a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Differences between tax positions taken in a tax return and amounts recognized in the financial statements are recorded as adjustments to income taxes payable or receivable, or adjustments to deferred taxes, or both. The Company believes that its accruals for uncertain tax positions are adequate for all open audit years based on its assessment of many factors including past experience and interpretation of tax law. To the extent that new information becomes available which causes the Company to change its judgment about the adequacy of its accruals for uncertain tax positions, such changes will impact income tax expense in the period such determination is made. The Company’s policy is to include interest and penalties related to unrecognized income tax benefits as a component of income tax expense. (See Note 11)

Recently Issued Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (“FASB”), or other standard setting bodies, which are adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company’s management believes that the impact of recently issued standards that are not yet effective will not have a material impact on the Company’s consolidated financial statements upon adoption.

Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. In January 2010, the FASB issued ASU 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements,” which amends the disclosure requirements relating to recurring and nonrecurring fair value measurements. New disclosures are required about transfers into and out of the Levels 1 and 2 fair value hierarchy and separate disclosures about purchases, sales, issuances and settlements relating to Level 3 measurements. This ASU also requires an entity to present information about purchases, sales, issuances and settlements for significant unobservable inputs on a gross basis rather than as a net number. This ASU was effective for us with the reporting period beginning January 1, 2010, except for the disclosures on the roll forward activities for Level 3 fair value measurements, which became effective for the Company beginning January 1, 2011. The adoption of this ASU had no impact on the Company’s financial position and results of operations, as it only requires additional disclosures.

Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations. In December 2010, the FASB issued ASU 2010-29, “Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations,” which requires an entity to disclose revenue and earnings of a combined entity as though the business combination that occurred during the current year had occurred as of the beginning of the comparable prior annual period only. It also requires pro forma disclosures to include a description of the nature and amount of the material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The Company has adopted ASU 2010-29 to be effective for all business combinations disclosed herein. Therefore, all required disclosures have been included in the related footnote to the consolidated financial statements.

Comprehensive Income (Topic 220): Presentation of Comprehensive Income. In June 2011 the FASB issued ASU 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income,” which (1) eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity; (2) requires the consecutive presentation of the statement of net income and other comprehensive income; and (3) requires an entity to present reclassification adjustments on the face of the financial statements from other comprehensive income to net income. This new standard does not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income, nor does it affect how earnings per share is calculated or presented. ASU 2011-05 is required to be applied retrospectively and is effective for fiscal years and interim periods within those years beginning after December 15, 2011, with early adoption permitted. As this new standard only requires enhanced disclosure, the adoption of ASU 2011-05 will not impact the Company’s financial position or results of operations.

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment. In September 2011 the FASB issued ASU 2011-08, “Goodwill and Other (Topic 350): Testing Goodwill for Impairment,” which simplifies goodwill impairment tests and states that a qualitative assessment may be performed to determine whether further impairment testing is necessary. ASU 2011-08 is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. The Company is evaluating the impact this may have on the Company’s consolidated financial statements.

Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities. The FASB has issued ASU 2011-11, “Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities,” which require an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. Coinciding with the release of this update, the International Accounting Standards Board (“IASB”) has issued Disclosures - Offsetting Financial Assets and Financial Liabilities (Amendments to International Financial Reporting Standards 7). This amendment requires disclosures about the offsetting of financial assets and financial liabilities common to those in ASU 2011-11. An entity is required to apply the amendments for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. An entity should provide the disclosures required by those amendments retrospectively for all comparative periods presented. The Company does not expect the adoption of this pronouncement to have a material impact on its consolidated financial statements.

Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05. The FASB has issued ASU 2011-12, “Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05,” which is effective at the same time as the amendments in ASU 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income,” so that entities will not be required to comply with the presentation requirements in ASU 2011-05 that ASU 2011-12 is deferring. In order to defer only those changes in ASU 2011-05 that relate to the presentation of reclassification adjustments, the paragraphs in ASU 2011-12 supersede certain pending paragraphs in ASU 2011-05. The amendments are being made to allow the FASB time to re-deliberate whether to present on the face of the financial statements the effects of reclassifications out of accumulated other comprehensive income on the components of net income and other comprehensive income for all periods presented. While the FASB is considering the operational concerns about the presentation requirements for reclassification adjustments and the needs of financial statement users for additional information about reclassification adjustments, entities should continue to report reclassifications out of accumulated other comprehensive income consistent with the presentation requirements in effect before ASU 2011-05. All other requirements in ASU 2011-05 are not affected by ASU 2011-12, including the requirement to report comprehensive income either in a single continuous financial statement or in two separate but consecutive financial statements. Public entities should apply these requirements for fiscal years, and interim periods within those years, beginning after December 15, 2011. The Company does not expect the adoption of this pronouncement to have a material impact on its consolidated financial statements.

3.	BUSINESS COMBINATIONS

Javalution

On July 11, 2011, AL Global Corporation (“AL Global”), a privately held California corporation, merged with and into a wholly-owned subsidiary of Javalution Coffee Company, a publicly traded Florida corporation (“Javalution”). For accounting purposes, this business combination has been treated as a reverse acquisition (“Reverse Acquisition”) with AL Global as the accounting acquirer. Under the terms of the Reverse Acquisition, Javalution issued approximately 560,000,000 shares of its common stock (280,000,000 shares after giving effect of the Second Merger) in exchange for all the issued and outstanding common stock of AL Global which totaled 220 shares. The exchange ratio was 2,545,454 shares of Javalution common stock for each share of AL Global stock. As a result, AL Global became a wholly-owned subsidiary of Javalution. To effect the transaction, Javalution amended its articles of incorporation to increase its authorized shares of common stock to 1,000,000,000 and preferred stock to 100,000,000.

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Subsequent to the Reverse Acquisition, effective August 6, 2011, Javalution merged with and into AL International, Inc., a Delaware corporation. (“Second Merger”) Each issued and outstanding share of common stock, no par value, of Javalution was converted into and became one-half (0.5) validly issued, fully paid and non-assessable share of common stock, $.001 par value, of the Company, and (ii) each issued and outstanding share of Series A preferred stock, no par value, of Javalution was converted into and became one (1) validly issued, fully paid and non-assessable share of Series A preferred stock, par value $.001 per share, of the Company. The historical financial information included in the consolidated financial statements prior to July 11, 2011, are those of AL Global.

The transaction is being treated as a reverse merger and accounted for as a Reverse Acquisition in which AL Global is deemed to be the accounting “acquirer” and Javalution is deemed to be the accounting “acquiree”. Consequently, the assets and liabilities and the historical operations reflected in the accompanying consolidated financial statements prior to the Reverse Acquisition are those of AL Global and are recorded at their historical cost basis. The consolidated financial statements after completion of the Reverse Acquisition include the assets and liabilities of AL Global and the acquiree and the historical operations of AL Global and the acquiree after the closing date of the Reverse Acquisition.

The assets acquired and liabilities assumed were recorded at their estimated fair values as of the date of the Reverse Acquisition. The purchase price allocation for the acquiree is (in thousands):

Cash and cash equivalents	$684
Accounts receivable	443
Inventory	401
Prepaid expenses and other assets	23
Property and equipment	594
Goodwill	155,365
Intangible assets - Customer relationships	3,500
Intangible assets - Trademarks	900
Accounts payable	(742)
Other current liabilities	(109)
Due to factoring company	(331)
Deferred tax liability	(313)
Other non-current liabilities	(296)

Total purchase price	$160,119

The consideration of approximately $160,119,000 was determined based on the closing price of Javalution’s common stock the day before the closing of the Reverse Acquisition. The closing price on that day was $1.56 which was multiplied by the total common shares outstanding of 102,640,610 shares.

The Company utilized the services of a third party valuation firm to determine the purchase price allocation. As part of that valuation, the total enterprise value of the acquired business was determined to be approximately $9,000,000. As a result, the carrying amount of the goodwill, recorded in the commercial coffee segment, substantially exceeded its implied fair value; therefore, the Company recorded an impairment of approximately $151,432,000 in the third quarter of 2011, resulting in a net goodwill value of approximately $3,933,000. The goodwill is not expected to be deductible for tax purposes.

The fair value of intangible assets acquired in the amount of approximately $4,400,000 was determined using various income and market approach methodologies. The intangibles identified in the acquisition were customer relationships and trademarks. Approximately $800,000 of the intangible assets were determined to have indefinite lives and therefore not subject to amortization. The definite lived intangible assets are being amortized over their estimated useful life of seven (7) and ten (10) years for the customer relationships and trademarks, respectively, using the straight-line method which is believed to approximate the time-line with which the economic benefit of the underlying intangible asset will be realized. (See Note 4).

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The revenue and loss for commercial coffee included in the consolidated statement of operations were approximately $2,886,000 and $270, respectively for the year ended December 31, 2011. The revenue for direct marketing included in the consolidated statement of operations was approximately $124,000 for the year ended December 31, 2011. The costs related to the acquisition of Javalution totaled approximately $46,000, which included advisory, legal, valuation and other professional fees. These costs were expensed as incurred in the periods in which services were received and recognized in the consolidated statements of operations in general and administrative expenses.

In addition to the Reverse Acquisition, during 2011 and 2010, the Company entered into a number of business acquisitions, which are detailed below. All of the acquisitions were conducted in an effort to expand the Company’s distributor network, enhance and expand its product portfolio and diversify its product mix. As such, the major purpose for all of the business combinations was to increase revenue. In most cases, the acquisitions were structured as asset purchases which resulted in the recognition of certain intangible assets.

Financial Destination, Inc.

In October 2011, the Company agreed to acquire all outstanding stock of Financial Destination, Inc., a New Hampshire corporation, and its related entities, FDI Management, Inc., a New Hampshire corporation and MoneyTrax, LLC., a Nevada limited liability corporation (collectively “FDI”) and FDI Realty, LLC a New Hampshire limited liability company (“FDI Realty”). In October, 2011, the Company completed the acquisition of FDI, postponing the acquisition of FDI Realty subject to the seller obtaining consent to assignment of the mortgages. Upon receipt of the consent to assignment, the Company will assume all of the outstanding liabilities of FDI Realty, which were approximately $2,206,000 as of December 31, 2011. FDI is a direct marketer of telecom products and other services. The transaction was accounted for as a business combination. The consideration to be paid by the Company is payable in cash, and is contingent, based on a percentage of revenue generated by the Company. The Company has estimated the fair value of the liability to be approximately $3,260,000, which is included in contingent acquisition debt in the 2011 consolidated balance sheet. Consideration paid for the year ended December 31, 2011, was approximately $77,000 and imputed interest of $99,000 was recorded as interest expense.

The assets acquired and liabilities assumed were recorded at estimated fair values as of the date of the acquisition. The purchase price allocation for FDI is (in thousands):

Cash and cash equivalents	$377
Prepaid expenses and other current assets	202
Property and equipment	51
Goodwill	1,221
Intangible assets - Distributor organization	2,200
Intangible assets - Trademarks	130
Accounts payable	(119)
Other current liabilities	(802)

Total purchase price	$3,260

The consideration of approximately $3,260,000 was determined based on the Earn-Out Consideration, which is equal to 1% of the Company’s net sales, payable monthly for a period of ten years up to a maximum of approximately $20,000,000. In accordance with the terms of the agreement, the seller is also entitled to: 1) Residual Consideration, which is equal to 1% of the Company’s net sales, payable monthly beginning the earlier of the full payment of the Earn-Out Consideration or October 21, 2021, up to approximately $1,000,000 per year for an indefinite period, and 2) Contingent Consideration of approximately $2,300,000 to be payable in equal monthly installments over ten years. The Earn-Out, Residual and Contingent Consideration are terminable in the event of the seller’s death or if the seller engages in any employment, business or other activity that is in any way competitive with the Company. The Earn-Out and Residual Consideration may be reduced upon conclusion of seller’s employment with the Company, and are being accounted for as compensation for post-acquisition services. The Residual Consideration is subject to certain buy-out provisions, based on a formula, at the request of the Company. The Contingent Consideration will be reduced in the event that the distributor network included in the assets of FDI does not achieve approximately $8,500,000 in gross sales per year.

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Goodwill of $1,221,000 was recognized in the direct marketing segment as the excess purchase price over the acquisition-date fair value of net assets acquired. Goodwill is estimated to represent the synergistic values expected to be realized from the combination of the two businesses. The goodwill is not expected to be deductible for tax purposes.

The fair value of intangible assets acquired in the amount of approximately $2,330,000 was determined through the use of a third party valuation firm using various income and market approach methodologies. Specifically, the intangibles identified in the acquisition were trademarks and the distributor organization. The intangible assets are being amortized over their estimated useful life of seven (7) and ten (10) years for the distributor organization and trademarks, respectively, using the straight-line method which is believed to approximate the time-line with which the economic benefit of the underlying intangible asset will be realized. (See Note 4)

The revenue included in the consolidated statement of operations for the year ended December 31, 2011 was approximately $1,218,000. The costs related to the acquisition of FDI totaled approximately $48,000, which included advisory, legal, valuation and other professional fees. These costs were expensed as incurred in the periods in which services were received and recognized in the consolidated statements of operations in general and administrative expenses.

Adaptogenix

In August 2011, the Company acquired substantially all the assets of Adaptogenix, LLC., a Utah limited liability company (“Adaptogenix”). Adaptogenix is a seller of botanical derived products, including a health line, wellness beverages and energy drinks and has developed a distributorship organization of independent authorized agents for the sale of its products. The transaction was accounted for as a business combination. The purchase price was initially determined to be approximately $1,300,000 based on $400,000 in cash payments and a promissory note payable of approximately $900,000. Subsequent to the initial purchase agreement, the note payable was renegotiated and ultimately reduced to approximately $314,000. In accordance with ASC 805, “Business Combinations,” the measurement period for determining the value of a business combination may extend up to one year after the acquisition date in an effort to obtain all relevant information available to enable the Company to accurately determine the business combination value. During the measurement period, the Company should retrospectively adjust any amounts recognized at the acquisition date to reflect new information existing at the acquisition date affecting the measurement of those amounts at that date. Increases (decreases) to identifiable assets (liabilities) should be reflected with a corresponding decrease (increase) to goodwill. Accordingly, the purchase price has been decreased to $714,000 resulting from a decrease in the note payable and a corresponding decrease to goodwill. The promissory note bears interest at a rate of less than 1% per annum and is due in monthly payments of $25,000 for the first 3 months and $10,000 commencing on January 1, 2012 and continuing on a monthly basis until the note is paid in full.

The assets acquired were recorded at estimated fair values as of the date of the acquisition. The purchase price allocation for Adaptogenix is (in thousands):

Inventory, net	$270
Goodwill	366
Intangible assets - Distributor organization	66
Intangible assets - Trademarks	12

Total purchase price	$714

Goodwill of approximately $366,000 was recognized in the direct marketing segment as the excess purchase price over the acquisition-date fair value of net assets acquired. Goodwill is estimated to represent the synergistic values expected to be realized from the integration of the acquired assets. During 2011 this goodwill was fully impaired. (See Note 2).

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The fair value of intangible assets acquired in the amount of approximately $78,000 was determined through the use of a discounted cash flow methodology. Specifically, the intangibles identified in the acquisition were trademarks and the distributor organization. The intangible assets are being amortized over their estimated useful life of seven (7) and ten (10) years for the distributor organization and trademarks, respectively, using the straight-line method which is believed to approximate the time-line with which the economic benefit of the underlying intangible asset will be realized. (See Note 4)

The revenue included in the consolidated statement of operations for the year ended December 31, 2011 was approximately $91,000. The costs related to the acquisition of Adaptogenix were expensed as incurred and were not considered significant.

R Garden

In July 2011, the Company acquired certain assets of R Garden, Inc., a Washington corporation (“R Garden”). R Garden is a developer and distributor of nutritional supplements, including vitamin, mineral and unique plant enzyme supplements and has developed a distributorship organization of independent authorized agents for the sale of its products. The transaction was accounted for as a business combination. The consideration to be paid by the Company is payable in cash, and is based on a percentage of revenue the sales of R Garden products generate over a 5 year period, which the Company has estimated its fair value to be approximately $681,000. There is no contractual limit to the total consideration, thus the total consideration could be significantly higher or significantly lower than the Company’s estimate. Consideration paid for the year ended December 31, 2011, was approximately $84,000, of which approximately $23,000 was recorded as interest expense.

The assets acquired were recorded at estimated fair values as of the date of the acquisition. The purchase price allocation for R Garden is (in thousands):

Intangible assets - Distributor organization	$475
Intangible assets - Trademarks	206

Total purchase price	$681

The fair value of intangible assets acquired in the amount of approximately $681,000 was determined through the use of a discounted cash flow methodology. Specifically, the intangibles identified in the acquisition were trademarks and the distributor organization. The intangible assets are being amortized over their estimated useful life of seven (7) and ten (10) years for the distributor organization and trademarks, respectively, using the straight-line method which is believed to approximate the time-line with which the economic benefit of the underlying intangible asset will be realized. (See Note 4)

The revenue included in the consolidated statement of income for the year ended December 31, 2011 was approximately $841,000. The costs related to the acquisition of R Garden were expensed as incurred and were not considered significant.

Bellamora

In June 2011, the Company acquired certain assets of Bellamora, Inc., a Washington corporation (“Bellamora”). Bellamora markets and sells its own brand of skin care products and has developed a distributorship organization of independent authorized agents for the sale of its products. The transaction was accounted for as a business combination. The consideration to be paid in cash by the Company is contingent, based on the quantity of Bellamora products sold plus a percentage of sales made by the Bellamora distributor organization over a 5 year period, which the Company has estimated the combined fair value to be approximately $49,000. There is a contractual limit of $900,000 for the sale of Bellamora products. There is no contractual limit to the total consideration based on sales by the Bellamora distributor organization, thus the total consideration could be significantly higher or significantly lower than the Company’s estimate. Consideration paid for the year ended December 31, 2011, was approximately $4,000, of which approximately $1,000 was recorded as interest expense.

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The assets acquired were recorded at estimated fair values as of the date of the acquisition. The purchase price allocation for Bellamora is (in thousands):

Intangible assets - Trademarks	$49

Total purchase price	$49

The fair value of trademark intangible asset acquired in the amount of $49,000 was determined through the use of a discounted cash flow methodology. The intangible asset is being amortized over its estimated useful life of ten (10) years using the straight-line method which is believed to approximate the time-line with which the economic benefit of the underlying intangible asset will be realized. (See Note 4).

The revenue included in the consolidated statement of operations for the year ended December 31, 2011 was approximately $66,000. The costs related to the acquisition of Bellamora were expensed as incurred and were not considered significant.

Healing America

In September 2010, the Company acquired certain assets of Preferred Price Plus, Inc., a Delaware corporation (“Healing America”). Healing America markets and sells health supplement products and has developed a distributorship organization of independent authorized agents for the sale of its products. The transaction was accounted for as a business combination. The contingent consideration to be paid in cash by the Company is based on a percentage of sales by the seller’s distributor organization over a 5 year period, which the Company has estimated its fair value to be approximately $278,000. There is no contractual limit to the total consideration paid during that time, thus the total consideration could be significantly higher or significantly lower than the Company’s estimate. Consideration paid was approximately $46,000 and $9,000, of which approximately $18,000 and $5,000 was recorded as interest expense for the years ended December 31, 2011 and 2010, respectively.

The assets acquired were recorded at estimated fair values as of the date of the acquisition. The purchase price allocation for Healing America is (in thousands):

Intangible assets - Distributor organization	$256
Intangible assets - Trademarks	22

Total purchase price	$278

The fair value of intangible assets acquired in the amount of $278,000 was determined through use of a discounted cash flow methodology. Specifically, the intangibles identified in the acquisition were trademarks and the distributor organization. The intangible assets are being amortized over their estimated useful life of seven (7) and ten (10) years for the distributor organization and trademarks, respectively, using the straight-line method which is believed to approximate the time-line with which the economic benefit of the underlying intangible asset will be realized. (See Note 4)

The revenue included in the consolidated statements of operations for the years ended December 31, 2011 and 2010 are approximately $465,000 and $90,000, respectively. The costs related to the acquisition of Healing America were expensed as incurred and were not considered significant.

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Escape

In June 2010, the Company acquired certain assets of MLM Holdings, Inc, a Michigan corporation (“Escape”). Escape markets and sells its products, which includes the Xymetri brand health supplements and Makaila Morgan facial products, through its distributorship organization of independent authorized agents. The transaction was accounted for as a business combination. The contingent consideration to be paid in cash by the Company is based on a percentage of sales by the seller’s distributor organization of which the Company has estimated the fair value to be approximately $651,000. There is no contractual limit to the total consideration to be paid, thus the total consideration could be significantly higher or significantly lower than the Company’s estimate. Consideration paid was approximately $156,000 and $77,000, of which approximately $38,000 and $19,000 was recorded as interest expense for the years ended December 31, 2011 and 2010, respectively.

The assets acquired were recorded at estimated fair values as of the date of the acquisition. The purchase price allocation for Healing America is (in thousands):

Intangible assets - Distributor organization	$554
Intangible assets - Trademarks	97

Total purchase price	$651

The fair value of intangible assets acquired in the amount of $651,000 was determined through use of a discounted cash flow methodology. Specifically, the intangibles identified in the acquisition were trademarks and the distributor organization. The intangible assets are being amortized over their estimated useful life of seven (7) and ten (10) years for the distributor organization and trademarks, respectively, using the straight-line method which is believed to approximate the time-line with which the economic benefit of the underlying intangible asset will be realized. (See Note 4)

The revenue included in the consolidated statements of operations for the years ended December 31, 2011 and 2010 are approximately $1,564,000 and $766,000, respectively. The costs related to the acquisition of Escape were expensed as incurred and were not considered significant.

Pro-Forma Information

The following table presents the approximate pro-forma effect assuming the Reverse Acquisition with Javalution as well as the numerous business combinations discussed above had occurred at the beginning of the Company’s fiscal year for each respective year and includes pro-forma adjustments for revenue, intangible amortization, property and equipment depreciation and interest expense, as applicable (in thousands). The pro-forma financial information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisitions had taken place at the beginning of each fiscal period or of results that may occur in the future.

	Years ended December 31,
	2011	2010
Revenues	$50,315	$41,929
Loss before income taxes	$(153,224)	$(2,162)

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.	SUPPLEMENTAL FINANCIAL INFORMATION

Inventories

Inventories consist of the following (in thousands):

	December 31,
	2011	2010
Finished goods	$3,327	$1,612
Raw materials	1,970	478
	5,297	2,090
Reserve for excess and obsolete	(316)	(219)

Inventory, net	$4,981	$1,871

Property and Equipment

Property and equipment consist of the following (in thousands):

	December 31,
	2011	2010
Computer equipment	$200	$177
Computer software	427	414
Furniture and other equipment	785	624
Manufacturing equipment	610	-
Leasehold improvements	820	735
	2,842	1,950
Accumulated depreciation	(1,926)	(1,751)

Total property and equipment	$916	$199

Depreciation expense totaled approximately $175,000 and $145,000 for the years ended December 31, 2011 and 2010, respectively.

Intangible Assets

Intangible assets consist of the following (in thousands):

	December 31, 2011		December 31, 2010
	Carrying Amount	Accumlated Amortization	Carrying Amount	Accumlated Amortization
Distributor organizations	$6,546	$(2,222)	$3,756	$(1,595)
Trademarks	2,835	(34)	1,586	(5)
Customer relationships	3,500	(229)	-	-
Other	20	(18)	20	(14)

Intangible assets, net	$12,901	$(2,503)	$5,362	$(1,614)

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Amortization expense related to intangible assets was approximately $889,000 and $471,000 for the years ended December 31, 2011 and 2010, respectively. Approximately $800,000 of trademarks related to the Reverse Acquisition and another $1,467,000 in trademarks from business combinations entered into prior to the year ended December 31, 2010 are not subject to amortization as they have been identified as having indefinite lives. As of December 31, 2011, future expected amortization expense related to definite lived intangible assets for the next five years is as follows (in thousands):

Years ending December 31,
2012	$1,492
2013	1,490
2014	1,199
2015	1,069
2016	1,069

As of December 31, 2011, the weighted average remaining amortization period for intangibles assets was approximately 6.3 years.

Accrued Expenses

Accrued expenses consist of the following (in thousands):

	December 31,
	2011	2010

Accrued distributor commission	$2,195	$1,057
Accrued payroll and related	286	193
Accrued taxes	278	106
Accrued interest	-	500
Accrued other	89	62

Accrued expenses	$2,848	$1,918

Other Current Liabilities

Other current liabilities consist of the following (in thousands):

	December 31,
	2011	2010

Customer deposits	$200	$5
Accrued dividends on preferred stock	79	-
Reserve for returns	47	32
Deferred revenue	96	289
Other	2	9

Other current liabilities	$424	$335

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5.	ARRANGEMENTS WITH VARIABLE INTEREST ENTITIES

The Company consolidates all variable interest entities in which it holds a variable interest and is the primary beneficiary of the entity. Generally, a variable interest entity (“VIE”) is a legal entity with one or more of the following characteristics: (a) the total at risk equity investment is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties; (b) as a group the holders of the equity investment at risk lack any one of the following characteristics: (i) the power, through voting or similar rights, to direct the activities of the entity that most significantly impact its economic performance, (ii) the obligation to absorb the expected losses of the entity, or (iii) the right to receive the expected residual returns of the entity; or (c) some equity investors have voting rights that are not proportional to their economic interests, and substantially all of the entity's activities either involve, or are conducted on behalf of, an investor that has disproportionately few voting rights. The primary beneficiary of a VIE is required to consolidate the VIE and is the entity that has (a) the power to direct the activities of the VIE that most significantly impact the VIE's economic performance, and (b) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE.

In determining whether it is the primary beneficiary of a VIE, the Company considers qualitative and quantitative factors, including, but not limited to: which activities most significantly impact the VIE's economic performance and which party controls such activities; the amount and characteristics of Company's interests and other involvements in the VIE; the obligation or likelihood for the Company or other investors to provide financial support to the VIE; and the similarity with and significance to the business activities of Company and the other investors. Significant judgments related to these determinations include estimates about the current and future fair values and performance of real estate held by these VIEs and general market conditions.

2400 Boswell, LLC

2400 Boswell, LLC (“2400 Boswell”) is the owner and lessor of the building occupied by the Company for its corporate office and warehouse in Chula Vista, CA. The Company is the lessee and currently the sole tenant. An immediate family member of a 5% shareholder of the Company is the single member of 2400 Boswell. The Company is involved as a guarantor of the 2400 Boswell mortgage on the leased building. The mortgage is due June 1, 2013. The Company’s maximum exposure to loss as a result of its involvement with the unconsolidated VIE is approximately $3,900,000 and $3,950,000 as of December 31, 2011 and 2010, respectively. The Company may be subject to additional losses to the extent of any financial support that it voluntarily provides in the future. The Company has provided no explicit or implicit financial or other support to 2400 Boswell that it was not previously contractually obligated to provide for the years ended December 31, 2011 and 2010. The Company has no intent to provide such support in the future, except that it intends to provide a similar mortgage guarantee for a mortgage refinance contemplated by 2400 Boswell.

At December 31, 2011 and 2010, the Company holds a variable interest in 2400 Boswell, for which the Company is not deemed to be the primary beneficiary. The Company has concluded, based on its qualitative consideration of the lease agreement, and the role of the single member of 2400 Boswell, that the single member is the primary beneficiary of 2400 Boswell. In making the determinations, the Company considered that the single member conducts and manages the business of 2400 Boswell, is authorized to borrow funds on behalf of 2400 Boswell, is the sole person authorized and responsible for conducting the business of 2400 Boswell, and is obligated to fund obligations of 2400 Boswell. As a result of this determination, the financial position and results of operations of 2400 Boswell have not been included in the consolidated financial statements of the Company.

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AL Corporation Holding Pte. Ltd. and DrinkAct Southeast Asia, Inc.

ASC 810, “Consolidation,” specifies the two characteristics of a controlling financial interest in a VIE: (1) the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance; and (2) the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. The Company has concluded that it holds variable interests in AL Corporation Holding Pte. Ltd. (“DrinkACT Singapore”) and DrinkAct Southeast Asia, Inc. (“DrinkACT Philippines”). DrinkACT Philippines and DrinkACT Singapore were established during the year ended December 31, 2011, as vehicles to distribute the Company’s product in the Southeast Asia region. The VIE’s serve to exclusively market and distribute the Company’s product. Although the Company does not have any legal ownership of the businesses themselves, it does exert a level of control over the activities undertaken by each business and bears risk of loss and the benefit of profits, to the extent that profits can be repatriated to the United States. Also, the nature of the relationship between the VIE’s and the Company have created an obligation for the Company to absorb certain losses if either VIE failed. Considering the nature of the relationship between the VIE’s and the Company, and that the Company is obligated to absorb losses, if any, the Company has determined that it is the primary beneficiary in the relationship and, therefore, the results of operations and non-controlling interests are included in the consolidated financial statements. The Company’s assets and liabilities used in operation, used to fund initial operations or used to collateralize the relationship for each VIE are not considered significant. The Company’s maximum exposure to loss is deemed to be the value of inventory on hand at either VIE at any given time.

The following table summarizes the amounts included in the consolidated financial statements related to the operations of the VIE’s (in thousands):

	Year ended December 31,
	2011	2010
Revenues	$487	$-
Operating expenses	414	-
Operating income	$73	$-

	As of December, 31
	2011	2010
Total assets	$97	$-

6.	FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value measurements are performed in accordance with the guidance provided by ASC 820, “Fair Value Measurements and Disclosures”. ASC 820 defines fair value as the price that would be received from selling an asset, or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or parameters are not available, valuation models are applied.

ASC 820 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Assets and liabilities recorded at fair value in the financial statements are categorized based upon the hierarchy of levels of judgment associated with the inputs used to measure their fair value. Hierarchical levels directly related to the amount of subjectivity associated with the inputs to fair valuation of these assets and liabilities, are as follows:

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Level 1 – Quoted prices in active markets for identical assets or liabilities that an entity has the ability to access.

Level 2 – Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 – Unobservable inputs that are supportable by little or no market activity and that are significant to the fair value of the asset or liability.

The carrying amounts of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximate their fair values based on their short-term nature. The carrying amount of the Company’s long term notes payable approximates its fair value based on interest rates available to the Company for similar debt instruments and similar remaining maturities. The estimated fair value of the contingent consideration related to the Company’s business combinations is recorded using significant unobservable measures and other fair value inputs and is therefore classified as a Level 3 financial instrument.

The following table details the fair value measurement within the three levels of the value hierarchy of the Company’s financial instruments which includes the Level 3 liabilities related to contingent consideration on acquisitions (in thousands):

	Fair Value at December 31, 2011
	Total	Level 1	Level 2	Level 3
Liabilities:
Contingent acquisition debt	$4,670	$-	$-	$4,670

Total liabilities	$4,670	$-	$-	$4,670

	Fair Value at December 31, 2010
	Total	Level 1	Level 2	Level 3
Liabilities:
Contingent acquisition debt	$867	$-	$-	$867

Total liabilities	$867	$-	$-	$867

The following table reflects the activity for the Company’s contingent acquisition liabilities measured at fair value using Level 3 inputs (in thousands) (See Notes 3 and 10):

Contingent Consideration
Balance at December 31, 2009	$-
Level 3 liabilities acquired	929
Level 3 liabilities settled	(62)
Adjustments to liabilities included in earnings	-
Balance at December 31, 2010	$867
Level 3 liabilities acquired	3,991
Level 3 liabilities settled	(188)
Adjustments to liabilities included in earnings	-
Balance at December 31, 2011	$4,670

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The contingent acquisition liabilities are remeasured to fair value each reporting period using projected revenues, discount rates, and projected timing of revenues. Projected contingent payment amounts are discounted back to the current period using a discounted cash flow model. Projected revenues are based on the Company’s most recent internal operational budgets and long-range strategic plans. In some cases, there is no maximum amount of contingent consideration that can be earned by the sellers. Increases in projected revenues will result in higher fair value measurements. Increases in discount rates and the time to payment will result in lower fair value measurements. Increases (decreases) in any of those inputs in isolation may result in a significantly lower (higher) fair value measurement.

The weighted average of the discount rates used was 14.0% and 7.0% as of December 31, 2011 and 2010, respectively. The projected year of payment ranges from 2012 to 2021.

7.	NOTES PAYABLE AND OTHER DEBT

In November 2006, the Company entered into a $1,944,000 unsecured note payable to 2400 Boswell to fund the Company’s working capital needs. The note did not specify repayment terms. The note bears interest at 5.25% per annum. The note and all accrued unpaid interest was forgiven by 2400 Boswell in June 2011 and recognized as a capital contribution. As of December 31, 2011 and 2010, the amounts outstanding on the note were approximately $0 and $1,944,000, respectively.

In March 2007, the Company entered into a $27,000 unsecured note payable to Michelle Wallach, the Company’s COO, to fund the Company’s working capital needs. The note did not specify repayment terms. The note bears interest at 5.25% per annum. The note and all accrued unpaid interest was repaid during 2009 and 2010. As of December 31, 2011 and 2010, there were no amounts outstanding on the note.

In April 2007, the Company entered into a $130,000 unsecured note payable to Dr. Joel Wallach, a family member of the Company’s Chief Executive Officer and Company founder, to fund the Company’s working capital needs. The note did not specify repayment terms. The note bears interest at 5.00% per annum. The note and all accrued unpaid interest was forgiven by Dr. Joel Wallach in June 2011 and recognized as a capital contribution. As of December 31, 2011 and 2010, the amounts outstanding on the note were approximately $0 and $130,000, respectively.

In December 2007, the Company entered into a $156,000 unsecured note payable to Stephan Wallach, the Company’s CEO, in lieu of compensation. The note did not specify repayment terms. The note bears interest at 5.25% per annum. The note and all accrued unpaid interest was forgiven by Stephan Wallach in June 2011 and recognized as a capital contribution. As of December 31, 2011 and 2010, the amounts outstanding on the note were approximately $0 and $147,000, respectively.

In October 2011, the Company assumed, with its acquisition of FDI, an unsecured line of credit held by Sovereign Bank, a Federal Savings Bank. The line of credit is payable on demand. The line of credit bears interest at the rate of the Sovereign Bank Prime Rate plus 1.00% and has a maximum borrowing limit of $150,000. The average amount outstanding and the average interest rate on the line was $145,000 and 4.25%, respectively, for the year ended December 31, 2011. As of December 31, 2011 and 2010, the amounts outstanding on the line were approximately $145,000 and $0, respectively.

In October 2011, the Company assumed, with its acquisition of FDI, an unsecured note payable to Rose Arraj. The note bears interest at 12.6% per annum. As of December 31, 2011 and 2010, the amounts outstanding on the note were approximately $29,000 and $0, respectively. The note was paid in full in February 2012.

In March 2007, the Company entered in to an agreement to purchase certain assets of M2C Global, Inc. a Nevada Corporation, for $4,500,000. The agreement required payments totaling $500,000 in three (3) installments during 2007 followed by monthly payments in the amount of 10% of the sales related to the acquired assets until the entire note balance is paid. The Company has imputed interest at the rate of 7% per annum. As of December 31, 2011 and 2010, the carrying value of the liability was approximately $2,419,000 and $2,726,000, respectively, net of an unamortized discount of $154,000 and $254,000, respectively. Imputed interest recorded on the note was approximately $100,000 and $120,000 for the years ended December 31, 2011 and 2010, respectively.

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In August 2011, the Company entered into a $900,000 unsecured note payable to Adaptagenix, LLC in relation to the purchase of certain business assets. As discussed in Note 3, that note was subsequently renegotiated and reduced to approximately $314,000. The note is payable in monthly payments of $25,000 for the first 3 months and $10,000 per month commencing January 1, 2012 and continuing to maturity in December 2013. The note bears interest at less than 1.0% per annum. As of December 31, 2011 and 2010, the amounts outstanding on the note were approximately $239,000 and $0, respectively.

The following summarizes the maturities of notes payable:

Years ending December 31,
2012	$712
2013	552
2014	508
2015	340
2016	690

Total	$2,802

Factoring Agreement

The Company has an accounts receivable factoring agreement (the “Factoring Agreement”) with Crestmark Bank (“Crestmark”) related to the Company’s accounts receivable resulting from sales of certain products within its commercial coffee reportable segment. Under the terms of the Factoring Agreement, the Company effectively sold all of its accounts receivable to Crestmark, with non-credit related recourse. The Company continues to be responsible for the servicing and administration of the receivables. The terms of the Factoring Agreement require that it stay in effect until February 1, 2014 at which time it will automatically renew for successive one year periods unless proper notice of termination is given.

The Factoring Agreement provides for the Company to receive advances against the purchase price of its receivables at the rate of 85% of the aggregate purchase price of the receivable outstanding at any time less: receivables that are in dispute, receivables that are not credit approved within the terms of the Factoring Agreement and any fees or estimated fees related to the Factoring Agreement. Interest is accrued on all outstanding advances as the greater of 5.25% per annum or the Prime Rate (as identified by the Wall Street Journal) plus an applicable margin. The margin is based on the magnitude of the total outstanding advances and ranges from 2.50% to 5.00%. In addition to the interest accrued on the outstanding balance, Crestmark charges a factoring commission for each invoice factored which is calculated as the greater of $5.00 or 1.50% of the gross invoice amount and is recorded as interest expense. The minimum factoring commission payable to the bank is $30,000 during each consecutive 12-month period.

The outstanding liability related to the Factoring Agreement was approximately $743,000 and $0 as of December 31, 2011 and 2010, respectively. Fees and interest paid pursuant to this agreement were approximately $54,000 and $0 for the years ended December 31, 2011 and 2010, respectively, which were recorded as interest expense. Trade receivables of approximately $2,447,000 and $0 were sold under the terms of the Factoring Agreement for the years ended December 31, 2011 and 2010, respectively.

The Company accounted for the sale of receivables under the Factoring Agreement as a secured borrowing with a pledge of the subject receivables as well as all bank deposits as collateral, in accordance with the authoritative guidance for accounting for transfers and servicing of financial assets and extinguishments of liabilities. The caption “Accounts receivable, due from factoring company” on the accompanying consolidated balance sheet in the amount of approximately $937,000 and $0 as of December 31, 2011 and 2010, respectively, reflects the related collateralized accounts.

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8.	RELATED PARTIES

A family member of the Company's President and CEO, is the single member of 2400 Boswell. 2400 Boswell is the owner and lessor of the building occupied by the Company for its corporate office and warehouse. The company is the lessee and currently the sole tenant. The Company is a guarantor of the 2400 Boswell’s mortgage on the leased building. The Company’s maximum exposure to loss is approximately $3,900,000 and $3,950,000 as of December 31, 2011 and 2010, respectively. The mortgage is due June 1, 2013. (See Notes 5 and 13).

Additionally, in November, 2006, the Company entered into a $1,944,000 unsecured note payable to 2400 Boswell to be used for working capital purposes. The note did not specify repayment terms. The note included interest at 5.25% per annum. The note and all accrued unpaid interest of approximately $530,000 was forgiven by 2400 Boswell in June, 2011 and recognized as a capital contribution. As of December 31, 2011 and 2010, the amounts outstanding on the note were approximately $0 and $1,944,000, respectively. Interest expense related to the note payable was approximately $64,000 and $123,000 for the years ended December 31, 2011 and 2010, respectively. (See Notes 5 and 7).

In addition to the related party note payable with 2400 Boswell, the Company has also entered into a number of additional debt instruments with the Wallach family, which are explained in detail in Note 7. In summary, the Company had $0 and $277,000 of related party unsecured notes payable outstanding as of December 31, 2011 and 2010, respectively. Interest expense related to the notes payable was approximately $8,000 and $15,000 for the years ended December 31, 2011 and 2010, respectively.

9.	SHAREHOLDERS’ EQUITY

The Company’s Articles of Incorporation, as amended, authorize the issuance of two classes of stock to be designated “Common Stock” and “Preferred Stock”.

Convertible Preferred Stock

The Company had 271,135 shares of Series A Convertible Preferred Stock ("Series A Preferred") outstanding as of December 31, 2011 and none outstanding as of December 31, 2010. The holders of the Series A Preferred stock are entitled to receive a cumulative dividend at a rate of 8.0% per year, payable annually either in cash or shares of the Company's common stock at the Company's election.  Shares of common stock paid as accrued dividends are valued at $.50 per share.  At December 31, 2011 the Company had cumulative dividends of approximately $79,000. Each share of Series A Preferred is convertible into two shares of the Company's common stock. The holders of Series A Preferred are entitled to receive payments upon liquidation, dissolution or winding up of the Company before any amount is paid to the holders of common stock. Effective August 8, 2011, there was a one for two reverse split of the Company’s common stock. As a result, the conversion rate for the Series A Preferred was adjusted from four shares to one to two shares to one. The holders of Series A Preferred shall have no voting rights, except as required by law.

During 2011 there were 130,000 shares of Series A Preferred and accrued dividends of approximately $35,000 converted into 531,534 shares of common stock. There were no such conversions in 2010.

Common Stock

The holders of common are entitled to one vote per share on matters brought before the shareholders.

On July 11, 2011 the Company issued 560,000,000 shares of common (pre-split) stock, or 280,000,000 post-split, in connection with the acquisition of AL Global with shareholders of AL Global becoming the majority shareholders of Javalution.

Effective August 8, 2011, there was a reverse split of the common stock where two shares became one share. The conversion rate of the Series A Preferred was adjusted from four shares to one to two shares to one. The historical results of the Company have been retroactively adjusted to affect the reverse stock split.

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table summarizes the common stock activity for the following periods:

Shares outstanding at December 31, 2009	254,545,455
Shares issued as compensation in lieu of cash	25,454,545
Shares outstanding at December 31, 2010	280,000,000
Shares issued in connection with Reverse Acquisition	102,640,775
Shares issued pursuant to warrants exercised for cash	265,000
Shares issued pursuant to cashless warrant exercises	1,800,000
Conversion of preferred stock into common	531,534
Shares outstanding at December 31, 2011	385,237,309

During 2011, the Company issued 2,065,000 shares of common stock as the result of the exercise of 2,200,000 warrants in a cashless exercise and another 265,000 warrants with an average exercise price of approximately $0.37 for proceeds of $97,500.

Warrants to Purchase Preferred Stock

The following table summarizes preferred stock warrant activity for the following periods:

Balance at December 31, 2009	-
Granted	-
Expired / cancelled	-
Exercised	-
Balance at December 31, 2010	-
Granted	130,915
Expired / cancelled	-
Exercised	-
Balance at December 31, 2011	130,915

As of December 31, 2011, warrants to purchase 130,915 shares of preferred stock at prices ranging from $0.25 to $1.00 were outstanding. All warrants are exercisable as of December 31, 2011 and expire at various dates through November 2013. The 130,915 warrants were issued to replace similar instruments outstanding from the Javalution business.

Warrants to Purchase Common Stock

The following table summarizes common stock warrant activity for the following periods:

Balance at December 31, 2009	-
Granted	-
Expired / cancelled	-
Exercised	-
Balance at December 31, 2010	-
Granted	19,240,634
Expired / cancelled	(30,000)
Exercised	(2,465,000)
Balance at December 31, 2011	16,745,634

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2011, warrants to purchase 16,745,634 shares of common stock at prices ranging from $0.10 to $1.00 were outstanding. All warrants are exercisable as of December 31, 2011 and expire at various dates through May 2017. Of the 19,240,634 warrants granted during 2011, 16,455,118 were issued to replace similar instruments outstanding from the Javalution Reverse Merger and the remaining 2,785,516 were issued subsequent to the Reverse Merger. The 2,785,516 warrants issued subsequent to the Reverse Acquisition were valued using the Black Scholes valuation model and had a weighted average value of $620,000 based on a number of assumptions including the common stock trading price on the date of grant, an estimated 5 year life, volatility of 75% and a risk-free interest rate of 2.18%. The warrant was issued in connection with an asset purchase agreement whereby the Company sold three (3) specific genealogy positions for $1,750,000. The Company accounted for the transactions by recording net revenue of $1,130,000.

10.	COMMITMENTS AND CONTINGENCIES

The Company maintains cash balances at various financial institutions primarily located in San Diego, California. Accounts at the U.S. institutions are secured, up to certain limits, by the Federal Deposit Insurance Corporation. At times, balances may exceed federally insured limits. The Company has not experienced any losses in such accounts. Management believes that the Company is not exposed to any significant credit risk with respect to its cash and cash equivalent balances.

The Company has entered into a number of operating leases related to office and warehouse space as well as equipment used in operations. Future minimum lease payments under those non-cancelable agreements are approximately:

Years ending December 31,
2012	$773
2013	576
2014	478
2015	350
2016	342
Thereafter	1,482

Total	$4,001

The Company has entered into a number of business combinations in recent years. In many of those transactions, the Company has recorded a liability for contingent consideration as part of the purchase price. All contingent consideration amounts are based on management’s best estimates utilizing all known information at the time of the calculation. The fair value of the contingent consideration arrangements were generally estimated by applying a discounted cash flow approach. That measure is based on significant inputs that are unobservable in the market, which is a Level 3 input. (See Note 6) The Company performs a quarterly revaluation of contingent consideration and records the change as a component of operating income. There was no change to the estimated contingent acquisition liabilities recognized for the years ended December 31, 2011 or 2010.

Payments of approximately $188,000 and $62,000 were made in 2011 and 2010, respectively, to reduce the contingent liabilities. Generally, payments are based on the level of achievement of revenue as set forth in each respective purchase agreement. Based on the combination of historical results and estimated future results, the contingent consideration liability was $4,670,000 and $867,000 at December 31, 2011 and 2010, respectively, which was recorded in Contingent Acquisition Debt. Imputed interest expense recorded was approximately $179,000 and $24,000 for the years ended December 31, 2011 and 2010, respectively.

2400 Boswell is the owner and lessor of the building occupied by the Company for its corporate office and warehouse in Chula Vista, CA. (See Note 5) The Company is the lessee and currently the sole tenant. A family member of a 5% shareholder of the Company is the single member of 2400 Boswell. The Company is a guarantor of the 2400 Boswell mortgage on the leased building. (See Note 5).

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As part of the agreement to acquire FDI and FDI Realty, in October 2011, the Company completed the acquisition of FDI, but postponed the acquisition of FDI Realty subject to the seller obtaining consent regarding assignment of certain mortgages. The agreement requires the Company to assume all of the outstanding liabilities of FDI Realty, which were approximately $2,206,000 as of December 31, 2011. No other consideration is due to the seller with respect to FDI Realty.

The Company purchases its inventory from multiple third-party suppliers at competitive prices. For the year ended December 31, 2011, the Company made purchases from two vendors that individually comprised more than 10% of total purchases and in aggregate approximated 21% of total purchases. For the year ended December 31, 2010, the Company made purchases from two vendors that individually comprised more than 10% of total purchases and in aggregate approximated 53% of total purchases. The Company does not believe it is substantially dependent upon nor exposed to any significant concentration risk related to purchases from any single vendor, given the availability of alternative sources from which the Company may purchase inventory.

The Company has entered into a number of purchase commitments for the purchase of green or unroasted coffee to be used in the Company’s commercial coffee segment. Each individual contract requires the Company to purchase and take delivery of certain quantities at an agreed upon price and delivery date. The contracts as of December 31, 2011, have minimum future purchase commitments of approximately $5,208,000, all with delivery dates in 2012. The contracts contain provisions whereby any delays in taking delivery of the purchased product will result in additional charges related to the extended warehousing of the coffee product. The fees average approximately $0.01 per pound for every month of delay. As of December 31, 2011, the Company was adequately protected by firm sales contracts and has not recognized a provision for losses.

In the ordinary course of business, the Company is at times subject to various legal proceedings. Management is not aware of any legal proceedings or claims that it believes may have, individually, or in the aggregate, a material adverse effect on the Company’s business, financial condition, operating results, cash flows or liquidity.

11.	INCOME TAXES

The income tax provision contains the following components (in thousands):

	December 31,
	2011	2010
Current
Federal	$22	$-
State	179	19
Foreign	-	-
Total current	201	19
Deferred
Federal	$33	$-
State	12	18
Foreign	-	-
Total deferred	45	18
Total	$246	$37

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Significant components of the Company’s deferred tax assets and liabilities are as follows (in thousands):

	December 31,
	2011	2010
Deferred tax assets:
Depreciable assets	$-	$189
Amortizable assets	285	279
Inventory	362	183
Accruals and reserves	58	45
Net operating loss carry-forward	6,197	609
	6,902	1,305
Less valuation allowance	(6,902)	(1,305)
Deferred tax liabilities:
Indefinite lived intangibles	(716)	(359)
Net deferred tax liabilities	$(716)	$(359)

A valuation allowance has been recognized to offset the net deferred tax assets as the realization of such assets is uncertain as of December 31, 2011 and 2010.  The change in valuation allowance was an increase of approximately $5,597,000 and $122,000 for the years ended December 31, 2011 and 2010, respectively.

The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pretax income (loss) as a result of the following differences:

	December 31,
	2011	2010
Federal statutory rate	35.00%	35.00%

Adjustments for tax effects of:
Foreign rate differential	0.02%	-3.08%
State taxes, net	-0.05%	-1.88%
Goodwill impairment	-34.98%	0.00%
Nondeductible interest expense	-0.04%	-20.17%
Other nondeductible items	-0.29%	-0.23%
Change in valuation allowance	0.08%	-13.47%
	-0.26%	-3.83%

At December 31, 2011, the Company had approximately $14,900,000 in federal net operating loss carryforwards, which begin to expire in 2023, and approximately $17,800,000 in net operating loss carryforwards from various states.

Pursuant to Internal Revenue Code (“IRC”) Section 382, use of net operating loss and credit carryforwards may be limited if the Company experiences a cumulative change in ownership of greater than 50% in a moving three-year period. Ownership changes could impact the Company’s ability to utilize the net operating loss and credit carryforwards remaining at an ownership change date.  The Company has not completed its Section 382 study.

The Company has analyzed the impact of repatriating earnings from its foreign subsidiaries and has determined that the impact is immaterial.

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company has no unrecognized tax benefits as of December 31, 2011 or 2010. The Company expects there will be no change to the amount of the unrecognized tax benefits in the next twelve months.

In the normal course of business, the Company is subject to examination by various taxing authorities.  The tax years open to examination by the Internal Revenue Service are from 2008 to 2011 and the tax years open to examination for various states are from 2007 to 2011.

12.	SEGMENT AND GEOGRAPHICAL INFORMATION

The Company offers a wide variety of products including; nutritional and health, sports and energy drinks, gourmet coffee, skincare and cosmetics, lifestyle, pharmaceutical discount card and pet related. In addition, the Company offers health and wellness services. Beginning in July 2011 with the Reverse Acquisition, the Company’s business is classified by management into two reportable segments: direct sales and commercial coffee. Prior to the Reverse Acquisition, the Company had one operating and one reportable segment.

The Company’s segments reflect the manner in which the business is managed and how the Company allocates resources and assesses performance. The Company’s chief operating decision maker is the Chief Executive Officer. The Company’s chief operating decision maker evaluates segment performance primarily based on revenue and segment operating income. The principal measures and factors the Company considered in determining the number of reportable segments were revenue, gross margin percentage, sales channel, customer type and competitive risks. In addition, each reporting segment has similar products and customers, similar methods of marketing and distribution and a similar regulatory environment.

The accounting policies of the segments are consistent with those described in the summary of significant accounting policies. Segment revenue excludes intercompany revenue eliminated in the consolidation. The following tables present certain financial information for each segment:

	Years ended December 31,
	2011	2010
Revenues
Direct sales	$37,784	$25,058
Commercial coffee	2,886	-
Total revenues	$40,670	$25,058
Gross margin
Direct sales	$24,222	$14,766
Commercial coffee	486	-
Total gross margin	$24,708	$14,766
Net loss
Direct sales	$(151,925)	$(1,066)
Commercial coffee	(270)	-
Total net loss	$(152,195)	$(1,066)
Capital expenditures
Direct sales	$125	$61
Commercial coffee	123	-
Total capital expenditures	$248	$61

	December 31,
	2011	2010
Total assets
Direct sales	$14,002	$6,781
Commercial coffee	10,365	-
Total assets	$24,367	$6,781

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company conducts its operations in the U.S., Canada, New Zealand, Philippines and Singapore. The following table displays revenues attributable to the geographic location of the customer (in thousands):

	Years ended December 31,
	2011	2010
United States	$36,315	$22,774
International	4,355	2,284

Total revenues	$40,670	$25,058

Total tangible assets located outside the United States are not significant.

13.	SUBSEQUENT EVENTS

During the quarter ended March 31, 2012, 60,000 shares of Series A Convertible Preferred stock together with $18,000 of unpaid dividends were converted into 155,770 shares of common stock. Additionally, 250,000 warrants to purchase common shares were exercised in a non-cash transaction resulting in the issuance of 180,769 shares of common stock.

Effective April 2012, the Company purchased certain assets of GLIE, LLC d/b/a True2Life, a California limited liability corporation (“True2Life”). True2Life is a developer of dietary supplements and has developed a distributorship organization of independent authorized agents for the sale of its products. The transaction will be accounted for as a business combination. The consideration to be paid by the Company is based on a percentage of revenue the sales of True2Life products generate over a 7 year period, the fair value of which has not yet been determined.

On May 16, 2012, the Company established the 2012 Stock Option Plan (“Plan”) authorizing the granting of options for up to 40,000,000 shares. The purpose of the Plan is to promote the long-term growth and profitability of the Company by (i) providing key people and consultants with incentives to improve stockholder value and to contribute to the growth and financial success of the Corporation and (ii) enabling the Corporation to attract, retain and reward the best available persons for positions of substantial responsibility. The Plan permits the granting of stock options, including non-qualified stock options and incentive stock options qualifying under Section 422 of the Code, in any combination (collectively, "Options"). Subsequently, the Company has issued 13,064,750 Options with exercise prices ranging from $0.22 to $0.29, vesting schedules ranging from immediate to three (3) years, and lives ranging from three (3) to ten (10) years.

On May 21, 2012, the Company entered into a lease for coffee roasting equipment. The lease term expires in 2015 and the future minimum lease payments are $289,000.

During June and July 2011, the Company loaned a total of approximately $323,000 to 2400 Boswell.  The note bears interest at the rate of 5% and is due on June 1, 2013.

During July 2012, the Company sold an aggregate of 3,750,000 shares of restricted common stock at a purchase price of $0.20 per share, for aggregate proceeds of $630,000, and a note for $120,000 bearing interest at a rate of 4.0%, due March 31, 2013, and secured by 600,000 shares of common stock. All such shares were sold to key distributors, officers and directors of the Company and/or members of their family. As part of this transaction, the Company also issued warrants to purchase an aggregate of 3,750,000 shares of common stock at exercise prices ranging from $0.25 to $0.40 per share. These warrants expire three years after the closing date, which occurred on various dates throughout July 2012.

AL International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except share amounts)

	September 30, 2012	December 31, 2011
	(Unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$4,020	$1,390
Accounts receivable, due from factoring company	914	937
Notes receivable, related party	326	-
Inventory	3,887	4,981
Prepaid expenses and other current assets	524	591
Total current assets	9,671	7,899

Property and equipment, net	1,324	916
Intangible assets, net	9,536	10,398
Goodwill	5,154	5,154
	$25,685	$24,367

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilites:
Accounts payable	$2,625	$2,948
Accrued distributor compensation	3,914	2,060
Accrued expenses	707	788
Other current liabilities	263	424
Due to factoring company	521	743
Capital lease payable, current portion	68	-
Notes payable, current portion	753	712
Contingent acquisition debt, current portion	387	325
Total current liabilites	9,238	8,000

Other liabilities	101	138
Capital lease payable, less current portion	120	-
Deferred tax liability	716	716
Notes payable, less current portion	1,687	2,090
Contingent acquisition debt, less current portion	4,285	4,345
Total liabilities	16,147	15,289

Commitments and contigencies (Note 11)

Equity:
AL International, Inc. stockholders' equity:
Convertible Preferred Stock, $0.001 par value: 1,000,000 shares authorized, 211,135 and 271,135 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively	-	-
Common Stock, $0.001 par value: 600,000,000 share authorized; 389,674,848 and 385,237,309 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively	389	385
Note receivable for stock purchase	(106)	-
Additional paid-in capital	164,818	163,584
Accumulated deficit	(155,421)	(154,841)
Accumulated other comprehensive loss	(134)	(113)
Total AL International, Inc. stockholders' equity	9,546	9,015
Noncontrolling interest	(8)	63
Total equity	9,538	9,078
	$25,685	$24,367

See accompanying notes to condensed consolidated financial statements

AL International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Revenues	$20,604	$10,418	$55,784	$26,869
Cost of revenues	8,127	3,721	23,269	9,964
Gross profit	12,477	6,697	32,515	16,905
Operating expenses
Distributor compensation	8,735	4,301	23,465	11,855
Sales and marketing	753	480	2,523	1,292
General and adminstrative	2,459	1,714	6,574	3,645
Impairment of goodwill	-	151,432	-	151,432
Total operating expenses	11,947	157,927	32,562	168,224
Operating income (loss)	530	(151,230)	(47)	(151,319)
Other income	-	-	227	-
Interest expense, net	(261)	(83)	(782)	(237)
Total other expense	(261)	(83)	(555)	(237)
Income (loss) before income taxes	269	(151,313)	(602)	(151,556)
Income tax provision	33	121	49	168
Net income (loss)	236	(151,434)	(651)	(151,724)
Net income (loss) attributable to noncontrolling interest	(67)	41	(71)	41
Net income (loss) attibutable to AL International, Inc.	303	(151,475)	(580)	(151,765)
Preferred stock dividends	4	11	13	11
Net income (loss) available to common stockholders	$299	$(151,486)	$(593)	$(151,776)

Net income (loss) per share, basic	$0.00	$(0.41)	$(0.00)	$(0.49)
Net income (loss) per share, diluted	$0.00	$(0.41)	$(0.00)	$(0.49)

Weighted average shares outstanding, basic	388,888,973	370,563,031	386,627,902	310,519,410
Weighted average shares outstanding, diluted	392,409,443	370,563,031	386,627,902	310,519,410

See accompanying notes to condensed consolidated financial statements

AL International, Inc. and Subsidiaries
Condensed Consolidated Statements of Comprehensive Income (Loss)
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Net income (loss)	$236	$(151,434)	$(651)	$(151,724)
Other comprehensive income (loss):
Foreign currency translation	3	(10)	(21)	(4)
Total other comprehensive income (loss)	3	(10)	(21)	(4)
Comprehensive income (loss)	$239	$(151,444)	$(672)	$(151,728)

See accompanying notes to condensed consolidated financial statements

AL International, Inc. and Subsidiaries
Condensed Consolidated Statements of Stockholders' Equity
(In thousands, except share amounts)

	Preferred Stock		Common Stock		Noncontrolling	Additional Paid-in	Note Receivable for Stock	Other Comprehensive	Acumulated
	Shares	Amount	Shares	Amount	Interest	Capital	Purchase	Income	Deficit	Total

Balance at January 1, 2012 (Audited)	271,135	$-	385,237,309	$385	$63	$163,584	$-	$(113)	$(154,841)	$9,078
Issuance of common stock pursuant to the cashless exercise of stock warrants	-	-	180,769	-	-	-	-	-	-	-
Issuance of common stock pursuant to the exercise of stock options	-	-	1,000	-	-	-	-	-	-	-
Issuance of common stock pursuant to the conversion of convertible preferred stock and accrued dividends	(60,000)	*	155,770	*	-	19	-	-	-	19
Issuance of common stock for cash and note receivable	-	-	4,100,000	4	-	815	(106)	-	-	713
Stock based compensation expense	-	-	-	-	-	413	-	-	-	413
Other comprehensive gain, foreign currency translation adjustment	-	-	-	-	-	-	-	(21)	-	(21)
Dividends on preferred stock	-	-	-	-	-	(13)	-	-	-	(13)
Net loss	-	-	-	-	(71)	-	-	-	(580)	(651)

Balance at September 30, 2012 (Unaudited)	211,135	$-	389,674,848	$389	$(8)	$164,818	$(106)	$(134)	$(155,421)	$9,538

* Amount rounds to less than $1.

See accompanying notes to condensed consolidated financial statements

AL International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands, except share amounts)
(Unaudited)

	Nine Months Ended September 30,
	2012	2011
Cash Flows from Operating Activities:
Net loss	$(651)	$(151,724)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,389	658
Impairment of goodwill	-	151,432
Stock based compensation expense	413	-
Amortization of debt discount	59	77
Loss on disposal of assets	54	-
Interest income accrued on note receivable, related party	(3)	-
Changes in operating assets and liabilities net of effect from business combinations:
Accounts receivable	23	105
Inventories	1,094	(1,896)
Prepaid expense and other current assets	67	129
Accounts payable	(323)	127
Accrued distributor compensation	1,854	765
Accrued expenses and other liabilities	(275)	43
Deferred tax liability	-	34
Net Cash Provided by (Used In) Operating Activities	3,701	(250)

Cash Flows from Investing Activities:
Purchases of property and equipment	(414)	(163)
Cash acquired in business combinations, net of cash paid	-	284
Net Cash (Used In) Provided by Investing Activities	(414)	121

Cash Flows from Financing Activities:
Proceeds from the sale of common stock, net	700	-
Payments (to) from factoring company, net	(222)	10
Payments of notes payable	(421)	(243)
Payments for note receivable, related parties, net	(308)	-
Payments of contingent acquisition debt	(341)	(142)
Payments of capital leases	(44)	-
Payment to establish noncontolling interest	-	(3)
Proceeds from exercise of common stock warrants	-	97
Net Cash Used in Financing Activities	(636)	(281)
Foreign Currency Effect on Cash and Cash Equivalents	(21)	(3)
Net increase (decrease) in cash and cash equivalents	2,630	(413)
Cash and Cash Equivalents, beginning of period	1,390	599
Cash and Cash Equivalents, end of period	$4,020	$186

Cash paid during the period for:
Interest	$728	$57
Income taxes	$12	$101
Non cash financing activities:
Forgiveness of related party debt and accrued interest recognized as a capital contribution	$-	$2,792
Common stock issued for note receivable	$120	$-
Capital lease for manufacturing equipment	$232	$-
Acquisition of intangible assets in exchange for contingent acquisition debt and notes payable	$867	$1,044
Issued 102,640,775 shares of common stock in connection with the Reverse Merger in 2011.
Sale of approximately $578 of intangible assets for forgiveness of $524 of contingent acquisition debt during 2012.
Issued 155,770 shares of common stock for conversion of 60,000 shares of preferred stock and payment of approximately $19 of accrued dividends on preferred stock during 2012.

See accompanying notes to condensed consolidated financial statements

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION

Nature of Operations

AL International, Inc. (the “Company”) develops and distributes health and nutrition related products through its global independent direct sales network, also known as multi-level marketing, and manufactures coffee products which are sold to commercial customers.  The Company operates in two business segments, its direct sales segment where products are offered through a global distribution network of preferred customers and distributors and its commercial coffee segment where products are sold directly to businesses. In the following text, the terms “we,” “our,” and “us” may refer, as the context requires, to the Company or collectively to the Company and its subsidiaries.

The Company operates through the following domestic wholly-owned subsidiaries: AL Global Corporation, which operates our two direct selling networks: Youngevity and Drinkact.com; CLR Roasters, LLC, our commercial coffee business; Financial Destinations, Inc., FDI Management, Inc., and MoneyTrax, LLC; and the following wholly-owned foreign subsidiaries: Youngevity Australia Pty. Ltd. and Youngevity NZ, Ltd., divisions of our direct selling operation. The Company also consolidates AL Corporation Holding Pte. Ltd. and DrinkAct Southeast Asia, Inc. (collectively “DrinkACT SEA”), which are non-controlled variable interest entities that are consolidated for financial accounting reporting purposes.  AL Global Corporation, which does business under the assumed name of Youngevity® Essential Life Sciences, was originally formed in the State of California under the name Wellness Lifestyles, Inc. in 1996.

The condensed consolidated balance sheet as of December 31, 2011, derived from audited financial statements, and the unaudited interim condensed consolidated financial information of the Company have been prepared in accordance with Article 10 of Regulation S-X promulgated by the Securities and Exchange Commission.  Certain information and footnote disclosures that are normally included in financial statements that have been prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations.  In the opinion of management, the accompanying interim consolidated financial information contains all adjustments, consisting of normal recurring adjustments that are necessary to present fairly the Company’s financial position as of September 30, 2012 and results of operations for the three and nine months ended September 30, 2012 and 2011.  These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto that are included along with these financial statements in this Form 10. The results of operations for the nine month period ended September 30, 2012 are not necessarily indicative of results to be expected for the full year.

2.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company consolidates all majority owned subsidiaries, investments in entities in which we have controlling influence and variable interest entities where we have been determined to be the primary beneficiary.  All significant intercompany accounts and transactions have been eliminated in consolidation.

Certain reclassifications have been made to conform to the current year presentation. These reclassifications had no effect on reported results of operations or stockholders’ equity. The balance sheet as of December 31, 2011 has been derived from audited financial statements.

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Summary of Significant Accounting Policies

The Company’s significant accounting policies are described in Note 2 to its audited consolidated financial statements for the year ended December 31, 2011, which are included in the Company’s Form 10 as reported.  These accounting policies have not significantly changed during the nine months ended September 30, 2012.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense for each reporting period.  Estimates are used in accounting for, among other things, allowances for doubtful accounts, deferred taxes and related valuation allowances, uncertain tax positions, loss contingencies, fair value of options granted under our stock based compensation plans, fair value of assets and liabilities acquired in business combinations, capital leases, asset impairments, estimates of future cash flows used to evaluate impairments, useful lives of property, equipment and intangible assets, value of contingent acquisition debt,  inventory obsolescence, and sales returns.

Actual results may differ from previously estimated amounts and such differences may be material to the condensed consolidated financial statements.  Estimates and assumptions are reviewed periodically and the effects of revisions are reflected prospectively in the period they occur.

Business Combinations

The Company accounts for business combinations under the acquisition method and allocates the total purchase price for acquired businesses to the tangible and identified intangible assets acquired and liabilities assumed, based on their estimated fair values. When a business combination includes the exchange of the Company’s common stock, the value of the common stock is determined using the closing market price as of the date such shares were tendered to the selling parties. The fair values assigned to tangible and identified intangible assets acquired and liabilities assumed are based on management or third party estimates and assumptions that utilize established valuation techniques appropriate for the Company’s industry and each acquired business. Goodwill is recorded as the excess, if any, of the aggregate fair value of consideration exchanged for an acquired business over the fair value (measured as of the acquisition date) of total net tangible and identified intangible assets acquired. A liability for contingent consideration, if applicable, is recorded at fair value as of the acquisition date. In determining the fair value of such contingent consideration, management estimates the amount to be paid based on probable outcomes and expectations on financial performance of the related acquired business. The fair value of contingent consideration is reassessed quarterly, with any change in the estimated value charged to operations in the period of the change. Increases or decreases in the fair value of the contingent consideration obligations can result from changes in actual or estimated revenue streams, discount periods, discount rates and probabilities that contingencies will be met.

Stock Based Compensation

The Company accounts for stock based compensation in accordance with Financial Accounting Standards Board (“FASB”) Topic 718, Compensation – Stock Compensation, which establishes accounting for equity instruments exchanged for employee services. Under such provisions, stock based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense, under the straight-line method, over the vesting period of the equity grant.

The Company accounts for equity instruments issued to non-employees in accordance with authoritative guidance for equity based payments to non-employees. Stock options issued to non-employees are accounted for at their estimated fair value, determined using the Black-Scholes option-pricing model. The fair value of options granted to non-employees is re-measured as they vest, and the resulting increase in value, if any, is recognized as expense during the period the related services are rendered (See Note 9).

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Other Income

In April 2012, the Company received approximately $227,000 in proceeds from a claim related to the government shutdown of a product supplier which occurred in 2003. This is recorded as other income in the consolidated statements of operations.

Recently Issued Accounting Pronouncements

From time to time, new accounting pronouncements are issued by FASB, or other standard setting bodies, which are adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company’s management believes that the impact of recently issued standards that are not yet effective will not have a material impact on the Company’s consolidated financial statements upon adoption.

Intangibles—Goodwill and Other (ASC Topic 350) Testing Indefinite-Lived Intangible Assets for Impairment. In July 2012, the FASB issued ASU 2012-02, Intangibles-Goodwill and Other (ASC Topic 350) Testing Indefinite-Lived Intangible Assets for Impairment (“ASU 2012-02”). ASU 2012-02 amends prior indefinite-lived intangible asset impairment testing guidance. Under ASU 2012-02, the Company has the option to first assess qualitative factors to determine whether it is more likely than not (a likelihood of more than 50%) that an indefinite-lived intangible asset is impaired. If, after considering the totality of events and circumstances, an entity determines it is more likely than not that an indefinite-lived intangible asset is not impaired, then calculating the fair value of such asset is unnecessary. ASU 2012-02 will be effective for the Company during the interim and annual periods beginning after September 15, 2012. The adoption of ASU 2012-02 is not expected to have an impact on the Company's consolidated financial position, results of operations or cash flows.

3.	BUSINESS COMBINATIONS

During 2012 and 2011, the Company entered into a number of business and asset acquisitions, which are detailed below.  All of the acquisitions were conducted in an effort to expand the Company’s distributor network, enhance and expand its product portfolio and diversify its product mix.  As such, the major purpose for all of the business combinations was to increase revenue.  In most cases, the acquisitions were structured as asset purchases which resulted in the recognition of certain intangible assets.

We have accounted for all of our business combinations using the acquisition method of accounting, whereby the total purchase price was allocated to the acquired identifiable net assets based on assessments of their respective fair values, and the excess of the purchase price over the fair values of these identifiable net assets was allocated to goodwill.

Livinity

In July 2012, the Company acquired certain assets of Livinity, Inc., a Kansas corporation (“Livinity”). Livinity develops and distributes nutritional supplements through its distributorship organization of independent authorized agents. The transaction was accounted for as a business combination. The contingent consideration to be paid in cash by the Company is based on a percentage of sales by the seller’s distributor organization of which the Company has estimated the fair value to be approximately $641,000, as determined by management using a discounted cash flow methodology. Consideration paid was approximately $60,000, of which approximately $11,000 was recorded as interest expense for the three and nine months ended September 30, 2012.

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The assets acquired were recorded at estimated fair values as of the date of the acquisition. The purchase price allocation for Livinity is (in thousands):

Intangible assets - Distributor organization	$555
Intangible assets - Trademarks	86

Total purchase price	$641

The fair value of intangible assets acquired in the amount of approximately $641,000 was determined through use of a discounted cash flow methodology. Specifically, the intangibles identified in the acquisition were trademarks and the distributor organization. The intangible assets are being amortized over their estimated useful life of seven (7) and ten (10) years for the distributor organization and trademarks, respectively, using the straight-line method which is believed to approximate the time-line with which the economic benefit of the underlying intangible asset will be realized (See Note 4).

The revenue included in the consolidated statements of operations for each of the three and nine months ended September 30, 2012 was approximately $435,000. The costs related to the acquisition of Livinity were expensed as incurred and were not considered significant.

True2Life

In March 2012, the Company acquired certain assets of GLIE, LLC, a California limited liability corporation conducting the majority of its business under the trade name True2Life.  True2Life is a developer and distributor of nutritional supplements, including vitamin and mineral supplements, and has developed a distributorship organization of independent authorized agents for the sale of its products. The transaction was accounted for as a business combination. The consideration to be paid by the Company is based on a percentage of revenue derived from sales through the True2Life distributor organization and sales of the True2Life products over a 7 year period. The Company has estimated the fair value of the consideration to be approximately $227,000, as determined by management using a discounted cash flow methodology. Consideration paid for the three and nine months ended September 30, 2012 was approximately $15,000 and $27,000, respectively, of which approximately $4,000 and $8,000, respectively was recorded as interest expense.

The assets acquired were recorded at estimated fair values as of the date of the acquisition. The purchase price allocation for True2Life is (in thousands):

Intangible assets - Distributor organization	$200
Intangible assets - Trademarks	27

Total purchase price	$227

The fair value of intangible assets acquired in the amount of approximately $227,000 was determined through use of a discounted cash flow methodology. Specifically, the intangibles identified in the acquisition were trademarks and the distributor organization. The intangible assets are being amortized over their estimated useful life of seven (7) and ten (10) years for the distributor organization and trademarks, respectively, using the straight-line method which is believed to approximate the time-line with which the economic benefit of the underlying intangible asset will be realized (See Note 4).

The revenue included in the consolidated statements of operations was approximately $140,000 and $250,000 for the three and nine months ended September 30, 2012, respectively.  The costs related to the acquisition of True2Life were expensed as incurred and were not considered significant.

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Financial Destination, Inc.

In October 2011, the Company agreed to acquire all outstanding stock of Financial Destination, Inc., a New Hampshire corporation, and its related entities, FDI Management, Inc., a New Hampshire corporation and MoneyTrax, LLC, a Nevada limited liability corporation (collectively “FDI”), a direct marketer of telecom products and other services, and FDI Realty, LLC, a New Hampshire limited liability company (“FDI Realty”). In October 2011, the Company completed the acquisition of FDI, however the acquisition of FDI Realty was postponed, subject to the seller obtaining consent to assignment of its mortgages.  The Company has agreed to assume outstanding liabilities of approximately $2,160,000 in full consideration for FDI Realty upon seller’s receipt of consent to assignment from the mortgagors. As of September 30, 2012, FDI Realty had not been acquired.  The consideration to be paid for FDI by the Company is payable in cash, and is contingent, based on a percentage of revenue generated by the Company.  The Company has estimated the fair value of the liability for FDI to be approximately $3,260,000, which is included in contingent acquisition debt in the 2011 consolidated balance sheet. During the three and nine months ended September 30, 2012, consideration paid was approximately $174,000 and $500,000, respectively, and imputed interest of $153,000 and $486,000, respectively, was recorded as interest expense.

The assets acquired and liabilities assumed were recorded at estimated fair values as of the date of the acquisition. The purchase price allocation for FDI was (in thousands):

Cash and cash equivalents	$377
Prepaid expenses and other current assets	202
Property and equipment	51
Goodwill	1,221
Intangible assets - Distributor organization	2,200
Intangible assets - Trademarks	130
Accounts payable	(119)
Other current liabilities	(802)

Total purchase price	$3,260

The costs related to the acquisition of FDI totaled approximately $48,000, which included; advisory, legal, valuation and other professional fees. These costs were expensed as incurred in the periods in which services were received and recognized in the consolidated statements of operations in general and administrative expenses.

Adaptogenix

In August 2011, the Company acquired substantially all the assets of Adaptogenix, LLC, a Utah limited liability company (“Adaptogenix”), a seller of botanical derived products, including a health line, wellness beverages and energy drinks and has developed a distributorship organization of independent authorized agents for the sale of its products. The purchase price was initially determined to be approximately $1,300,000 based on $400,000 in cash payments and a promissory note payable of approximately $900,000.  Subsequent to the initial purchase agreement, during the measurement period, the note payable was renegotiated and ultimately reduced to approximately $314,000.  Accordingly, the purchase price has been decreased to $714,000 resulting from a decrease in the note payable and a corresponding decrease to goodwill. The promissory note bears interest at a rate of less than 1% per annum and is due in monthly payments of $25,000 for the first 3 months and $10,000 commencing on January 1, 2012 and continuing on a monthly basis until the note is paid in full.

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The assets acquired were recorded at estimated fair values as of the date of the acquisition. The purchase price allocation for Adaptogenix is (in thousands):

Inventory, net	$270
Goodwill	366
Intangible assets - Distributor organization	66
Intangible assets - Trademarks	12

Total purchase price	$714

The costs related to the acquisition of Adaptogenix were expensed as incurred and were not considered significant.

Javalution

On July 11, 2011, AL Global Corporation (“AL Global”), a privately held California corporation, merged with and into a wholly-owned subsidiary of Javalution Coffee Company, a publicly traded Florida corporation (“Javalution”). For accounting purposes, this business combination has been treated as a reverse acquisition (“Reverse Acquisition”) with AL Global as the accounting acquirer. Under the terms of the Reverse Acquisition, Javalution issued approximately 560,000,000 shares of its common stock (280,000,000 shares after giving effect of the Second Merger) in exchange for all the issued and outstanding common stock of AL Global which totaled 220 shares. The exchange ratio was 2,545,454 shares of Javalution common stock for each share of AL Global stock. As a result, AL Global became a wholly-owned subsidiary of Javalution. To effect the transaction, Javalution amended its articles of incorporation to increase its authorized shares of common stock to 1,000,000,000 and preferred stock to 100,000,000.

Subsequent to the Reverse Acquisition and as a result of the Second Merger, effective August 6, 2011, Javalution merged with and into the Company.  Each issued and outstanding share of no par value common stock of Javalution was converted into and became one-half of one validly issued, fully paid and non-assessable share of common stock, $0.001 par value, of the Company, and each issued and outstanding share of Series A preferred stock, no par value, of Javalution was converted into and became one validly issued, fully paid and non-assessable share of Series A preferred stock, par value $0.001 per share, of the Company. The historical financial information included in the consolidated financial statements prior to July 11, 2011, are those of AL Global.

The transaction is being treated as a reverse merger and accounted for as a Reverse Acquisition in which AL Global is deemed to be the accounting “acquirer” and Javalution is deemed to be the accounting “acquiree”.  Consequently, the assets and liabilities and the historical operations reflected in the accompanying consolidated financial statements prior to the Reverse Acquisition are those of AL Global and are recorded at their historical cost basis. The consolidated financial statements after completion of the Reverse Acquisition include the assets and liabilities of AL Global and the acquiree and the historical operations of AL Global and the acquiree after the closing date of the Reverse Acquisition.

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The assets acquired and liabilities assumed were recorded at their estimated fair values as of the date of the Reverse Acquisition. The purchase price allocation for the acquiree is (in thousands):

Cash and cash equivalents	$684
Accounts receivable	443
Inventory	401
Prepaid expenses and other assets	23
Property and equipment	594
Goodwill	155,365
Intangible assets - Customer relationships	3,500
Intangible assets - Trademarks	900
Accounts payable	(742)
Other current liabilities	(109)
Due to factoring company	(331)
Deferred tax liability	(313)
Other non-current liabilities	(296)

Total purchase price	$160,119

The consideration of approximately $160,119,000 was determined based on the closing price of Javalution’s common stock the day before the closing of the Reverse Acquisition.  The closing price on that day of $1.56 was multiplied by the total common shares outstanding of 102,640,610 shares.

The Company utilized the services of a third party valuation firm to determine the purchase price allocation.  As part of that valuation, the total enterprise value of the acquired business was determined to be approximately $9,000,000.  As a result, the carrying amount of the goodwill, recorded in the commercial coffee segment, substantially exceeded its implied fair value; therefore, the Company recorded an impairment of approximately $151,432,000 in the third quarter of 2011, resulting in a net goodwill value of approximately $3,933,000.  The goodwill is not expected to be deductible for tax purposes.

The intangible assets identified in the acquisition were customer relationships and trademarks.  Approximately $800,000 of the intangible assets was determined to have indefinite lives and therefore not subject to amortization. The definite lived intangible assets are being amortized over their estimated useful life of seven (7) and ten (10) years for the customer relationships and trademarks, respectively, using the straight-line method which is believed to approximate the time-line with which the economic benefit of the underlying intangible asset will be realized (See Note 4).

The costs related to the acquisition of Javalution totaled approximately $46,000, which included; advisory, legal, valuation and other professional fees. These costs were expensed as incurred in the periods in which services were received and recognized in the consolidated statements of operations in general and administrative expenses.

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
R-Garden

In July 2011, the Company acquired certain assets of R-Garden, Inc., (“R-Garden”) a Washington corporation, a developer and distributor of nutritional supplements, including vitamin, mineral and unique plant enzyme supplements and has developed a distributorship organization of independent authorized agents for the sale of its products. The consideration to be paid by the Company was based on a percentage of revenue the sales of R-Garden products generate over a 5 year period, which the Company had estimated its fair value to be approximately $681,000. Consideration paid for the three and nine months ended September 30, 2012, was approximately $21,000 and $123,000, respectively, of which approximately $6,000 and $27,000, respectively, was recorded as interest expense.

The assets acquired were recorded at estimated fair values as of the date of the acquisition. The purchase price allocation for R-Garden was (in thousands):

Intangible assets - Distributor organization	$475
Intangible assets - Trademarks	206

Total purchase price	$681

The costs related to the acquisition of R-Garden were expensed as incurred and were not considered significant.

During September 2012, the Company entered into an agreement that modified the terms of its business combination agreement, transferring the ownership of the intangible assets and trademarks to R-Garden in exchange for forgiveness of the contingent consideration.  The Company became a reseller authorized to sell certain R-Garden products.  The Company has no further payment obligation to R-Garden.  The Company recorded a loss on the disposition of assets of approximately $54,000 for the three and nine months ended September 30, 2012, which is reported in general and administrative expense.

Bellamora

In June 2011, the Company acquired certain assets of Bellamora, Inc., a Washington corporation (“Bellamora”).  Bellamora markets and sells its own brand of skin care products and has developed a distributorship organization of independent authorized agents for the sale of its products. The transaction was accounted for as a business combination. The consideration to be paid in cash by the Company is contingent, based on the quantity of Bellamora products sold plus a percentage of sales made by the Bellamora distributor organization over a 5 year period, which the Company has estimated the combined fair value to be approximately $49,000.  Consideration paid for the three and nine months ended September 30, 2012 is immaterial.

The assets acquired were recorded at estimated fair values as of the date of the acquisition. The purchase price allocation for Bellamora is (in thousands):

Intangible assets - Trademarks	$49

Total purchase price	$49

The costs related to the acquisition of Bellamora were expensed as incurred and were not considered significant.

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Pro-Forma Information

The following table presents the approximate pro-forma effect assuming the Reverse Acquisition with Javalution as well as the business combinations discussed above had occurred at the beginning of the Company’s fiscal year for each respective year and includes pro-forma adjustments for revenue, intangible amortization, property and equipment depreciation and interest expense, as applicable (in thousands).  The pro-forma financial information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisitions had taken place at the beginning of each fiscal period or of results that may occur in the future.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues	$20,604	$13,064	$56,385	$37,994
Income/(loss) before income taxes	$222	$(151,300)	$(154)	$(152,344)

4.	OTHER ASSETS

Inventories

Inventories consist of the following (in thousands):

	September 30,	December 31,
	2012	2011
Finished goods	$2,609	$3,327
Raw materials	1,606	1,970
	4,215	5,297
Reserve for excess and obsolete	(328)	(316)

Inventory, net	$3,887	$4,981

Intangible Assets

Intangible assets consist of the following (in thousands):

	September 30, 2012		December 31, 2011
	Gross Amount	Accumlated Amortization	Gross Amount	Accumlated Amortization
Distributor organizations	$6,825	$(2,872)	$6,546	$(2,222)
Trademarks	2,741	(54)	2,835	(34)
Customer relationships	3,500	(604)	3,500	(229)
Other	20	(20)	20	(18)

Intangible assets, net	$13,086	$(3,550)	$12,901	$(2,503)

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Amortization expense related to intangible assets was approximately $395,000 and $1,151,000 for the three and nine months ended September 30, 2012, respectively, and $267,000 and $543,000 for the three and nine months ended September 30, 2011, respectively.  Approximately $800,000 of trademarks related to the Reverse Acquisition and another $1,467,000 in trademarks from business combinations entered into prior to the year ended December 31, 2010 are not subject to amortization as they have been identified as having indefinite lives.  Future expected amortization expense related to definite lived intangible assets as of September 30, 2012 is as follows (in thousands):

Years ending December 31,
2012	$378
2013	1,513
2014	1,222
2015	1,093
2016	1,093

As of September 30, 2012, the weighted average remaining amortization period for intangibles assets was approximately 5.7 years.

5.	ARRANGEMENTS WITH VARIABLE INTEREST ENTITIES

The Company consolidates all variable interest entities in which it holds a variable interest and is the primary beneficiary of the entity. Generally, a variable interest entity (“VIE”) is a legal entity with one or more of the following characteristics: (a) the total at risk equity investment is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties; (b) as a group the holders of the equity investment at risk lack any one of the following characteristics: (i) the power, through voting or similar rights, to direct the activities of the entity that most significantly impact its economic performance, (ii) the obligation to absorb the expected losses of the entity, or (iii) the right to receive the expected residual returns of the entity; or (c) some equity investors have voting rights that are not proportional to their economic interests, and substantially all of the entity's activities either involve, or are conducted on behalf of, an investor that has disproportionately few voting rights. The primary beneficiary of a VIE is required to consolidate the VIE and is the entity that has (a) the power to direct the activities of the VIE that most significantly impact the VIE's economic performance, and (b) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE.

In determining whether it is the primary beneficiary of a VIE, the Company considers qualitative and quantitative factors, including, but not limited to: which activities most significantly impact the VIE's economic performance and which party has the power to direct such activities; the amount and characteristics of Company's interests and other involvements in the VIE; the obligation or likelihood for the Company or other investors to provide financial support to the VIE; and the similarity with and significance to the business activities of Company and the other investors. Significant judgments related to these determinations include estimates about the current and future fair values and performance of these VIEs and general market conditions.

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FDI Realty, LLC

FDI Realty is the owner and lessor of the building occupied by the Company for its sales office in Windham, NH. The Company is the lessee and currently one of three tenants. An officer of the Company is the single member of FDI Realty. The Company is a co-guarantor of FDI Realty’s mortgages on the leased building and has an agreement to purchase FDI Realty in connection with the acquisition of FDI (See Note 3).  The Company determined that the fair value of the guarantees is not significant and therefore did not record a related liability. The first mortgage is due on August 13, 2018 and the second mortgage is due on August 13, 2028. The Company’s maximum exposure to loss as a result of its involvement with the unconsolidated VIE is approximately $2,160,000 and $2,210,000 as of September 30, 2012 and December 31, 2011, respectively. The Company may be subject to additional losses to the extent of any financial support that it voluntarily provides in the future. During the nine months ended September 30, 2012, the Company provided financial support it was not previously contractually required to provide in the form of additional rent of approximately $39,000 to assist FDI Realty with its working capital needs.  The Company has no intent to provide such support in the future.

At September 30, 2012, the Company holds a variable interest in FDI Realty, for which the Company is not deemed to be the primary beneficiary. The Company has concluded, based on its qualitative consideration of the lease agreement, and the role of the single member of FDI Realty, that the single member is the primary beneficiary of FDI Realty. In making the determinations, the Company considered that the single member conducts and manages the business of FDI Realty, is authorized to borrow funds on behalf of FDI Realty, is the sole person authorized and responsible for conducting the business of FDI Realty, and is obligated to fund obligations of FDI Realty. As a result of this determination, the financial position and results of operations of FDI Realty have not been included in the consolidated financial statements of the Company.

2400 Boswell, LLC

2400 Boswell, LLC (“2400 Boswell”) is the owner and lessor of the building occupied by the Company for its corporate office and warehouse in Chula Vista, CA. The Company is the lessee and currently the sole tenant. An immediate family member of a greater than 5% shareholder of the Company is the single member of 2400 Boswell. The Company is involved as a co-guarantor of the 2400 Boswell mortgage on the leased building. The mortgage is due June 1, 2013. During July 2012, the Company provided financial support it was not previously contractually required to provide in the form of a loan of approximately $323,000, in exchange for a promissory note bearing the interest at 5% due June 1, 2013. This support was provided to assist 2400 Boswell to obtain a mortgage due date extension.  The Company’s maximum exposure to loss as a result of its involvement with the unconsolidated VIE is approximately $3,990,000 and $3,900,000 as of September 30, 2012 and December 31, 2011, respectively. The Company may be subject to additional losses to the extent of any financial support that it voluntarily provides in the future. The Company has no intent to provide such support in the future, except that it intends to provide a similar mortgage guarantee for a mortgage refinance contemplated by 2400 Boswell.

At September 30, 2012 and 2011, the Company holds a variable interest in 2400 Boswell, for which the Company is not deemed to be the primary beneficiary. The Company has concluded, based on its qualitative consideration of the lease agreement, and the role of the single member of 2400 Boswell, that the single member is the primary beneficiary of 2400 Boswell. In making the determinations, the Company considered that the single member conducts and manages the business of 2400 Boswell, is authorized to borrow funds on behalf of 2400 Boswell, is the sole person authorized and responsible for conducting the business of 2400 Boswell, and is obligated to fund obligations of 2400 Boswell. As a result of this determination, the financial position and results of operations of 2400 Boswell have not been included in the consolidated financial statements of the Company.

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AL Corporation Holding Pte. Ltd. and DrinkAct Southeast Asia, Inc.

The Company has concluded that it holds variable interests in AL Corporation Holding Pte. Ltd. (“DrinkACT Singapore”) and DrinkAct Southeast Asia, Inc. (“DrinkACT Philippines”). DrinkACT Philippines and DrinkACT Singapore were established during the year ended December 31, 2011, as vehicles to distribute the Company’s product in the Southeast Asia region. The VIE’s serve to exclusively market and distribute the Company’s product. Although the Company does not have any legal ownership of the businesses themselves, it does exert a level of control over the activities undertaken by each business and bears the risk of loss and the benefit of profits, to the extent that profits can be repatriated to the United States. Also, the nature of the relationship between the VIE’s and the Company have created an obligation for the Company to absorb certain losses if either VIE failed. Considering the nature of the relationship between the VIE’s and the Company, and that the Company is obligated to absorb losses, if any, the Company has determined that it is the primary beneficiary in the relationship and, therefore, the results of operations and non-controlling interests are included in the consolidated financial statements. The Company’s assets and liabilities used in operations, used to fund initial operations or used to collateralize the relationship for each VIE are not considered significant. The Company’s maximum exposure to loss is deemed to be the value of inventory on hand at either VIE at any given time.

The following table summarizes the amounts included in the consolidated financial statements related to the operations of the VIE’s (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues	$92	$256	$359	$256
Operating (loss) income	$(65)	$42	$(142)	$42

6.	FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value measurements are performed in accordance with the guidance provided by ASC 820, Fair Value Measurement (“ASC 820”). ASC 820 defines fair value as the price that would be received from selling an asset, or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or parameters are not available, valuation models are applied.

ASC 820 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Assets and liabilities recorded at fair value in the financial statements are categorized based upon the hierarchy of levels of judgment associated with the inputs used to measure their fair value. Hierarchical levels directly related to the amount of subjectivity associated with the inputs to fair valuation of these assets and liabilities, are as follows:

Level 1 – Quoted prices in active markets for identical assets or liabilities that an entity has the ability to access.

Level 2 – Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 – Unobservable inputs that are supportable by little or no market activity and that are significant to the fair value of the asset or liability.

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The carrying amounts of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximate their fair values based on their short-term nature. The carrying amount of the Company’s long term note payable approximates its fair value based on interest rates available to the Company for similar debt instruments and similar remaining maturities. The estimated fair value of the contingent consideration related to the Company’s business combinations is recorded using significant unobservable measures and other fair value inputs and is therefore classified as a Level 3 financial instrument.

The following table details the fair value measurement within the three levels of the value hierarchy of the Company’s financial instruments which includes the Level 3 liabilities related to contingent consideration on acquisitions (in thousands):

	Fair Value at September 30, 2012
	Total	Level 1	Level 2	Level 3
Liabilities:
Contingent acquisition debt	$4,672	$-	$-	$4,672

Total liabilities	$4,672	$-	$-	$4,672

	Fair Value at December 31, 2011
	Total	Level 1	Level 2	Level 3
Liabilities:
Contingent acquisition debt	$4,670	$-	$-	$4,670

Total liabilities	$4,670	$-	$-	$4,670

The following table reflects the activity for the Company’s contingent acquisition liability measured at fair value using Level 3 inputs (in thousands) (See Note 11):

Contingent Consideration
Balance at December 31, 2011	$4,670
Level 3 liabilities acquired	867
Level 3 liabilities settled	(341)
Level 3 liabilities disposed	(524)
Adjustments to liabilities included in earnings	-
Balance at September 30, 2012	$4,672

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of September 30, 2012 and December 31, 2011.

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.	NOTES PAYABLE AND OTHER DEBT

In October 2011, the Company assumed, with its acquisition of FDI, an unsecured line of credit held by Sovereign Bank, a Federal Savings Bank.  The line of credit is payable on demand.  The line of credit bears interest at the rate of the Sovereign Bank Prime Rate plus 1.00% and has a maximum borrowing limit of $150,000.  The average amount outstanding and the average interest rate on the line was $145,000 and 4.25% for the three and nine months ended September 30, 2012.  As of September 30, 2012 and December 31, 2011, the amounts outstanding on the line were approximately $145,000.  The line of credit was paid in full in October 2012 (See Note 13).

In October 2011, the Company assumed, with its acquisition of FDI, an unsecured note payable to Rose Arraj.  The note bears interest at 12.6% per annum. As of December 31, 2011, the amount outstanding on the note was approximately $29,000.  The note was paid in full in February 2012.

In March 2007, the Company entered into an agreement to purchase certain assets of M2C Global, Inc. a Nevada Corporation, for $4,500,000.  The agreement required payments totaling $500,000 in three (3) installments during 2007, followed by monthly payments in the amount of 10% of the sales related to the acquired assets until the entire note balance is paid.  The Company has imputed interest at the rate of 7% per annum.  As of September 30, 2012 and December 31, 2011, the carrying value of the liability was approximately $2,197,000 and $2,419,000, respectively, net of an unamortized discount of $96,000 and $154,000, respectively.  Imputed interest recorded on the note was approximately $18,000 and $59,000 for the three and nine months ended September 30, 2012, respectively, and $24,000 and $77,000 for the three and nine months ended September 30, 2011, respectively.

In August 2011, the Company entered into a $900,000 unsecured note payable to Adaptagenix, LLC in relation to the purchase of certain business assets.  The note was subsequently renegotiated and reduced to approximately $314,000 (See Note 3).  The note is payable in monthly payments of $25,000 for the first 3 months and $10,000 per month commencing January 1, 2012 and continuing to maturity in December 2013. The note bears interest at less than 1.0% per annum.  As of September 30, 2012 and December 31, 2011, the amounts outstanding on the note were approximately $150,000 and $239,000, respectively.

The following summarizes the maturities of notes payable as of September 30, 2012 (in thousands):

Years ending December 31,
2012	$289
2013	552
2014	507
2015	625
2016	467

Total	$2,440

Capital Lease

The Company leases certain manufacturing equipment under a non-cancelable capital lease, which were included in fixed assets as follows:

September 30,
2012
Manufacturing equipment	$232,000
Less accumulated depreciation	(13,000)
Total manufacturing equipment	$219,000

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

    Depreciation expense related to the capitalized lease obligation was approximately $8,000 and $13,000 for the three and nine months ended September 30, 2012, respectively.

Future minimum lease payments at September 30, 2012 are as follows:

Years ending December 31,
2012	$24,000
2013	96,000
2014	96,000
2015	16,000
2016	-
Total minimum lease payments	232,000
Amount representing interest	(44,000)
Present value of minimum lease payments	188,000
Less current portion	(68,000)
Long term portion	$120,000

Factoring Agreement

The Company has an accounts receivable factoring agreement (the “Factoring Agreement”) with Crestmark Bank (“Crestmark”) related to the Company’s accounts receivable resulting from sales of certain products within its commercial coffee reportable segment.  Under the terms of the Factoring Agreement, the Company effectively sold all of its accounts receivable to Crestmark, with non-credit related recourse.  The Company continues to be responsible for the servicing and administration of the receivables.  The terms of the Factoring Agreement require that it stay in effect until February 1, 2014 at which time it will automatically renew for successive one year periods unless proper notice of termination is given (See Note 13).

The Factoring Agreement provides for the Company to receive advances against the purchase price of its receivables at the rate of 85% of the aggregate purchase price of the receivable outstanding at any time subject to qualifications and fees.  Interest is accrued on all outstanding advances at the greater of 5.25% per annum or the Prime Rate plus an applicable margin.

The outstanding liability related to the Factoring Agreement was approximately $521,000 and $743,000 as of September 30, 2012 and December 31, 2011, respectively. Fees and interest paid pursuant to this agreement were approximately $30,000 and $90,000 for the three and nine months ended September 30, 2012, respectively, which were recorded as interest expense and approximately $16,000 for each of the three and nine months ending September 30, 2011. Trade receivables of approximately $1,884,000 and $5,171,000 were sold under the terms of the Factoring Agreement for the three and nine months ended September 30, 2012, respectively and approximately $633,000 was sold for each of the three and nine months ended September 30, 2011.

The Company accounts for the sale of receivables under the Factoring Agreement as secured borrowing with a pledge of the subject receivables as well as all bank deposits as collateral, in accordance with the authoritative guidance for accounting for transfers and servicing of financial assets and extinguishments of liabilities. The caption “Accounts receivable, due from factoring company” on the accompanying consolidated balance sheet in the amount of approximately $914,000 and $937,000 as of September 30, 2012 and December 31, 2011, respectively, reflects the related collateralized accounts.

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Operating Leases

    During 2012, the Company extended its office and warehouse leases for its commercial coffee operations and its direct marketing distribution facility in New Zealand.  The future minimum lease payments under our non-cancelable agreements as of September 30, 2012 are approximately (in thousands):

Years ending December 31,	Related Party	Other	Total
2012	$127	$53	$180
2013	509	273	782
2014	509	216	725
2015	509	25	534
2016	509	-	509
Thereafter	3,589	-	3,589

Total*	$5,752	$567	$6,319

    * Subsequent to issuance of the consolidated financial statements for the year ended December 31, 2011, the Company determined that it inadvertently omitted certain required minimum lease payments in its disclosure of its future minimum lease obligations.  These amounts are reflected in the table above.  The amounts are not considered so significant to the 2011 financial statements to warrant a modification to the disclosures in those statements in addition to the disclosure provided here and as a result no modification to the disclosures in the 2011 financial statements has been made.

8.	EQUITY

Common Stock

During July 2012, the Company sold an aggregate of 4,100,000 shares of the Company’s common stock at a purchase price of $0.20 per share, for aggregate proceeds of $700,000 and a note receivable of $120,000.  All sales were to key distributors, officers and directors of the Company and members of their families. As part of this transaction, the Company also issued warrants to purchase an aggregate of 4,100,000 shares of common stock at exercise prices ranging from $0.25 to $0.40 per share. These warrants expire in 2015, three years after the closing dates.  The Company determined that the warrants are equity instruments and do not represent derivative instruments.

Common Stock Warrants

The flowing table represents the Company’s warrant activity for the nine months ending September 30, 2012:

Balance at December 31, 2011	16,745,634
Granted	4,100,000
Expired / cancelled	(222,500)
Exercised	(250,000)
Balance at September 30, 2012	20,373,134

As of September 30, 2012, warrants to purchase 20,373,134 shares of common stock at prices ranging from $0.10 to $1.00 were outstanding. All warrants are exercisable as of September 30, 2012 and expire at various dates through May 2017.  During the nine months ended September 30, 2012, the Company issued 180,769 shares of common stock pursuant to the cashless exercise of 250,000 warrants.

Earnings per share

Basic earnings per share are based on the weighted-average number of shares outstanding for each period.  Diluted earnings per common share are based on shares that are outstanding (computed under basic EPS) and on potentially dilutive shares.  Shares that are included in the diluted earnings per share calculations under the treasury stock method include equity awards that are in-the-money but have not yet been exercised. As a result of the Company’s loss position, diluted EPS is the same as basic EPS for all periods except the three months ending September 30, 2012.

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands except share and per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Basic earnings per share:
Net income (loss)	$236	$(151,434)	$(651)	$(151,724)
Net income (loss) attributable to noncontrolling interest	(67)	41	(71)	41
Preferred dividends	4	11	13	11
Net income (loss) available for common shareholders	$299	$(151,486)	$(593)	$(151,776)

Weighted average common shares outstanding	388,888,973	370,563,031	386,627,902	310,519,410

Earnings per share, basic	$0.00	$(0.41)	$(0.00)	$(0.49)

Diluted earnings per share:
Net income (loss) available for common shareholders	299	(151,486)	(593)	(151,776)
Preferred dividends	(4)	(11)	(13)	(11)
Net income (loss) for diluted loss per share	295	(151,497)	(606)	(151,787)

Weighted average common shares outstanding	388,888,973	370,563,031	386,627,902	310,519,410
Dilutive effect of in-the-money equity awards	3,520,470	-	-	-
Weighted average common shares outstanding, diluted	392,409,443	370,563,031	386,627,902	310,519,410

Earnings per share, diluted	$0.00	$(0.41)	$(0.00)	$(0.49)

9.	STOCK OPTION PLAN

On May 16, 2012, the Company established the 2012 Stock Option Plan (“Plan”) authorizing the granting of options for up to 40,000,000 shares of common stock. The purpose of the Plan is to promote the long-term growth and profitability of the Company by (i) providing key people and consultants with incentives to improve stockholder value and to contribute to the growth and financial success of the Corporation and (ii) enabling the Corporation to attract, retain and reward the best available persons for positions of substantial responsibility. The Plan permits the granting of stock options, including non-qualified stock options and incentive stock options qualifying under Section 422 of the Code, in any combination (collectively, "Options").

The Company uses the Black-Scholes option-pricing model (“Black-Scholes model”) to estimate the fair value of stock option grants. The use of a valuation model requires the Company to make certain assumptions with respect to selected model inputs. Expected volatility is calculated based on the historical volatility of the Company’s stock price over the contractual term of the option. The expected life is based on the contractual term of the option and expected employee exercise and post-vesting employment termination behavior. Currently it is based on the simplified approach provided by SAB 110. The risk-free interest rate is based on U.S. Treasury zero-coupon issues with a remaining term equal to the expected life assumed at the date of the grant. The following were the factors used in the Black-Scholes model to calculate the compensation cost:

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Nine months ended September 30, 2012
Stock price volatility	84% - 102%
Risk-free rate of return	22% - 35%
Annual dividend yeild	0%
Expected life	1.5 - 5.0 years

A summary of the Plan Options for the nine months ended September 30, 2012, is presented in the following table:

		Weighted	Aggregate
	Number of	Average	Intrinsic
	Shares	Exercise Price	Value
Outstanding December 31, 2011	-	$-	$-
Granted	13,496,250	0.22
Exercised	(1,000)	0.22	-

Outstanding September 30, 2012	13,495,250	$0.22	$1
Exercisable September 30, 2012	1,295,250	$0.22	$1

The weighted average fair value per share of the granted options for the nine months ended September 30, 2012, was $0.11.

The following table sets forth the exercise price range, number of shares, weighted average exercise price and remaining contractual lives at September 30, 2012:

Weighted		Weighted	Weighted
Average		Average	Average
Exercise Price	Shares	Exercise Price	Remaining Life
Outstanding:
$0.16 - $0.21	191,500	$0.1724	2.97
$0.21 - $0.23	12,942,000	$0.2200	4.76
$0.23 - $0.29	361,750	$0.2492	2.79
Exercisable:
$0.16 - $0.21	191,500	$0.1724	2.97
$0.21 - $0.23	742,000	$0.2200	9.00
$0.23 - $0.29	361,750	$0.2492	2.79

At September 30, 2012, the Company had 26,504,750 shares of common stock available for issuance under the Plan.

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Total stock based compensation expense included in the consolidated statements of operations was charged as follows:

	Three months ended September 30, 2012	Nine months ended September 30, 2012
Cost of revenues	2	2
Distributor compensation	39	146
Sales and marketing	4	5
General and administrative	186	260
Total stock based compensation expense	$231	$413

As of September 30, 2012, there was approximately $1,072,000 of total unrecognized compensation expense related to unvested share-based compensation arrangements granted under the Plan. The expense is expected to be recognized over a weighted-average period of 1.8 years.

10.	RELATED PARTIES

An immediate family member of a greater than 5% shareholder of the Company is the single member of 2400 Boswell.  2400 Boswell is the owner and lessor of the building occupied by the Company for its corporate office and warehouse. The Company is the lessee and currently the sole tenant.  The lease expires on April 30, 2021.  The Company is a co-guarantor of 2400 Boswell’s mortgage on the leased building.  During July 2012, the Company loaned 2400 Boswell $323,000 in exchange for a promissory note bearing interest at 5% due June 1, 2013.  The Company’s maximum exposure to loss is approximately $3,990,000 and $3,900,000 as of September 30, 2012 and December 31, 2011, respectively.  The mortgage is due June 1, 2013. The rent expense was approximately $85,000 and $256,000 for each of the three and nine months ended September 30, 2012 and 2011. The Company recorded interest income of approximately $4,000 during the three and nine months ending September 30, 2012.

A member of the Board of Directors appointed in 2012 owns and operates WVNP, Inc., a supplier of certain inventory items.  The Company made purchases of $433,000 and $2,243,000 for the three and nine months ended September 30, 2012.

On July 1, 2012, the President of the Company was issued a loan to purchase stock in the Company, in the amount $120,000. The loan is to be repaid within one year and carries an interest rate of 4.0%.  As of September 30, 2012, $15,000 has been repaid under the terms of the note and a minimal amount has been recorded as interest income for the three and nine months ending September 30, 2012.

The President of the Company is the single member of FDI Realty.  FDI Realty is the owner and lessor of the building occupied by the Company for its sales office in New Hampshire. The Company is the lessee and currently one of three tenants.  The lease expires July 31, 2014.  The Company is a co-guarantor of FDI Realty’s mortgages on the leased building and has an agreement to purchase FDI Realty in connection with the acquisition of FDI (See Note 3).  The Company determined that the fair value of the guarantees is not significant and therefore did not record a related liability. The Company’s maximum exposure to loss is approximately $2,160,000 and $2,210,000 as of September 30, 2012 and December 31, 2011, respectively. The first mortgage is due in August 2018 and the second mortgage is due in August 2028. The rent expense was approximately $192,000 and $0 for each of the nine months ended September 30, 2012 and 2011, respectively.

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11.	COMMITMENTS, CONTINGENCIES AND CONCENTRATIONS

The Company maintains cash balances at various financial institutions primarily located in San Diego, California. Accounts at the U.S. institutions are secured, up to certain limits, by the Federal Deposit Insurance Corporation. At times, balances may exceed federally insured limits.  The Company has not experienced any losses in such accounts. Management believes that the Company is not exposed to any significant credit risk with respect to its cash and cash equivalent balances.

The Company has entered into a number of business combinations in recent years.  In many of those transactions, the Company has recorded a liability for contingent consideration as part of the purchase price.  All contingent consideration amounts are based on management’s best estimates utilizing all known information at the time of the calculation.  The fair value of the contingent consideration arrangements were generally estimated by applying the income approach. That measure is based on significant inputs that are unobservable in the market, which is a Level 3 input (See Note 6). Key assumptions include discount rates ranging from 7.0% to 17.0% and probability-adjusted levels of annual revenues. In some cases, there is no maximum amount of contingent consideration that can be earned by the sellers.  The Company performs a quarterly revaluation of contingent consideration and records the change as a component of operating income.  There were no adjustments to the estimated contingent acquisition liabilities recognized during the three and nine months September 30, 2012 and for the year ended December 31, 2011.

2400 Boswell is the owner and lessor of the building occupied by the Company for its corporate office and warehouse in Chula Vista, CA.  The Company is the lessee and currently the sole tenant.  A family member of a greater than 5% shareholder of the Company is the single member of 2400 Boswell.  The Company is a guarantor of the 2400 Boswell mortgage on the leased building. As of September 30, 2012, the total remaining lease payments under the lease are $2,936,000.

As part of the agreement to acquire FDI and FDI Realty, in October, 2011, the Company completed the acquisition of FDI, but postponed the acquisition of FDI Realty subject to the seller obtaining consent regarding assignment of certain mortgages. The agreement requires the Company to assume outstanding mortgages of approximately $2,160,000.  No other consideration is due to the seller with respect to the acquisition of FDI Realty (See Note 3). FDI is a co-guarantor of the mortgage guarantee obligations of FDI Realty, which houses our New Hampshire office.

The Company purchases its inventory from multiple third-party suppliers at competitive prices. For the three and nine months ended September 30, 2012, the Company made purchases from four vendors that individually comprised more than 10% of total purchases and in aggregate approximated 55%  and 61% of total purchases, respectively.  For the three and nine months ended September 30, 2011, the Company made purchases from three vendors that individually comprised more than 10% of total purchases and in aggregate approximated 50%  and 48% of total purchases, respectively. The Company does not believe it is substantially dependent upon nor exposed to any significant concentration risk related to purchases from any single vendor, given the availability of alternative sources from which the Company may purchase inventory.

The Company has entered into a number of purchase commitments for the purchase of green or unroasted coffee to be used in the Company’s commercial coffee segment.  Each individual contract requires the Company to purchase and take delivery of certain quantities at agreed upon prices and delivery dates.  The contracts as of September 30, 2012, have minimum future purchase commitments of approximately $7,618,000, of which approximately $4,852,000 and $2,766,000 are to be delivered in 2012 and 2013, respectively.  The contracts contain provisions whereby any delays in taking delivery of the purchased product will result in additional charges related to the extended warehousing of the coffee product.  The fees average approximately $0.01 per pound for every month of delay.  As of September 30, 2012, the Company was adequately protected by firm sales contracts and has not recognized a provision for losses.

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12.	SEGMENT AND GEOGRAPHICAL INFORMATION

The Company offers a wide variety of products including, nutritional and health, sports and energy drinks, gourmet coffee, skincare and cosmetics, lifestyle, pharmaceutical discount card, and pet related products.  In addition, the Company offers a number of services including health and wellness, communication and financial. Beginning in July 2011, with the Reverse Acquisition, the Company’s business is classified by management into two reportable segments: direct sales and commercial coffee.  Prior to the Reverse Acquisition, the Company had one operating and one reportable segment.

The Company’s segments reflect the manner in which the business is managed and how the Company allocates resources and assesses performance. The Company’s chief operating decision maker is the Chief Executive Officer. The Company’s chief operating decision maker evaluates segment performance primarily based on revenue and segment operating income. The principal measures and factors the Company considered in determining the number of reportable segments were revenue, gross margin percentage, sales channel, customer type, and competitive risks. In addition, each reporting segment has similar products and customers, similar methods of marketing and distribution, and a similar regulatory environment.

The accounting policies of the segments are consistent with those described in the summary of significant accounting policies.  Segment revenue excludes intercompany revenue eliminated in the consolidation.  The following tables present certain financial information for each segment (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues
Direct sales	$18,595	$9,469	$50,061	$25,920
Commercial coffee	2,009	949	5,723	949
Total revenues	$20,604	$10,418	$55,784	$26,869
Gross margin
Direct sales	$12,231	$6,517	$31,828	$16,725
Commercial coffee	246	180	687	180
Total gross margin	$12,477	$6,697	$32,515	$16,905
Net loss
Direct sales	$418	$(151,292)	$(38)	$(151,582)
Commercial coffee	(182)	(142)	(613)	(142)
Total net income (loss)	$236	$(151,434)	$(651)	$(151,724)
Capital expenditures
Direct sales	$18	$89	$286	$117
Commercial coffee	46	46	360	46
Total capital expenditures	$64	$135	$646	$163

	September 30,	December 31,
	2012	2011
Total assets
Direct sales	$16,747	$14,002
Commercial coffee	8,938	10,365
Total assets	$25,685	$24,367

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company conducts its operations in the U.S., New Zealand, Philippines and Singapore.  The following table displays revenues attributable to the geographic location of the customer (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
United States	$18,882	$9,141	$51,097	$23,783
International	1,722	1,277	4,687	3,086

Total revenues	$20,604	$10,418	$55,784	$26,869

Total tangible assets located outside the United States are not significant.

13.	SUBSEQUENT EVENTS

Subsequent to September 30, 2012, the Company repaid in full the unsecured line of credit of approximately $145,000 held by Sovereign Bank, a Federal Savings Bank, which was assumed by the Company in connection with the acquisition of FDI.

On December 11, 2012, subsequent to quarter end, the Company authorized a share repurchase program, to repurchase up to 15 million of the Company's issued and outstanding common shares from time to time on the open market or via private transactions through block trades.  Under this program, the Company repurchased a total of 242,000 shares at a weighted average cost of $0.17 per share.

Subsequent to September 30, 2012, the Company issued 232,750 options with exercise prices ranging from $0.16 to $0.18, vesting immediately with a contractual life of three years.

During January 2013, the Company extended its Factoring Agreement through February 1, 2016, and modified certain of  the terms. The Factoring Agreement provides for the Company to receive advances against the purchase price of its receivables at the rate up to 100% of the aggregate purchase price of the receivable outstanding at any time less: receivables that are in dispute, receivables that are not credit approved within the terms of the Factoring Agreement and any fees or estimated fees related to the Factoring Agreement. Interest is accrued on all outstanding advances at the greater of 5.25% per annum or the Prime Rate (as identified by the Wall Street Journal) plus an applicable margin. The margin is based on the magnitude of the total outstanding advances and ranges from 2.50% to 5.00%. In addition to the interest accrued on the outstanding balance, the factor charges a factoring commission for each invoice factored which is calculated as the greater of $5.00 or 0.875% to 1.00% of the gross invoice amount and is recorded as interest expense. The minimum factoring commission payable to the bank is $90,000 during each consecutive 12-month period.